Exhibit 2.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

dated as of July 15, 2014

among

REYNOLDS AMERICAN INC.,

LIGNUM-2, L.L.C.,

and for purposes of certain provisions and as guarantor of certain obligations of Lignum-2, L.L.C.,

IMPERIAL TOBACCO GROUP PLC

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(continued)

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EXHIBITS
Exhibit A	Definitions
Exhibit B	Transition Services Agreement Term Sheet
Exhibit C	Route to Market Agreement
Exhibit D	Employee Matters
Exhibit E	Intellectual Property License Agreement Term Sheet
Exhibit F	Agreed Assumption Terms
Exhibit G	Reciprocal Manufacturing Agreement
Exhibit H	MSA Assumption Agreement
Exhibit I	Lorillard Transfer Agreement

This ASSET PURCHASE AGREEMENT, dated July 15, 2014, is made among REYNOLDS AMERICAN INC., a North Carolina corporation (“RAI”), LIGNUM-2, L.L.C., a Texas limited liability company and wholly owned subsidiary of Imperial (the “Acquiror”), and, for purposes of Section 6.05 and ARTICLE XII, and as guarantor (pursuant to Section 6.24) of certain obligations of the Acquiror, IMPERIAL TOBACCO GROUP PLC, a public limited company incorporated under the laws of England and Wales (“Imperial”). (RAI, the Acquiror, and solely for purposes of Sections 6.05 and 6.24 and ARTICLE XII, Imperial are each referred to herein as a “Party” and, collectively, as the “Parties”.)

PRELIMINARY STATEMENTS

A. RAI holds, directly or indirectly, all of the outstanding shares of, or ownership interests in, the entities identified as asset sellers or transferors of Liabilities set forth in Section 1.01 of the Disclosure Schedule (such entities, the “RAI Asset Owners”, and together with RAI, the “RAI Parties”).

B. Lorillard, Inc., a Delaware corporation (“Lorillard”), holds, directly or indirectly, all of the outstanding shares of, or ownership interests in, the entities identified as Lorillard asset owners set forth in Section 1.01 of the Disclosure Schedule (such entities collectively, with Lorillard, the “Lorillard Asset Owners”). Each of the RAI Parties and the Lorillard Asset Owners are each referred to herein as a “Seller” and, collectively, as the “Sellers”.

C. Pursuant to the Agreement and Plan of Merger, dated as of July 15, 2014, among RAI, Lorillard and Lantern Acquisition Co. (the “Merger Agreement”), Lantern Acquisition Co. has agreed, upon the terms and subject to the conditions set forth in the Merger Agreement, to merge with and into Lorillard, with Lorillard as the surviving corporation, such that RAI would, following the Effective Time of the Merger, own 100% of the outstanding capital stock of Lorillard and, through Lorillard, the other Lorillard Asset Owners (such transaction, the “Merger”).

D. The RAI Asset Owners are, as of the date of this Agreement, collectively engaged in, among other things, the business of the development, design, manufacture, packaging, labeling, production, delivery, sale, resale, distribution, marketing and promotion of certain tobacco cigarette brands known as Winston, KOOL and Salem (collectively, the “RAI Brands”). The Lorillard Asset Owners are, as of the date of this Agreement, collectively engaged in, among other things, the business of the development, design, manufacture, packaging, labeling, production, delivery, sale, resale, distribution, marketing and promotion of a tobacco cigarette brand known as Maverick, an “e-vapor” brand known as blu (including SkyCig) (collectively, the “Lorillard Brands”) and other tobacco cigarette brands (the business of the Lorillard Brands and such other tobacco cigarette brands, the “Lorillard Business”).

E. Subject to the consummation of the Merger, RAI wishes to sell, and to cause the RAI Asset Owners (and, after consummation of the Merger, cause the Lorillard Asset Owners) to sell, to the Acquiror, and the Acquiror wishes to purchase from the RAI Asset Owners and Lorillard Asset Owners, (a) certain of the assets of the RAI Asset Owners and the

Lorillard Asset Owners relating to the Acquired Tobacco Cigarette Brands, (b) all of the assets of the Lorillard Asset Owners used or held for use primarily in, or arising, directly or indirectly, primarily out of the operation or conduct of, the Lorillard Business (it being understood that certain of such assets will be transferred to the Acquiror by the Lorillard Asset Owners prior to the Effective Time of the Merger pursuant to the Lorillard Transfer Agreement), other than the Excluded Assets, including those Excluded Assets related to the Retained Lorillard Brands, (c) certain of the assets of the RAI Asset Owners used or held for use primarily in, or arising, directly or indirectly, primarily out of the operation or conduct of, the PR Business, and (d) certain other specified assets of the RAI Asset Owners and Lorillard Asset Owners, in each case, upon the terms and subject to the conditions set forth in this Agreement. In addition, the Acquiror wishes to assume, and RAI wishes to have the Acquiror assume, certain liabilities of the RAI Asset Owners and Lorillard Asset Owners relating to the Acquired Tobacco Cigarette Brands, the Lorillard Business, the PR Business and the other Transferred Assets (defined in Section 2.01(a)), in each case, upon the terms and subject to the conditions set forth in this Agreement (and, in the case of certain of the Transferred Assets transferred by the relevant Lorillard Asset Owners, the Lorillard Transfer Agreement). Except as set forth in Recital H below, the sale and purchase referred to above shall take place at the Closing (as defined in Section 2.03), which is expected to occur immediately after the Effective Time of the Merger.

F. The board of directors of Imperial (the “Imperial Board”) has unanimously (a) determined that the transactions contemplated by this Agreement will promote the success of Imperial, (b) adopted resolutions approving this Agreement and the transactions contemplated by this Agreement and (c) resolved to recommend, subject to Section 6.05, that the shareholders of Imperial approve the transactions contemplated by this Agreement.

G. (a) Prior to the Closing, one or more Affiliates of RAI and the Acquiror, or one or more Affiliates of the Acquiror, will execute and deliver the transitional services agreement (the “TSA”) on terms mutually agreeable to RAI and the Acquiror, which terms will be consistent with the terms set out in Exhibit B, and (b) on the date of this Agreement, RAI and the Acquiror executed and delivered the route to market agreement in the form attached hereto as Exhibit C (the “Route to Market Agreement”).

H. In connection with the execution of this Agreement and the Merger Agreement, and in furtherance of the transactions contemplated hereby and thereby, the Acquiror and Lorillard have entered into an asset transfer agreement in the form attached hereto as Exhibit I (the “Lorillard Transfer Agreement”) pursuant to which the relevant Lorillard Asset Owners will transfer and assign to the Acquiror or one or more of its designated Affiliates, and the Acquiror or one or more of its designated Affiliates will acquire and assume from the relevant Lorillard Asset Owners, certain of the assets and liabilities of such Lorillard Asset Owners relating to the Lorillard Business, in each case, as specified in and upon the terms and subject to the conditions set forth in the Lorillard Transfer Agreement. The consideration for the assets transferred and liabilities assumed under the Lorillard Transfer Agreement shall be paid hereunder to RAI or its designee as a specifically allocated part of the Purchase Price (the “Lorillard Transfer Payment”). The transfer of the assets, payment of the Lorillard Transfer Payment and the assumption of liabilities under the Lorillard Transfer Agreement shall take place at a closing (the “Lorillard Transfer Closing”) that shall be held immediately prior to the Effective Time of the Merger in accordance with, and subject to, the terms and conditions of the Lorillard Transfer Agreement.

I. Each member of the Imperial Board has advised the Acquiror that he or she intends to vote all of his or her ordinary shares of Imperial held by him or her in favor of the Imperial Shareholder Resolution.

NOW, THEREFORE, in consideration for the premises and mutual covenants, representations, warranties and agreements hereinafter set forth, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale of the Assets.

(a) Transferred Assets. Upon the terms and subject to the conditions set forth in this Agreement, (1) RAI shall, and shall cause the other Sellers to, and (2) pursuant to the Lorillard Transfer Agreement with respect to certain assets of the Lorillard Asset Owners, Lorillard shall, and shall cause the Lorillard Asset Owners to, sell, convey, assign, transfer and deliver to the Acquiror (or one or more of its designated Affiliates, including, in the case of the blu Brand Intellectual Property, Dutch IPCo), at the Closing or the Lorillard Transfer Closing, as the case may be, free and clear of all Liens, except for Permitted Liens, and the Acquiror (or one or more of its designated Affiliates, including, in the case of the blu Brand Intellectual Property, Dutch IPCo) shall purchase, acquire and accept from RAI or the other Sellers at the Closing or the Lorillard Transfer Closing, as the case may be, all of the Sellers’ right, title and interest in and to (x) other than Excluded Assets and the Retained Lorillard Brands, all of the assets, properties and rights used or held for use primarily in, or arising, directly or indirectly, primarily out of the operation or conduct of the PR Business or the Lorillard Business, and (y) all of the following assets, properties and rights ((x) and (y) collectively, the “Transferred Assets”):

(i) (A) the owned real property listed in Section 2.01(a)(i)(A) of the Disclosure Schedule (the “Transferred Owned Property”), together with all improvements and fixtures and all appurtenances thereto and rights in respect thereof, and (B) all interests, rights and benefits under the leases and other agreements relating to the leased real property listed in Section 2.01(a)(i)(B) of the Disclosure Schedule (collectively, the “Transferred Leased Property”);

(ii)

(A) all raw materials, work-in-process, finished goods and products, supplies, packaging, packaging materials, parts and other inventories used or held for use primarily in, or arising, directly or indirectly, primarily out of the operation or conduct of, the business of the blu Brand, wherever located, including any such being held on consignment, bailment, or other arrangement (collectively, the “blu Brand Inventory”);

(B) all finished goods inventories related to the RAI Brands, wherever located, including any such being held on consignment, bailment or other arrangement (collectively, the “RAI Brands Finished Goods”);

(C) all finished goods inventories related to the Maverick Brand, wherever located, including any such being held on consignment, bailment or other arrangement (collectively, the “Maverick Brand Finished Goods”);

(D) (1) a portion of the tobacco leaf inventory and reconstituted tobacco sheets of the Lorillard Asset Owners equal to the Maverick Brand MSAI Percentage and (2) all other raw materials, work-in-process, supplies, packaging and packaging materials (including all branded packaging and packaging materials), and other inventories of the Lorillard Asset Owners, wherever located ((1) and (2) collectively, the “Lorillard Raw Materials Inventory”); and

(E) title to a portion of the RJRT Tobacco Inventory equal to the RAI Brands MSAI Percentage (collectively, the “RAI Leaf”); provided that possession of all such RAI Leaf will remain with RAI or one of its Affiliates and the risk of loss with respect to such RAI Leaf will remain with RAI or one of its Affiliates, as applicable, until such time as it is delivered to the Acquiror or one of its Affiliates under the Reciprocal Manufacturing Agreement (blu Brand Inventory, RAI Brands Finished Goods, Maverick Brand Finished Goods, Lorillard Raw Materials Inventory and RAI Leaf collectively, “Inventory”); (and the Parties shall work together in good faith to correctly identify the RJRT Tobacco Inventory and to differentiate it from inventory held at the same sites which is not referable to RJRT US domestic and Puerto Rico cigarette production (other than any such inventory related to sales to Santa Fe Natural Tobacco Company, Inc.), including for example tobacco leaf inventory, reconstituted tobacco sheets, work-in-progress and tobacco by-products (excluding tobacco virgin stems and virgin tobacco scrap) for use for contract manufacture for third parties or for use by other RAI Affiliates);

(iii) all rights under:

(A) all Contracts used primarily in, or arising, directly or indirectly, primarily out of the operation or conduct of, the blu Brand Business, including those listed in Section 2.01(a)(iii)(A) of the Disclosure Schedule,

(B) all Contracts used primarily in, or arising, directly or indirectly, primarily out of the operation or conduct of, the PR Business, including those listed in Section 2.01(a)(iii)(B) of the Disclosure Schedule,

(C) all raw materials Contracts and Contracts (other than distribution, sales or agency Contracts), in each case, related to the operation of the Transferred Real Property owned or leased as of the date of this Agreement by a Lorillard Asset Owner, including those listed in Section 2.01(a)(iii)(C) of the Disclosure Schedule,

(D) all Intellectual Property licenses from or to third parties used exclusively in, or arising, directly or indirectly, exclusively out of the operation or conduct of, the PR Business or the blu Brand Business, or otherwise exclusively related to an Acquired Tobacco Cigarette Brand and all material Intellectual Property licenses from or to third parties used primarily in, or arising, directly or indirectly, primarily out of the operation or conduct of, the PR Business or the blu Brand Business, or otherwise primarily related to an Acquired Tobacco Cigarette Brand, including those listed in Section 2.01(a)(iii)(D) of the Disclosure Schedule, and

(E) the Contracts listed in Section 2.01(a)(iii)(E) of the Disclosure Schedule (all such Contracts referred to in clauses (A), (B), (C), (D) and (E) collectively, the “Assumed Contracts”);

(iv) all credits, prepaid expenses, deferred charges, advanced payments, security deposits and prepaid items to the extent used primarily in, or arising, directly or indirectly, primarily out of the operation or conduct of, the blu Brand Business or the PR Business or otherwise related primarily to the Transferred Owned Property or the Transferred Leased Property;

(v) all claims, causes of action, defenses and rights of offset or counterclaim against third parties relating to any Transferred Asset or any Assumed Liability, including unliquidated rights under manufacturers’ or vendors’ warranties, except for claims for refunds of any Taxes paid prior to the Closing Date;

(vi) all benefits and credits under the State Settlements in respect of the Acquired Brands that relate to the period after the Closing Date;

(vii) all Lorillard Brands Intellectual Property and RAI Brands Intellectual Property;

(viii) to the extent transferable under applicable Law (with or without consent of a third party), all qualifications, registrations, filings (including Substantial Equivalence Reports), privileges, franchises, licenses, permits, Environmental Permits, variances, approvals, certifications, listings or authorizations from, with or to any Governmental Authority (“Permits”) that (A) are used primarily in, or obtained primarily for, directly or indirectly, the operation or conduct of, the Lorillard Business (other than those related primarily to the Retained Lorillard Brands) or the PR Business, or for the

distribution, sale or marketing of the Acquired Brands or (B) are otherwise required in order for the Acquiror to comply with its obligations under the Reciprocal Manufacturing Agreement;

(ix) all books, records, files, papers and other works of authorship in any media, including hard copy or computer format, including books of account, ledgers, financial and accounting records, files, invoices, design, manufacture and materials information, scientific studies, other tangible embodiments of Intellectual Property, sales and promotional literature, manuals and data, sales and purchase correspondence, customer lists, lists of suppliers, personnel and employment records and records of State Settlement calculations, payments, disputes and communications, recordings, graphs, drawings, reports, analyses, writings and materials (the “Books and Records”), and in each case that are (A) used primarily in, or prepared, directly or indirectly, primarily for the operation or conduct of, the blu Brand Business or the PR Business or (B) primarily related to any Transferred Assets, in the case of (A) and (B) other than (x) any Books and Records that primarily relate to the Retained Lorillard Brands or other tobacco cigarette brands or e-vapor brands other than the Acquired Brands, (y) any Books and Records that the Sellers are required by Law to retain (in the case of (x) and (y), copies of which, to the extent permitted by Law, will be given or made available to the Acquiror) and (z) personnel and employment records for employees and former employees of the Sellers who are not Transferred Employees;

(x) (A) except for the Lorillard Equipment, all furniture, furnishings, fixtures, equipment, machinery, vehicles, tools, apparatus, office equipment, IT Systems, models, molds/tooling equipment replacement, spare parts and supplies and other tangible personal property (“Equipment”) located at the Transferred Real Property, and (B) the Equipment set forth on Section 2.01(a)(x) of the Disclosure Schedule;

(xi) all tangible personal property used primarily in the operation of the Lorillard Business or used solely by Proposed Transferred Employees;

(xii) all goodwill in respect of, or arising, directly or indirectly, primarily (A) out of the sale and marketing of the Acquired Brands, or (B) out of the operation or conduct of, the blu Brand Business or the PR Business;

(xiii) all rights and claims under any and all warranties, indemnities and similar rights extended by suppliers, vendors, contractors, manufacturers and licensors, and all claims, defenses, causes of action, rights of recovery, rights of set off, and rights of recoupment in respect of, or arising, directly or indirectly, primarily out of the operation or conduct of, the Lorillard Business (other than any such rights or claims related to Excluded Assets) or the PR Business (other than in each case any claims against RAI or any of its Affiliates); provided, however, that nothing in this Section 2.01(a)(xiii) shall limit any claims, defenses, causes of action, rights of recovery, rights of set off or rights of recoupment of the Acquiror or any Acquiror Indemnified Party under any Transaction Agreement or relating to the purchase and sale of goods and services in the ordinary course of business;

(xiv) all insurance benefits, including rights and proceeds received or receivable under any insurance policy written prior to the Closing Date (A) in connection with the Transferred Assets or in connection with, directly or indirectly, the operation or conduct of, the Lorillard Business (other than any such rights or claims related to Excluded Assets) or the PR Business, including in connection with the damage or complete destruction of any of the Transferred Assets (other than Inventory) prior to the Closing that would have been included in the Transferred Assets (other than Inventory) but for such damage or complete destruction following the date of this Agreement, and (B) subject to Section 6.06, in connection with any Assumed Liability;

(xv) all the employee benefit plans, programs, arrangements and agreements and policies, and any trusts and other assets related thereto, as expressly provided in Exhibit D;

(xvi) other than with respect to sales of finished goods and inventory in the ordinary course of business consistent with past practice, all proceeds (net of expenses incurred in connection with the sale, transfer or settlement) resulting from (A) any sales or transfers from and after the date of this Agreement through the Closing Date of any asset that would have been included in the Transferred Assets but for such sale or transfer or (B) any settlement from and after the date of this Agreement through the Closing Date of any claims or other causes of action that would have been included in the Transferred Assets but for such settlement;

(xvii) all Software used primarily in or arising, directly or indirectly, primarily out of the operation or conduct of, the Lorillard Business or the PR Business and all rights under licenses thereto; and

(xviii) the right to receive any funds released from escrow in relation to the blu Brand.

(b) Excluded Assets. Notwithstanding any other provision of this Agreement, except for the Transferred Assets, all other assets, properties or rights, wherever located, whether real, personal or mixed, tangible or intangible, Contracts and claims of the Sellers and their Affiliates (such assets, properties, rights, Contracts and claims, the “Excluded Assets”) shall be retained by the Sellers and their Affiliates, and shall be excluded from the Transferred Assets, including, without limitation:

(i) the Retained Lorillard Brands and any other tobacco cigarette brands or e-vapor brands other than the Acquired Brands and any Contracts used primarily in, or arising, directly or indirectly, primarily out of the operation or conduct of the Retained Lorillard Brands or such other brands;

(ii) (A) any cash and cash equivalents, bank accounts and securities of the Sellers, other than any cash or cash equivalents held in escrow by a Lorillard Asset Owner in respect of the acquisition of the blu Brand or any rights to any such cash or cash equivalents held by another Person in respect of the acquisition of the blu Brand and (B) any accounts receivable and other current assets of the Sellers, other than accounts receivable related exclusively to the blu Brand Business or the Maverick Brand;

(iii) subject to Section 2.01(a)(xiv) and Section 6.06, all policies of insurance and interests in insurance pools and programs;

(iv) all claims, causes of action, defenses and rights of offset or counterclaim against third parties relating to any Excluded Asset or any Excluded Liability, as well as any books, records and privileged information related thereto, and all refunds of Taxes paid prior to the Closing or with respect to any Pre-Closing Tax Period;

(v) all benefits and credits under the State Settlements in respect of the Acquired Brands that relate to the period ending on the Closing Date;

(vi) all Seller Intellectual Property;

(vii) all goodwill in respect of, or arising, directly or indirectly, primarily out of the sale and marketing of the Retained Lorillard Brands;

(viii) the Equipment set forth on Section 2.01(b)(viii) of the Disclosure Schedule (such equipment, the “Lorillard Equipment”);

(ix) subject to Section 2.01(a)(iii)(A), (A) all distribution, wholesale, sales and agency Contracts to which a Lorillard Asset Owner is a party and (B) all Contracts related exclusively to the operation of the Retained Lorillard Brands;

(x) all rights and claims under any and all warranties, indemnities and similar rights extended by suppliers, vendors, contractors, manufacturers and licensors, and all claims, defenses, causes of action, rights of recovery, rights of set off, and rights of recoupment in respect of, or arising, directly or indirectly, primarily out of the operation or conduct of, the business of the Retained Lorillard Brands;

(xi) all employee benefit plans, programs, arrangements and agreements and policies, and any trusts and other assets related thereto, except as expressly provided in Exhibit D;

(xii)

(A) except for blu Brand Inventory and Maverick Brand Finished Goods, all finished goods inventories of the Lorillard Asset Owners, wherever located, including any such being held on consignment, bailment or other arrangement; and

(B) except for tobacco leaf and reconstituted tobacco sheets included in the Lorillard Raw Materials Inventory, title to all tobacco leaf and reconstituted tobacco sheets of the Lorillard Asset Owners, wherever located (collectively, the “Lorillard Leaf”); provided that possession of all such Lorillard Leaf will transfer to the Acquiror or one of its Affiliates at the Closing and the

risk of loss with respect to such Lorillard Leaf will remain with the Acquiror or one of its Affiliates, as applicable, until such time as it is delivered to RAI or one of its Affiliates under the Reciprocal Manufacturing Agreement;

(xiii) copies of all Substantial Equivalence Reports related to the Acquired Brands;

(xiv) all Permits that are (A) used primarily in, or obtained primarily for, directly or indirectly, the operation or conduct of the Retained Lorillard Brands or (B) are otherwise required in order for RAI to comply with its obligations under the Reciprocal Manufacturing Agreement;

(xv) the corporate records, including governing documents, minute books and membership interest books, of the Sellers, and, subject to Section 2.01(a)(ix), all Books and Records of RAI and its Affiliates, including all sales and promotional literature, manuals and data, sales and purchase correspondence, customer lists and lists of suppliers related to the Retained Lorillard Brands; and

(xvi) all Software used primarily in or arising, directly or indirectly, primarily out of the operation or conduct of, the business relating to the Retained Lorillard Brands and all rights under licenses thereto.

(c) Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement (including Section 2.01(d)), the Acquiror hereby agrees, effective as of the Closing or the Lorillard Transfer Closing, as the case may be, to assume and thereafter to pay, discharge and perform in accordance with their terms only the following Liabilities of the Sellers, and no other Liabilities of the Sellers or any other Person or any other Liabilities whatsoever (the “Assumed Liabilities”):

(i) all Liabilities arising (A) under any of the Assumed Contracts (other than the Assumed CBAs and the Assumed Contracts related to the blu Brand Business), to the extent such liabilities relate to the operation or conduct of the Business after the Closing Date;

(ii) all Liabilities arising under the Assumed CBAs and the Assumed Contracts related to the blu Brand Business, including all Liabilities (including “earn-out” and other future payment obligations) related to the blu Brand or the blu Brand Business;

(iii) all Liabilities to the extent arising, directly or indirectly, out of the operation or the conduct of the blu Brand Business prior to, on or after the Closing;

(iv) all Liabilities (other than Excluded Liabilities) to the extent arising, directly or indirectly, out of the operation or conduct of the PR Business or the use of the Transferred Assets, in each case from and after the Closing;

(v) other than Straddle Tobacco Action Liabilities, all Liabilities arising out of or in connection with any Action to the extent relating to the development, manufacture, packaging, labeling, production, delivery, sale, resale, distribution, marketing, promotion, use or consumption of, or exposure to, tobacco products, including smoking and health-related claims, in each case, to the extent relating to the period commencing after the Closing Date and related to one or more of the Acquired Tobacco Cigarette Brands (such Liabilities, collectively, the “Acquiror Tobacco Liabilities” and each an “Acquiror Tobacco Liability”);

(vi) any Liability arising out of, or related to, the Transferred Employees (including Liabilities arising prior to the Closing) and any Liability relating to the employee benefit plans, programs, arrangements and agreements and policies and any trusts or assets related thereto, in each case that is expressly assumed by the Acquiror pursuant to Exhibit D hereof; and

(vii) subject to the Agreed Assumption Terms, all Liabilities under the State Settlements in respect of the Acquired Tobacco Cigarette Brands that relate to the period after the Closing Date, including (A) any recalculation or redetermination of amounts due in respect of the Acquired Tobacco Cigarette Brands that relate to the period after the Closing Date, and (B) all plaintiffs’ attorneys’ fees attributable to any post-Closing increases in volume of sales (determined in accordance with Section 11.08) of any of the Acquired Tobacco Cigarette Brands, but excluding, for the avoidance of doubt, Seller Plaintiff Fees (collectively, the “Assumed Plaintiff Fees”).

(d) Excluded Liabilities. Notwithstanding any other provision of this Agreement, the Acquiror is not assuming (directly or indirectly by merger, entity acquisition or acquisition of shares) or agreeing to pay or discharge any of the following Liabilities, each of which shall be retained and shall be paid, performed and discharged when due by RAI or one of the other Sellers (the “Excluded Liabilities”):

(i) all Liabilities arising out of or in connection with any Action (whether commenced before, on or after the Closing Date) to the extent relating to the development, manufacture, packaging, labeling, production, delivery, sale, resale, distribution, marketing, promotion, use or consumption of, or exposure to, tobacco products, including smoking and health-related claims, in each case, to the extent relating to the period ending on the Closing Date and related to one or more of the Acquired Tobacco Cigarette Brands (such Liabilities, collectively the “Seller Tobacco Liabilities” and each a “Seller Tobacco Liability”);

(ii) any Indebtedness of RAI, Lorillard or any Affiliates of RAI or Lorillard;

(iii) (A) all Liabilities of RAI, Lorillard or any Affiliate of RAI or Lorillard in respect of any Tax for any Tax period, and (B) all Liabilities for any Tax otherwise arising out of or relating to the Transferred Assets, the Assumed Liabilities or the operation or conduct of RAI and Lorillard’s respective businesses for any Pre-Closing Tax Period, in each case including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person;

(iv) any Liability associated with any Excluded Asset;

(v) all Straddle Tobacco Action Liabilities;

(vi) all Liabilities (whether accruing before, on or after the Closing Date) to the extent arising from or relating in any way to Environmental Laws or environmental, health or safety matters and to the conduct of the Business during the period ending on the Closing Date, including any Liabilities arising from or relating in any way to: (A) any actual or alleged non-compliance with Environmental Laws or Environmental Permits in connection with the Business; (B) any actual or alleged presence or Release of or exposure to Hazardous Materials, or any other actual or alleged environmental conditions in, on, at, under or migrating to or from (1) the Transferred Real Property on or prior to the Closing Date or (2) any real property formerly owned, leased or occupied in connection with the Transferred Assets or any closed, divested or discontinued businesses or operations; (C) any off-site shipment, treatment, recycling, storage, or disposal of Hazardous Materials or other waste or materials from the Transferred Real Property or otherwise in connection with the Business or its closed, divested or discontinued business or operations; (D) any personal injury, property damage, natural resources or other Actions relating to any of the foregoing, but excluding any Acquiror Tobacco Liabilities; and (E) any asbestos or asbestos-containing materials present in, on, at, under or about any of the Transferred Real Property;

(vii) all Liabilities arising under any of the Assumed Contracts (other than the Assumed CBAs or Assumed Contracts related to the blu Brand Business), to the extent such Liabilities relate to the operation or conduct of the Business during the period ending on the Closing Date;

(viii) subject to the Agreed Assumption Terms, all Liabilities (whether accruing before, on or after the Closing Date) under the State Settlements to the extent relating to the period ending on the Closing Date, including any recalculation or redetermination after the Closing of amounts due for the period ending on the Closing Date, and all Liabilities (whether accruing before, on or after the Closing Date) under the State Settlements for brands other than the Acquired Tobacco Cigarette Brands;

(ix) all Seller Plaintiff Fees;

(x) any Liability arising out of, or related to, the RAI PR Employees and the Lorillard Employees, in each case, who are not Transferred Employees, and any Liability relating to the employee benefit plans, programs, arrangements and agreements and policies, and any trusts or other assets related thereto, that is not expressly assumed by the Acquiror pursuant to Exhibit D hereof;

(xi) all obligations of the Sellers under this Agreement and any other Transaction Agreement; and

(xii) all other Liabilities, whether accruing before, on or after the Closing Date, to the extent not constituting an Assumed Liability or not arising out of the operation or conduct of the Lorillard Business, the PR Business or the Transferred Assets following the Closing.

Section 2.02. Assignment of Certain Transferred Assets; Update of Disclosure Schedule.

(a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, directly or indirectly, any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted direct or indirect assignment or transfer thereof, without the consent of a third party, would constitute a breach, default, violation or other contravention thereof, would be ineffective with respect to any party to an agreement concerning such Transferred Asset, claim or right or would in any way adversely affect the rights of the Acquiror or the Sellers (as applicable) thereto or thereunder, and such consent has not been obtained on or prior to the Closing Date. If any direct or indirect transfer or assignment by any Seller to the Acquiror or any direct or indirect acquisition or assumption by the Acquiror of, any interest in, or liability, obligation or commitment under, any Transferred Asset, claim or right requires the consent of a third party, then such transfer or assignment or assumption shall be made subject to such consent being obtained. RAI will provide, within 60 days following the date of this Agreement, a list of all Transferred Assets for which the transfer, assignment or assumption is subject to obtaining such third party consent. RAI will, and will cause each of the other Sellers (and to the extent practicable, each of their respective Affiliates) to, use its and their reasonable best efforts to obtain any consent necessary for the transfer or assignment of any such Transferred Asset claim, right or benefit to the Acquiror at no cost to the Acquiror; provided, however, that nothing in this Section 2.02 will be deemed to require RAI or any of the other Sellers or any of their Affiliates to make any payments or agree to amend or modify any existing material commercial terms relating to seeking or obtaining any such consents. If on or prior to the Closing Date any such consent is not obtained, or if an attempted transfer or assignment thereof would be ineffective or would adversely affect the rights of the Acquiror so that the Acquiror would not in fact receive all such rights, (i) at the Closing, the Sellers and the Acquiror will enter into one or more mutually agreeable Contracts under which the Acquiror would obtain the benefits and assume the obligations and bear the economic burdens associated with such Transferred Asset, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Acquiror, or under which the Sellers would enforce for the benefit of the Acquiror any and all of their rights against a third party associated with such Transferred Asset, claim, right or benefit (collectively, “Third Party Rights”), and the Sellers would promptly pay to the Acquiror when received all monies received by them under any such Transferred Asset, claim, right or benefit, and (ii) after the Closing Date, RAI will, and will cause each of the other Sellers to, continue to use its and their reasonable best efforts to obtain any consent necessary for the transfer or assignment of any such Transferred Asset claim, right or benefit to the Acquiror, and, upon the receipt of such consent, will immediately transfer such Transferred Asset to the Acquiror at no cost to the Acquiror.

(b) To the extent a Party believes that the Schedules specifying certain Transferred Assets, Excluded Assets, Assumed Liabilities or Excluded Liabilities as of the date of this Agreement do not accurately reflect such Party’s good faith understanding of the assets that should be acquired by the Acquiror or retained by the Sellers or the Liabilities that should be assumed by the Acquiror or retained by the Sellers, the Parties will work in good faith to resolve the matter and amend or supplement, as appropriate, the Disclosure Schedule.

(c) As soon as possible (and, in any event, within 180 days) after the date of this Agreement, the Parties agree to work together and cooperate in good faith to agree upon the Imperial Migration Plan and RAI Migration Plan (each as contemplated by the Reciprocal Manufacturing Agreement), including the identification of the Migration Machinery, including associated spare parts (as contemplated by the Reciprocal Manufacturing Agreement) to be transferred in accordance with the Imperial Migration Plan and RAI Migration Plan, as the case may be, (i) from RAI to Acquiror with respect to the Acquired Tobacco Cigarette Brands, and (ii) from Acquiror to RAI with respect to businesses and brands other than the Acquired Tobacco Cigarette Brands. In identifying the Migration Machinery, unless otherwise agreed, the Parties agree to allocate it between the Parties (or their Affiliates) using the following principles: (A) any secondary production equipment or machinery that is used (or calibrated for use) exclusively for the manufacture of any of the Acquired Tobacco Cigarette Brands will be allocated to Acquiror; (B) any secondary production equipment or machinery that is used (or calibrated for use) exclusively for the manufacture of any business or brand owned or retained by RAI will be allocated to RAI; and (C) any other secondary production equipment and machinery that could be used or useful (but not exclusively used or calibrated for use) in connection with the Acquired Tobacco Cigarette Brands will be allocated between Acquiror and RAI (1) on a pro rata basis by reference to the respective aggregate production volumes as of the date of this Agreement of each Party for the relevant brands taking into account equipment and machinery already allocated pursuant to (A) and (B) above, and (2) using an alternating selection process for each piece of equipment. For example, with respect to the foregoing clause (C), if RAI would have 8/9 of the production volume at the Greensboro Facility, then Acquiror would be entitled to select one production complex; then, RAI would select eight production complexes; Acquiror would select one production complex; then RAI would select eight production complexes; and so on.

Section 2.03. Closing. Unless the Parties shall otherwise mutually agree in writing, subject to the satisfaction or waiver of the conditions precedent set forth in Article IX and provided RAI shall have given the Acquiror written notice of the date on which the Effective Time of the Merger shall occur at least four Business Days prior to such date, the sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) that will be held at the offices of Jones Day, 222 East 41st Street, New York, NY 10017 on the same day as the date on which the Effective Time of the Merger occurs (so long as the date on which the Effective Time of the Merger occurs is not earlier than the date specified in such notice) (the date on which the Closing takes place being the “Closing Date”). Subject to the satisfaction or waiver of the applicable conditions precedent set forth in Article IX (and the satisfaction of the notice requirement set forth in the preceding sentence), the Lorillard Transfer Closing shall be held on the Closing Date and immediately prior to the Effective Time of the Merger.

Section 2.04. Purchase Price.

(a) The aggregate “Purchase Price” for the Transferred Assets to be delivered at the Closing shall be (i) an amount in cash equal to $7,056,202,000 and (ii) the assumption of the Assumed Liabilities by the Acquiror.

(b) The Purchase Price shall include the consideration payable in respect of the assets transferred and liabilities assumed at the Lorillard Transfer Closing and no separate purchase price shall be payable at the Lorillard Transfer Closing.

(c) The Acquiror shall have the right to have the portion of the Purchase Price allocable to the blu Brand Intellectual Property paid to RAI directly by Dutch IPCo.

Section 2.05. Market Share. In the event that, based on the relevant Management Science Associates, Inc. monthly reporting of shipments from wholesale to retail, the aggregate market share of Winston, KOOL and Salem for the three months ended prior to the month in which the Closing Date occurs is less than 4.9%, determined by a fraction, the numerator of which is the shipments of Winston, KOOL and Salem for such three month period, and the denominator of which is total shipments for such three month period, then the RAI tobacco brand known as Doral (the “Doral Brand”) will, for all purposes of the Transaction Agreements, be deemed to be a RAI Brand; provided that, in the event that during such three month period, unusual or irregular market forces or disruptions (including, without limitation, any disruptions resulting from any natural disasters, changes in the economy, war, disruptions in supply or disruptions in manufacturing), such that the monthly shipments for any of Winston, KOOL or Salem are significantly inconsistent with historical shipments, then the Parties will work in good faith to determine a more appropriate measurement period to be used for purposes of this Section 2.05. In the event the Doral Brand is included as a RAI Brand, then RAI will, as soon as reasonably practicable, supplement or amend the Disclosure Schedule to include any matter to the extent related to the Doral Brand that, had the Doral Brand been deemed to be a RAI Brand as of the date of this Agreement, would have been required or otherwise included in the Disclosure Schedule as of the date of this Agreement. Any such disclosed matter will be deemed to be disclosed solely and exclusively with respect to the Doral Brand and any Transferred Assets exclusively related to the Doral Brand. Subject to the foregoing sentence, any such supplement will amend the Disclosure Schedule for all purposes under the Transaction Agreements, and the information included in such supplement shall be deemed to be a part of the Disclosure Schedule as if included therein as of the date of this Agreement.

Section 2.06. Closing Deliveries by RAI. At the Closing, RAI shall deliver or cause to be delivered to the Acquiror:

(a) a receipt for the cash portion of the Purchase Price;

(b) the certificates required to be delivered pursuant to Section 9.03(a) and Section 9.03(e);

(c) special warranty deeds, or their equivalent in the relevant jurisdiction, with respect to the Transferred Owned Property, conveying to the Acquiror fee simple title to such Transferred Owned Property, together with any applicable transfer Tax Returns and other required forms and filings (and such customary affidavits as to matters relating to title as a title insurer shall require to insure title to, and issue customary endorsements with respect to, the Transferred Owned Property);

(d) a duly executed counterpart to each Ancillary Agreement (other than the Route to Market Agreement);

(e) a copy of Exhibit A to the Separation Agreement, dated as of May 7, 2008, by and among Loews Corporation, Lorillard, Inc., Lorillard Tobacco Company, Lorillard Licensing Company, LLC, One Park Media Services, Inc. and Plisa S.A., duly executed by the Surviving Corporation (as defined in the Merger Agreement) as delivered to Loews Corporation; and

(f) such other deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the Parties and their respective counsel shall deem reasonably necessary for the assumption of the Assumed Liabilities or to vest in the Acquiror (or its designated Affiliates) all of the Sellers’ respective rights, titles and interests in, to and under the Transferred Assets.

Section 2.07. Closing Deliveries by the Acquiror. At the Closing, the Acquiror shall deliver or cause to be delivered to RAI:

(a) the cash portion of the Purchase Price, by wire transfer in immediately available funds, to accounts as directed by RAI in writing at least four Business Days prior to the Closing, which will receive any portion of the Purchase Price attributable to Transferred Assets owned by Lorillard Asset Owners by and on behalf of such Lorillard Asset Owners as agent for such Lorillard Asset Owners;

(b) a receipt for the Transferred Assets;

(c) the certificate required to be delivered pursuant to Section 9.02(a);

(d) a duly executed counterpart to each Ancillary Agreement (other than the Route to Market Agreement); and

(e) a duly executed copy of the MSA Assumption Agreement.

Section 2.08. Prorations. Each of the following shall be apportioned between RAI and Acquiror as of the close of business on the day immediately preceding the Closing Date (the “Cut-Off Time”), on the basis of the actual number of days of the month that shall have elapsed as of the Cut-Off Time and based upon the actual number of days in the month and a 365 day year: (a) water, sewer, gas, electric, vault and fuel charges, if any (unless separately billed to a Seller (or its Affiliate) for the usage prior to the Cut-Off Time and to Acquiror from and after the Cut-Off Time); (b) real estate Taxes, and general or special assessments on the Transferred Owned Property, or any other governmental Tax or charge levied or assessed against the Transferred Owned Property, but, in each case, only for the annual installment for the fiscal year in which the Closing Date occurs; (c) any other charge, amount, cost or expense customarily prorated in the jurisdiction in which the Transferred Owned Property is located, including rent, security deposits, prepaid rents and other credits, free rent credits, and credits in respect of tenant improvements, leasing commissions and capital expenditures; and (d) payroll and compensation expense for employees who become Transferred Employees. The Parties acknowledge and agree that the purpose and intent of the provisions set forth in this Section 2.08 as to prorations and adjustments is that RAI shall bear the expenses of the ownership and operation of the Transferred Owned Property for which buyers and sellers would customarily prorate or apportion and shall receive the income therefrom accruing through the Cut-Off Time and Acquiror shall bear such expenses and receive such income accruing thereafter. To the extent the adjustments described in this Section 2.08 cannot be made at the Closing because applicable amounts cannot be finally ascertained, the Parties shall make such adjustments at the Closing based on the best available information, subject to reasonably prompt adjustment upon receipt of the final report, distribution or other evidence of the applicable amounts as herein provided. The foregoing allocations and adjustments shall be shown on a closing statement (with such supporting documentation as the Parties may reasonably require being attached as exhibits to such statement) and shall increase or decrease (as the case may be) the Purchase Price payable by Acquiror. Any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at or after the Closing shall be promptly corrected.

Section 2.09. Title Fee and Costs. In connection with the Closing, (a) the fee for an ALTA title policy for the Transferred Owned Property, and (b) all typical recording costs, including the recordation costs of recording the deeds to the Transferred Owned Property, will be borne solely by the Acquiror.

Section 2.10. Payments and Computations. Except for the payment of the cash portion of the Purchase Price (which shall be paid at the Closing), each Party shall make each payment due to another Party not later than 2:00 p.m., New York City time, on the day when due. All payments shall be paid by wire transfer in immediately available funds to the account or accounts designated in writing in advance by the Party receiving such payment. All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of, and payment of, interest.

Section 2.11. Purchase Price Allocation. The Purchase Price pursuant to Section 2.04 shall be payable as follows: (i) a portion of the Purchase Price shall be paid with respect to Transferred Assets relating to the PR Business, (ii) a portion of the Purchase Price shall be paid with respect to blu Brand Business, and (iii) the remainder of the Purchase Price shall be paid with respect to the remaining Transferred Assets, which, for clarity, relates to the Acquired Tobacco Cigarette Brands and related operating assets. Consistent with the foregoing allocation of Purchase Price, the respective portions of the Purchase Price will be allocated among the Transferred Assets for all U.S. Tax purposes in accordance with Section 1060(a) of the Code. The Acquiror will deliver a draft Purchase Price allocation schedule (the “Allocation”) and draft IRS Forms 8594 consistent with the Allocation to RAI within 180 days after the Closing Date for RAI’s review, which Allocation shall be binding on the Acquiror, any applicable Affiliate of the Acquiror and the Sellers if RAI does not object to the Allocation within 30 days after receiving the Allocation. If RAI notifies the Acquiror in writing within 30 days after receiving the Allocation that RAI objects to one or more items reflected in the Allocation (the “Objections Notice”), the Acquiror and RAI will negotiate in good faith to resolve such dispute. If the Acquiror and RAI fail to agree within 15 days after the delivery of the Objections Notice, then they shall mutually agree upon a firm of independent nationally recognized accountants, and, if the Acquiror and RAI cannot mutually agree on a firm, then each of the Acquiror and RAI shall nominate a firm of independent nationally recognized accountants, and such two firms shall in turn choose a firm of independent nationally recognized accountants (as finally determined, the “Accounting Referee”), and the disputed items shall be resolved by the Accounting Referee, whose determination shall be final and binding on all Parties. The Accounting Referee shall resolve the dispute within 30 days after the item has been referred to it. The costs, fees and expenses of the Accounting Referee shall be borne 50% by RAI and 50% by the Acquiror. The Acquiror, any applicable Affiliate of the Acquiror and the Sellers shall file all U.S. Tax Returns (if required, including Form 8594) in accordance with the agreed Allocation, and unless otherwise required by law shall not take any position inconsistent therewith for any U.S. Tax purpose.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF RAI

RAI represents and warrants to the Acquiror that, except (a) as set forth in the Disclosure Schedule or (b) as set forth in the RAI SEC Documents filed since January 1, 2014, but prior to the date of this Agreement (excluding all disclosures in any “Risk Factors” section and any disclosures included in any such RAI SEC Documents that are cautionary, predictive or forward looking in nature):

Section 3.01. Incorporation and Qualification of the RAI Parties. Each RAI Party (a) is a corporation or other organization duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and (b) has all necessary corporate or equivalent power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold the Transferred Assets owned, leased or otherwise held by it (the “RAI Assets”), except where the failure to have such power or authority or to possess such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.02. Authority; Execution and Delivery; Enforceability.

(a) RAI has full power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party and to consummate the transactions contemplated to be consummated by it by, and to carry out its obligations under, this Agreement and each such Ancillary Agreement. Each of the RAI Asset Owners has full power and authority to execute and deliver each Ancillary Agreement to which it is, or is specified to be, a party, and to consummate the transactions contemplated to be consummated by it by, and to carry out its obligations under, this Agreement and each such Ancillary Agreement.

(b) The execution and delivery by each RAI Party of the Transaction Agreements to which such RAI Party is, or is specified to be, a party, and the consummation by such RAI Party of the transactions contemplated by, and the performance by such RAI Party of its obligations under, the Transaction Agreements have been duly authorized by all requisite corporate or equivalent action on the part of such RAI Party.

(c) This Agreement has been, and upon execution and delivery each Ancillary Agreement will be, duly executed and delivered by the RAI Party party thereto, and (assuming due authorization, execution and delivery by the other party or parties thereto) this Agreement constitutes, and upon execution and delivery each Ancillary Agreement will constitute, legal, valid and binding obligations of each such RAI Party party thereto, enforceable against each such RAI Party party thereto in accordance with their respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.03. No Conflict. The execution, delivery and performance by each RAI Party of the Transaction Agreements to which it is, or is specified to be, a party, and the consummation by such RAI Party of the transactions contemplated by the Transaction Agreements to which it is, or is specified to be, a party, do not and will not (a) violate or conflict with the certificate of incorporation or bylaws or any similar organizational documents of such RAI Party, (b) conflict with or violate any Law or Governmental Order applicable to such RAI Party or the RAI Assets of such RAI Party or (c) result in any breach of, or constitute a default (or event that, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, cancellation or acceleration of any obligation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the RAI Assets pursuant to any note, bond, mortgage, indenture, Contract or Permit to which such RAI Party is a party or by which any Transferred Asset owned by such RAI Party is bound, except, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights or Liens as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.04. Governmental Notices, Consents and Approvals. The execution and delivery by each RAI Party of the Transaction Agreements to which it is, or is specified to be, a party, do not, and the performance by each RAI Party of, and the consummation by each RAI Party of the transactions contemplated by, the Transaction Agreements to which it is, or is specified to be, a party, will not, require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority, except (a) in compliance with the notification and waiting period requirements of the HSR Act, (b) compliance with and any filings required under Section 13(a) of the Exchange Act, (c) any filings or notifications that may be required under applicable state property transfer laws or other Environmental Laws, (d) the required prior approval of the DC District Court to transfer the Acquired Tobacco Cigarette Brands to the Acquiror, as contemplated by Section 9.01(d), (e) the change to the MSA brands listing of the Acquired Tobacco Cigarette Brands by NAAG as contemplated by Section 6.19, (f) the certification or re-certification (if applicable) of the Acquired Tobacco Cigarette Brands by the States as contemplated by Section 6.19, (g) compliance with Section XVIII(c) of the MSA, (h) the notice of transfer of the Acquired Tobacco Cigarette Brands and related assets to the MSA Settling States as contemplated by Section 6.19 and Section 6.20 and Section XVIII(x) of the MSA, (i) to the extent necessary, approval or authorization by the PSS, or (j) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to be materially adverse to the RAI Brands and the PR Business.

Section 3.05. Financial Information.

(a) Section 3.05(a) of the Disclosure Schedule sets forth: (i) unaudited summary combined brand contribution for the RAI Brands for the 12 month periods ended December 31 of 2012 and 2013, respectively; (ii) unaudited pro forma condensed combined balance sheets for the RAI Brands as at December 31 of 2012 and 2013, respectively; and (iii) unaudited pro forma condensed consolidated income statements for the PR Business and all other RAI operations in Puerto Rico for the 12 month periods ended December 31 of 2012 and 2013 (the information referred to in clauses (i), (ii) and (iii) being collectively referred to as the “RAI Financial Information”).

(b) The RAI Financial Information (i) has been prepared from the Books and Records of RAI, regularly maintained to prepare the financial statements of RAI, (ii) was prepared in good faith in accordance with the historical accounting methods and policies of RAI, applied on a consistent basis during the periods involved, (iii) fairly presents, in all material respects, as applicable, the brand contribution of the RAI Brands, in the case of the unaudited summary combined brand contribution included in the RAI Financial Information, and the PR Business at their respective dates and for the periods covered by such statements and (iv) is not materially inaccurate or misleading taken as a whole.

Section 3.06. Information Supplied. None of the information provided or to be provided by RAI specifically for inclusion or incorporation by reference in the Class 1 Circular, at the time the Class 1 Circular is first mailed to shareholders of Imperial and at the time such shareholders vote on the resolutions set forth in the Class 1 Circular, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.07. Books and Records. The Books and Records relating exclusively to the RAI Brands and primarily to the PR Business are true and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

Section 3.08. Absence of Certain Changes or Events. Except as contemplated by this Agreement or the Merger Agreement and other than in connection with the negotiation, execution and delivery of this Agreement, the Merger Agreement, the Route to Market Agreement and all other agreements and actions taken in connection with the transactions contemplated hereby and thereby, from January 1, 2014 to the date of this Agreement, the RAI Asset Owners have (a) operated the business related to the RAI Brands and operated and conducted the PR Business in the ordinary course in all material respects and (b) not taken any action that, if such action were taken after the date of this Agreement, would require the Acquiror’s consent pursuant to Section 6.01.

Section 3.09. Absence of Litigation. There are no (and since January 1, 2014, there have been no) Actions pending or, to the Knowledge of RAI, threatened against the RAI

Parties that relate to the RAI Assets that either (a) have had, or would reasonably be expected to have, individually or in the aggregate, a RAI Brands Material Adverse Effect or (b) that would be materially adverse to the PR Business. No RAI Party is a party or subject to or in default under any outstanding judgment, order or decree applicable to the RAI Assets.

Section 3.10. Compliance with Laws.

(a) None of the RAI Asset Owners is, or since January 1, 2013, has been, in non-compliance with any Laws or Governmental Orders applicable to the use of the RAI Brands or the operation of the PR Business, except for such non-compliance that, individually or in the aggregate, either (i) has not had and would not reasonably be expected to have a RAI Brands Material Adverse Effect or (ii) has not been and would not reasonably be expected to be materially adverse to the PR Business. None of the RAI Parties has received, since January 1, 2013, any written notice or other communication from any Governmental Authority that alleges that the PR Business, or, in connection with the RAI Assets, any RAI Party, has any Liability under, or is not in compliance with, any applicable Laws, except for any notice or other communication relating to matters that, individually or in the aggregate, either (i) have not had and would not reasonably be expected to have a RAI Brands Material Adverse Effect or (ii) have not been and would not reasonably be expected to be materially adverse to the PR Business.

(b) None of the RAI Parties nor, to the Knowledge of RAI, any director or senior officer of RAI:

(i) is, or is controlled by, a Restricted Party;

(ii) directly or indirectly, has conducted, conducts or is otherwise involved with any business with or involving any Governmental Authority (or any sub-division thereof), or any Person targeted by, or located in any country that is the subject of, any of the sanctions administered by OFAC or any other equivalent sanctions or measures imposed by the United States Government (collectively, “Sanctions”); or

(iii) is, or within the past two years has been, in violation of or subject to an investigation relating to Sanctions.

(c) With respect to the RAI Assets, none of the RAI Parties nor any of their respective Subsidiaries, nor, to the Knowledge of RAI, any director or senior officer of RAI, directly or indirectly, has, within the past two years, violated or is in violation of any applicable anti-corruption Law;

(d) With respect to the RAI Assets, the operations of the RAI Parties are and, since January 1, 2013 have been, conducted in material compliance with all applicable anti-money laundering Laws and financial record keeping and reporting requirements, rules, regulations and guidelines (collectively, “Money Laundering Laws”), and no Actions involving the RAI Assets are pending or, to the Knowledge of RAI, threatened with respect to Money Laundering Laws that, individually or in the aggregate, either (i) have had or would reasonably be expected to have a RAI Brands Material Adverse Effect or (ii) have been or would reasonably be expected to be materially adverse to the PR Business.

Section 3.11. Governmental Licenses and Permits. (a) All material Permits relating to the business related to the RAI Brands (the “Material RAI Brands Permits”) are validly held by RAI or a Subsidiary of RAI, and RAI or a Subsidiary of RAI has complied with the terms and conditions thereof, (b) since January 1, 2013, RAI has not received written notice of any Action relating to, and, to the Knowledge of RAI, there are no facts, circumstances or conditions that would reasonably be expected to result in, the termination, suspension, material modification, revocation or nonrenewal of any such Material RAI Brands Permits and (c) none of such Material RAI Brands Permits would reasonably be expected to be subject to termination, suspension, material modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Transactions contemplated hereby.

Section 3.12. Sufficiency of, and Title to, the Assets.

(a) As of the date of this Agreement, the tangible RAI Assets are structurally sound, in operating condition, and adequate for the uses to which they are currently being put, in each case, subject to ordinary wear and tear.

(b) The RAI Assets will, together with the Ancillary Agreements and Third Party Rights and taking into account the benefits and burdens passed to the Acquiror pursuant to Section 2.02, constitute all of the assets, properties, rights and interests (including real property and tangible and intangible property) necessary for the Acquiror to conduct the PR Business immediately following the Closing in all material respects as the same is conducted on the date of this Agreement and as of immediately prior to the Closing.

(c) (i) Except for Permitted Liens, the RAI Asset Owners have good and marketable title to the RAI Assets, free and clear of all Liens; and (ii) on the Closing Date, assuming the Lorillard Asset Owners have free and clear title to the Lorillard Assets owned, held or used by them, the Sellers shall have good and marketable title to, or valid leasehold interests in, all of the Transferred Assets, free and clear of all Liens, except for Permitted Liens.

Section 3.13. Intellectual Property.

(a) Section 3.13 of the Disclosure Schedule sets forth a complete and accurate list of all RAI Brands Intellectual Property that is registered or issued, or for which applications to register or obtain issuance have been filed and are pending anywhere in the world, and an indication of the jurisdictions in which such filings have been made and the status thereof and all Trademarks included in the RAI Brands Intellectual Property that are not registered but are material to the business related to the RAI Brands or the PR Business. All RAI Brands Intellectual Property so shown as registered or issued is duly registered in or filed in or issued by the United States Copyright Office, the United States Patent and Trademark Office or any similar national or local foreign intellectual property authority.

(b) The RAI Asset Owners own and have the right to use, free and clear of all Liens (other than Permitted Liens), all material RAI Brands Intellectual Property. All Trademarks and copyrights included in the RAI Brands Intellectual Property are, to the Knowledge of RAI, valid, and such Trademarks and copyrights are subsisting and in full force and effect, and have not been canceled, expired or abandoned.

(c) To the Knowledge of RAI, all employees, agents, consultants or contractors who have contributed to the creation or development of any material RAI Brands Intellectual Property either: (i) created such Intellectual Property in the scope of his or her employment with the relevant RAI Asset Owner at the time of creation of such materials; (ii) is a party to a “work-for-hire” agreement under which the relevant RAI Asset Owner is deemed to be the original owner/author of all rights, title and interest therein; or (iii) has executed an assignment in favor of the relevant RAI Asset Owner of all right, title and interest in such Intellectual Property.

(d) (i) To the Knowledge of RAI, the business related to the RAI Brands and the PR Business, in each case, as operated on the date of this Agreement do not infringe upon any Intellectual Property rights of third parties; (ii) there is no pending or, to the Knowledge of RAI, threatened infringement claim, opposition, interference or cancellation proceeding before any court, patent office or registration authority in any jurisdiction against any RAI Brands Intellectual Property; and (iii) since January 1, 2011, neither RAI nor any other RAI Asset Owner has received any written notice from any other Person challenging its use or ownership of any RAI Brands Intellectual Property material to the use of the RAI Brands or the subsistence, validity or enforceability thereof.

(e) To the Knowledge of RAI, no Person is, as of the date of this Agreement, engaging in any activity that infringes in any material respect upon the RAI Brands Intellectual Property.

(f) Except with respect to registered and issued RAI Brands Intellectual Property that was allowed to lapse in the ordinary course of business, the RAI Asset Owners have taken commercially reasonable action to maintain and preserve the RAI Brands Intellectual Property, including entering into appropriate confidentiality/non-disclosure agreements with third parties to whom they disclose confidential information or trade secrets that are RAI Brands Intellectual Property and that are material to the use of the RAI Brands or the PR Business, and making payments of all maintenance and similar fees for any such RAI Brands Intellectual Property.

(g) The consummation of the transactions contemplated by this Agreement will not materially impair or materially alter any of the RAI Asset Owners’ rights (or the Acquiror’s rights following the Closing) in any RAI Brands Intellectual Property.

(h) There are no settlements, forbearances to sue, consents, judgments or orders to which any RAI Party is a party or with respect to which any such party is bound that (A) restrict the rights of the RAI Asset Owners to use any material RAI Brands Intellectual Property or (b) permit third parties to use any material RAI Brands Intellectual Property other than on behalf of RAI and its Affiliates.

Section 3.14. Environmental Matters. The representations and warranties set forth in this Section 3.14 represent the sole and exclusive representations and warranties regarding Environmental Laws and Environmental Permits related to the PR Business. Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect:

(a) the RAI Assets, and the facilities where the RAI Brands will be manufactured pursuant to the Reciprocal Manufacturing Agreement, are and, since January 1, 2011, have been, in compliance with Environmental Laws; and

(b) there are no pending or threatened Environmental Actions against or affecting the RAI Assets or the facilities where the RAI Brands will be manufactured pursuant to the Reciprocal Manufacturing Agreement and, to the Knowledge of RAI, there are no facts, circumstances or conditions that would reasonably be expected to form the basis of any such Environmental Action; and

(c) To the Knowledge of RAI, there are no Hazardous Materials present in, on, at, under or migrating to or from any of the Transferred Real Property or any third-party property to which any Hazardous Materials were sent in connection with the RAI Assets or any prior operations of the RAI Assets for treatment, recycling, storage or disposal that would reasonably be expected to require any investigation, cleanup, remediation or similar activities or form the basis of any Environmental Action.

Section 3.15. Major Customers and Suppliers; Assumed Contracts.

(a) Section 3.15(a) of the Disclosure Schedule lists each of the Material RAI Brands Customers and the Material RAI Brands Suppliers. Since January 1, 2013, no Material RAI Brands Customer or Material RAI Brands Supplier has either terminated its relationship with the RAI Asset Owners with respect to the business related to the RAI Brands or the PR Business or materially reduced the aggregate value of its annual transactions with the RAI Asset Owners with respect to the business related to the RAI Brands or the PR Business, nor has any RAI Asset Owner received written notice from any Material RAI Brands Customer or Material RAI Brands Supplier that it intends to do so.

(b) Except for matters that, individually or in the aggregate, would not reasonably be expected to be materially adverse to the PR Business, (i) each Assumed Contract to which a RAI Asset Owner is a party is a legal, valid and binding obligation of the applicable RAI Asset Owner, and, to the Knowledge of RAI, each other party to such Assumed Contract, and (ii) is enforceable against the applicable RAI Asset Owner and, to the Knowledge of RAI, each such other party, in accordance with its terms, subject, in each case, to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except for matters that, individually or in the aggregate, would not reasonably be expected to be materially adverse to the PR Business, none of the RAI Asset Owners nor, to the Knowledge of RAI, any other party to an Assumed Contract is in material default or material breach of or has failed to perform any material obligation under an Assumed Contract.

(c) Complete and correct copies of each Assumed Contract (including all modifications, amendments and supplements thereto in effect as of the date of this Agreement) have been made available to the Acquiror.

Section 3.16. Taxes.

(a) Each RAI Party has timely filed all material Tax Returns required to be filed by it with respect to the PR Business, each such Tax Return is true, correct and complete in all material respects, and all material Taxes (whether or not shown on any Tax Return) owed by any RAI Party with respect to or attributable to the PR Business or the RAI Assets and the Assumed Liabilities have been or will be paid in full at the time such Taxes were or will be due and payable.

(b) With respect to the PR Business, (i) no RAI Party is the subject of an audit or other examination of Taxes by any Governmental Authority or other proceeding, and to the Knowledge of RAI, no such audit or other examination or proceeding is contemplated or pending; (ii) no extension or waiver of the statute of limitations has been granted for any Tax Return with respect to any material Taxes, which statute (after giving effect to such extension or waiver) has not yet expired; (iii) no issues with respect to material Taxes were raised by the relevant Governmental Authority during any currently pending or completed audit or examination that would reasonably be expected to recur in a later taxable period; and (iv) no RAI Party has received any written notice from any Governmental Authority relating to any material Taxes which are currently in dispute or are unpaid.

(c) With respect to the businesses related to the RAI Brands and the PR Business, no written claim has been made by a Governmental Authority in a jurisdiction where any RAI Party does not file a Tax Return that any RAI Party is or may be subject to taxation by that jurisdiction for Taxes that would be covered by or the subject of such Tax Return, which claim is pending.

(d) There is no Lien for a material amount of Taxes on any Transferred Asset that arose in connection with any failure (or alleged failure) to pay any Tax.

Section 3.17. Employment and Employee Benefits Matters.

(a) Section 3.17 of the Disclosure Schedule sets forth a true and accurate list of (i) all material employee benefit plans (within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA)) and all bonus, stock option, stock purchase, restricted stock and other equity or equity-based awards, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, severance, superannuation, profit-sharing or other benefit plans, programs, agreements or arrangements, that are maintained, contributed to, or sponsored by the RAI Parties or their respective Affiliates and ERISA Affiliates for the benefit of any employee who is actively and primarily employed by RAI or any of its Affiliates in the PR Business (each such individual (including any employees of RAI or its Subsidiaries who are not actively employed at such time and who have a right of re-instatement), a “RAI PR Employee”) or any dependents thereof and (ii) all individual employment, retention, termination, change in control, severance or other similar contracts or agreements pursuant to which any RAI Party or its Affiliates currently has any obligation or Liability with respect to any RAI PR Employee or any dependents thereof (the plans, programs, arrangements, contracts and agreements described in clauses (i) and (ii) above are hereinafter referred to as the “RAI PR Employee Plans”). Each RAI PR Employee Plan is in writing and, with respect to each RAI PR Employee Plan, RAI has previously made available to the Acquiror, true and correct copies of each of the following documents: (i) a copy of the RAI PR Employee Plan (or to the extent no such copy exists, an accurate written description thereof); (ii) a copy of the most recent summary plan description and summary of material modifications with respect thereto, if any; (iii) a copy of each trust or other funding arrangement, if any; (iv) the two most recent annual financial reports, if any; (v) the two most recent actuarial reports, if any; and (vi) if applicable, the most recent determination letter. Except as specifically provided in the foregoing documents made available to Acquiror and except as provided by applicable Law, there are no material amendments to any RAI PR Employee Plan, nor has any party with the authority to do so undertaken to make any such material amendments or to adopt or approve any new RAI PR Employee Plan.

(b) None of the RAI PR Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which any RAI Party would reasonably be expected to incur material Liability under Section 4063 or 4064 of ERISA.

(c) Each RAI PR Employee Plan that is intended to qualify for tax-preferential treatment under applicable Law has received, where required, approval from the applicable Governmental Authority that it is so qualified, and no fact or event has occurred since the date of such approval that would reasonably be expected to adversely affect such qualification.

(d) With respect to each RAI PR Employee Plan, all material employer and employee payments, expenses, contributions or accruals (including premiums) required by Law or by the terms of such plan have been made when due pursuant to the terms of such plan and applicable Laws, or if applicable, accrued, in accordance with US GAAP.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase in any material respect the amount or value of, any payment or benefit to any RAI PR Employee that is payable by Acquiror pursuant to the terms of any RAI PR Employee Plan or pursuant to the terms of any contractual obligation expressly assumed by Acquiror under this Agreement or result in any material limitation on the right of the Acquiror to amend, merge, terminate or receive a reversion of assets from any RAI PR Employee Plan that is to be transferred to the Acquiror pursuant to this Agreement or its related trusts.

(f) Each RAI PR Employee Plan is now and has been operated in all material respects in accordance with the requirements of all applicable Laws, including ERISA and the Code.

(g) There are no material controversies, audits or investigations pending or, to the Knowledge of RAI, threatened in connection with any RAI PR Employee Plan.

(h) No union, employee association, works council or similar organization represents any RAI PR Employees, no such organization has made a written demand against any RAI Party or any of its Affiliates for recognition with respect to representation of any RAI PR Employee or a group of such employees and no such organization is attempting to organize such employees.

(i) RAI has previously provided the Acquiror with a true and correct listing, as of May 13, 2014, of each RAI PR Employee (with his or her name redacted), his or her current rate of annual base salary or current wages, 2014 annual bonus target, job title, employment status, work location and date of hire. Such listing shall be updated by the RAI Parties 90 days prior to the Closing Date and 14 days prior to the Closing Date to reflect new hires and departures consistent with this Agreement.

(j) With respect to the RAI PR Employees, the RAI Parties are in material compliance with all applicable Laws governing the employment of labor, including all applicable Laws relating to wages, hours, discrimination, termination, reductions in force, classification of employees for purposes of overtime, immigration, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and similar Taxes. No RAI Party has any Liability by reason of an individual who performs or performed services for the Business for the RAI Parties with respect to the RAI Brands or the PR Business in the United States in any capacity being improperly excluded from participating in a RAI PR Employee Plan.

(k) There is no labor strike, dispute, lock-out or stoppage pending or, to the Knowledge of RAI, threatened, against or affecting the PR Business, and the PR Business has not experienced any such strike, dispute, lock-out or stoppage since January 1, 2011. No RAI Party has materially breached or otherwise materially failed to comply with the provisions of any collective bargaining agreement or contract with a union or employee representative and there are no material written grievances or unfair labor practice complaints outstanding against any RAI Asset Owner under any such agreement or contract with respect to the PR Business.

Section 3.18. Real Property.

(a) All leases and subleases for the Transferred Leased Property under which any of the RAI Asset Owners is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). None of the RAI Asset Owners nor, to the Knowledge of RAI, any other party to a lease or sublease related to Transferred Leased Properly and to which a RAI Asset Owner is a party is in a material default or material breach of or has failed to perform any material obligation under any such lease or sublease.

(b) The RAI Asset Owners have good and valid leasehold or subleasehold (as applicable) title to all Transferred Leased Property leased by them, free and clear of all Liens, except for Permitted Liens.

(c) All buildings, fixtures and other improvements located on the Transferred Real Property leased by a RAI Asset Owner are structurally sound and in operating condition, subject to ordinary wear and tear, except, in each case, as would not materially adversely affect the use and operation of any such buildings, fixtures and other improvements.

Section 3.19. Disclosure of State Settlement Arrangements. RAI has made available to the Acquiror all Contracts and Governmental Orders to which any RAI Party is a party or bound, in each case with respect to the RAI Brands or the PR Business, and that relate wholly or partially to any of the State Settlements including any agreement or arrangement relating to the allocation of any amount with respect to any State Settlement payment among the OPMs or between any RAI Party and any other signatory or litigant. There are no agreements existing as at the date hereof and as of the Closing Date among the OPMs with respect to the MSA, or among the Settling Defendants with respect to any of the PSS Agreements, that affect the RAI Brands other than those set out in Section 4.9 of Exhibit F to this Agreement. Except for matters that, individually or in the aggregate, would not reasonably be expected to be material to an owner of the RAI Brands and the PR Business, there are no claims or disputes or outstanding obligations under the Growers Trust.

Section 3.20. Disclosure of DoJ Tobacco Case Documentation. Within 90 days following the date of this Agreement, RAI will have made available to the Acquiror all Contracts and Governmental Orders to which any RAI Party is a party or bound, in each case with respect to the RAI Brands or the PR Business, and that relates to the DoJ Tobacco Case.

Section 3.21. Compliance with Final Judgment and Remedial Order. Except for matters that, individually or in the aggregate, either (a) have not had and would not reasonably be expected to have a RAI Brands Material Adverse Effect or (b) have not been and would not reasonably be expected to be materially adverse to the PR Business, each RAI Party has complied with all obligations under the Final Judgment and Remedial Order applicable to the RAI Brands or PR Business, and, as of the date of this Agreement, no such Person has received any written notice or other written communication of any material breach of any of its obligations under any such Final Judgment and Remedial Order.

Section 3.22. Compliance with State Settlements. Except for matters that, individually or in the aggregate, either (a) have not had and would not reasonably be expected to have a RAI Brands Material Adverse Effect or (b) have not been and would not reasonably be expected to be materially adverse to the PR Business, each RAI Party has complied with all obligations under the State Settlements applicable to it, and, as of the date of this Agreement, no such Person has received any written notice or other written communication of any material breach of any of its obligations under any State Settlement.

Section 3.23. Compliance with Certification/Listing. Except for matters that, individually or in the aggregate, either (a) have not had and would not reasonably be expected to have a RAI Brands Material Adverse Effect or (b) have not been and would not reasonably be expected to be materially adverse to the PR Business, each Certification/Listing in respect of the RAI Brands is valid, and, as of the date of this Agreement, no RAI Party has received any written notice or other written communication of any expiration, invalidity or material adverse change in such Certification/Listing or any material non-compliance or alleged material non-compliance with any Law applicable to such Certification/Listing.

Section 3.24. Merger Agreement. A complete and correct copy of the Merger Agreement as in effect as of the date of this Agreement has been provided to the Acquiror. As of the date of this Agreement, the Merger Agreement has been duly authorized, executed and delivered and is binding on each party thereto and is in full force and effect.

Section 3.25. Brokers. Except for fees and expenses of Lazard Frères & Co. (the “RAI Banker”) in connection with their rendering of investment banking advice to RAI, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any RAI Party in connection with the sale of the RAI Brands or the PR Business based upon arrangements made by or on behalf of RAI. RAI is solely responsible for the investment advisory fees and expenses of the RAI Banker.

Section 3.26. No Indebtedness as of Closing. As of the Closing, no Transferred Asset owned by a RAI Party will be encumbered with any Indebtedness.

Section 3.27. Substantial Equivalence Reports. Section 3.27 of the Disclosure Schedule lists, with respect to the RAI Brands, each provisional Substantial Equivalence Report tracking number, and with respect to each such provisional Substantial Equivalence Report tracking number, each RAI Brand style associated with it. The provisional Substantial Equivalence Reports included in the RAI Assets constitute all of the Substantial Equivalence Reports and other substantial equivalence filings necessary for the Acquiror to market the RAI Brands following the Closing in accordance with applicable Law.

ARTICLE IV

CERTAIN REPRESENTATIONS AND WARRANTIES OF RAI IN RESPECT OF LORILLARD

RAI represents and warrants to the Acquiror that, to the Knowledge of RAI, except (a) as set forth in the Disclosure Schedule or (b) as set forth in the Lorillard SEC Documents filed since January 1, 2014, but prior to the date of this Agreement (excluding all disclosures in any “Risk Factors” section and any disclosures included in any such Lorillard SEC Documents that are cautionary, predictive or forward looking in nature):

Section 4.01. Incorporation and Qualification of the Lorillard Asset Owners. Each Lorillard Asset Owner (a) is a corporation or other organization duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and (b) has all necessary corporate or equivalent power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold the Transferred Assets owned, leased or otherwise held by it (the “Lorillard Assets”) and to conduct the Maverick Brand Business and the blu Brand Business as currently conducted, except where the failure to have such power or authority or to possess such Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.02. Financial Information.

(a) Section 4.02(a) of the Disclosure Schedule sets forth (i) unaudited summary brand contribution information for the Maverick Brand for the 12-month periods ended December 31 of 2012 and 2013, respectively, and (ii) the unaudited consolidated balance sheets for the blu Brand Business as at December 31 of 2012 and 2013, respectively (the information referred to in clauses (i) and (ii) being collectively referred to as the “Lorillard Financial Information”).

(b) The Lorillard Financial Information (i) has been prepared from the Books and Records of Lorillard, regularly maintained to prepare the financial statements of Lorillard, (ii) was prepared in good faith in accordance with the historical accounting methods and policies of Lorillard, applied on a consistent basis during the periods involved, (iii) fairly presents in all material respects, as applicable, the brand contribution of the Lorillard Brands, in the case of the unaudited summary brand contribution of the Maverick Brand and the unaudited consolidated balance sheets of the blu Brand Business at their respective dates and for the periods covered by such statements and (iv) is not materially inaccurate or misleading taken as a whole.

Section 4.03. Information Supplied. None of the information provided or to be provided by Lorillard specifically for inclusion or incorporation by reference in the Class 1 Circular, at the time the Class 1 Circular is first mailed to shareholders of Imperial and at the time such shareholders vote on the resolutions set forth in the Class 1 Circular, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 4.04. Books and Records. The Books and Records relating exclusively to the Maverick Brand and primarily to the blu Brand Business are true and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

Section 4.05. Absence of Certain Changes or Events. Except as contemplated by this Agreement or the Merger Agreement and other than in connection with the negotiation, execution and delivery of the Merger Agreement, the Lorillard Transfer Agreement and all other agreements and actions taken in connection with the transactions contemplated thereby, from January 1, 2014 to the date of this Agreement, the Lorillard Asset Owners have (a) operated the Lorillard Assets and operated and conducted the Maverick Brand Business and the blu Brand Business in the ordinary course in all material respects and (b) not taken any action that, if such action were taken after the date of this Agreement, would require the Acquiror’s consent pursuant to Section 6.01.

Section 4.06. Absence of Litigation. There are no (and since January 1, 2014, there have been no) Actions pending or threatened against the Lorillard Asset Owners that relate to the Lorillard Assets that have had, or would reasonably be expected to have, individually or in the aggregate, a Lorillard Material Adverse Effect. No Lorillard Asset Owner is a party or subject to or in default under any outstanding judgment, order or decree applicable to the Lorillard Assets.

Section 4.07. Compliance with Laws.

(a) None of the Lorillard Asset Owners is, or since January 1, 2013, has been, in non-compliance with any Laws or Governmental Orders applicable to the operation of the Lorillard Assets or the use of the Lorillard Brands or operation of the blu Brand Business, except for such non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Lorillard Material Adverse Effect. None of the Lorillard Asset Owners has received, since January 1, 2013, any written notice or other communication from any Governmental Authority that alleges that the blu Brand Business or the Maverick Brand Business or, in connection with the Lorillard Assets, any Lorillard Asset Owner, has any Liability under, or is not in compliance with, any applicable Laws, except for any notice or other communication relating to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Lorillard Material Adverse Effect.

(b) None of the Lorillard Asset Owners or any of their respective Subsidiaries, nor any director or senior officer of Lorillard:

(i) is, or is controlled by, a Restricted Party;

(ii) directly or indirectly, has conducted, conducts or is otherwise involved with any business with or involving any Governmental Authority (or any sub-division thereof), or any Person targeted by, or located in any country that is the subject of, any Sanctions; or

(iii) is or, within the past two years has been, in violation of or subject to an investigation relating to Sanctions.

(c) With respect to the Lorillard Assets, none of the Lorillard Asset Owners nor any of their respective Subsidiaries, nor any director or senior officer of RAI, directly or indirectly, has within the past two years, violated or is in violation of any applicable anti-corruption Law;

(d) With respect to the Lorillard Assets, the operations of the Lorillard Asset Owners are and, since January 1, 2013 have been, conducted in material compliance with all applicable Money Laundering Laws, and no Actions involving the Lorillard Assets are pending or threatened with respect to Money Laundering Laws that, individually or in the aggregate, have had or would reasonably be expected to have a Lorillard Material Adverse Effect.

Section 4.08. Governmental Licenses and Permits. (a) All material Permits relating to the Lorillard Assets (the “Material Lorillard Asset Permits”) are validly held by Lorillard or a Subsidiary of Lorillard, and Lorillard or a Subsidiary of Lorillard has complied with the terms and conditions thereof, (b) since January 1, 2013, Lorillard has not received written notice of any Action relating to, and there are no facts, circumstances or conditions that would reasonably be expected to result in, the termination, suspension, material modification, revocation or nonrenewal of any such Material Lorillard Asset Permits and (c) none of such Material Lorillard Asset Permits would reasonably be expected to be subject to termination, suspension, material modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Transactions contemplated hereby.

Section 4.09. Sufficiency of, and Title to, the Assets.

(a) As of the date of this Agreement, the tangible Lorillard Assets are structurally sound, in operating condition, and adequate for the uses to which they are currently being put, in each case, subject to ordinary wear and tear.

(b) The Lorillard Assets will, together with the Ancillary Agreements and Third Party Rights and taking into account the benefits and burdens passed to the Acquiror pursuant to Section 2.02, constitute all of the assets, properties, rights and interests (including real property and tangible and intangible property) necessary for the Acquiror to conduct the blu Brand Business and the Maverick Brand Business and to operate the Greensboro Facility and the Danville Facility immediately following the Closing in all material respects as the same is conducted on the date of this Agreement and as of immediately prior to the Closing.

(c) Except for Permitted Liens, the Lorillard Asset Owners have good and marketable title to the Lorillard Assets free and clear of all Liens.

Section 4.10. Intellectual Property.

(a) Section 4.10 of the Disclosure Schedule sets forth a complete and accurate list of all Lorillard Brands Intellectual Property that is registered or issued, or for which applications to register or obtain issuance have been filed and are pending anywhere in the world, and an indication of the jurisdictions in which such filings have been made and the status thereof and any Trademarks included in the Lorillard Brands Intellectual Property that are not registered but are material to the business related to the Lorillard Brands or the blu Brand Business. All Lorillard Brands Intellectual Property so shown as registered or issued is duly registered in or filed in or issued by the United States Copyright Office, the United States Patent and Trademark Office or any similar national or local foreign intellectual property authority.

(b) The Lorillard Asset Owners own and have the right to use, free and clear of all Liens (other than Permitted Liens), all material Lorillard Brands Intellectual Property. All registered patents, Trademarks and copyrights included in the Lorillard Brands Intellectual Property are valid, and such registered patents, Trademarks and copyrights are subsisting and in full force and effect, and have not been canceled, expired or abandoned.

(c) All employees, agents, consultants or contractors who have contributed to the creation or development of any material Lorillard Brands Intellectual Property either: (i) created such Intellectual Property in the scope of his or her employment with the relevant Lorillard Asset Owner at the time of creation of such materials; (ii) is a party to a “work-for-hire” agreement under which the relevant Lorillard Asset Owner is deemed to be the original owner/author of all rights, title and interest therein; or (iii) has executed an assignment in favor of the relevant Lorillard Asset Owner of all right, title and interest in such Intellectual Property.

(d) (i) The business related to the Lorillard Brands and the blu Brand Business, in each case, as operated on the date of this Agreement do not infringe upon any Intellectual Property rights of third parties; (ii) there is no pending or threatened infringement claim, opposition, interference or cancellation proceeding before any court, patent office or registration authority in any jurisdiction against any Lorillard Brands Intellectual Property; and

(iii) since January 1, 2011, neither Lorillard nor any other Lorillard Asset Owner has received any written notice from any other Person challenging its use or ownership of any Lorillard Brands Intellectual Property material to the use of the Lorillard Brands or the subsistence, validity or enforceability thereof.

(e) No Person is, as of the date of this Agreement, engaging in any activity that infringes in any material respect upon the Lorillard Brands Intellectual Property.

(f) Except with respect to registered and issued Lorillard Brands Intellectual Property that was allowed to lapse in the ordinary course of business, the Lorillard Asset Owners have taken commercially reasonable action to maintain and preserve the Lorillard Brands Intellectual Property, including entering into appropriate confidentiality/non-disclosure agreements with third parties to whom they disclose confidential information or trade secrets that are Lorillard Brands Intellectual Property and that are material to the use of the Lorillard Brands or the operation of the blu Brand Business, and making payments of all maintenance and similar fees for any such Lorillard Brands Intellectual Property.

(g) The consummation of the transactions contemplated by this Agreement will not materially impair or materially alter any of the Lorillard Asset Owners’ rights (or the Acquiror’s rights following the Closing) in any Lorillard Brands Intellectual Property.

(h) There are no settlements, forbearances to sue, consents, judgments or orders to which Lorillard Asset Owners are a party or with respect to which such parties are bound that restrict the rights of the Lorillard Asset Owners to use any material Lorillard Brands Intellectual Property other than on behalf of Lorillard and its Affiliates.

Section 4.11. Information Technology.

(a) The Lorillard Asset Owners are the exclusive owners and have direct control of and/or are validly licensed or otherwise authorized to use the Transferring IT Systems.

(b) The Transferring IT Systems comprise all material IT Systems required for the operation of the Lorillard Business after the Closing in substantially the same manner as the Lorillard Business was operated during the six month period immediately prior to the date of this Agreement.

(c) There are no material defects in any Software transferred pursuant to Section 2.01(a)(xvii) that would prevent the same from performing in accordance with its specifications.

(d) There have been no security breaches, breakdowns, malfunctions, data loss, failures or other defects in the Transferring IT Systems in the two year period ended on the date of this Agreement which have had a material adverse effect on the operations of the Lorillard Business.

Section 4.12. Environmental Matters. The representations and warranties set forth in this Section 4.12 represent the sole and exclusive representations and warranties regarding Environmental Laws and Environmental Permits related to the Lorillard Brands and the blu Brand Business. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Lorillard Material Adverse Effect:

(a) the Lorillard Assets and the Transferred Real Property owned or leased by Lorillard Asset Owners are and, since January 1, 2011, have been in compliance with Environmental Laws;

(b) the Lorillard Asset Owners possess, maintain and are and, since January 1, 2011 have been, in compliance with all required Environmental Permits. The transactions contemplated by this Agreement will not result in or trigger the termination, modification, revocation, or right of termination or cancellation of or under any such Environmental Permits;

(c) there are no pending or threatened Environmental Actions against or affecting the Lorillard Assets or the Transferred Real Property and there are no facts, circumstances or conditions that would reasonably be expect to form the basis of any such Environmental Action; and

(d) there are no Hazardous Materials present in, on, at, under or migrating to or from any of the Transferred Real Property or any third-party property to which any Hazardous Materials were sent in connection with the Lorillard Assets or any prior operations of the Lorillard Assets for treatment, recycling, storage or disposal that would reasonably be expected to require any investigation, cleanup, remediation or similar activities or form the basis of any Environmental Action.

Section 4.13. Major Customers and Suppliers; Assumed Contracts.

(a) Section 4.13(a) of the Disclosure Schedule lists each of the Material Lorillard Brands Customers and the Material Lorillard Brands Suppliers. Since January 1, 2013, no Material Lorillard Brands Customer or Material Lorillard Brands Supplier has either terminated its relationship with the Lorillard Asset Owners with respect to the business related to the Lorillard Brands or the blu Brand Business or materially reduced the aggregate value of its annual transactions with the Lorillard Asset Owners with respect to the business related to Lorillard Brands or the blu Brand Business, nor has any Lorillard Asset Owner received written notice from any Material Lorillard Brands Customer or Material Lorillard Brands Supplier that it intends to do so.

(b) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Lorillard Material Adverse Effect, (i) each Assumed Contract to which a Lorillard Asset Owner is a party is a legal, valid and binding obligation of the applicable Lorillard Asset Owner, and each other party to such Assumed Contract, and (ii) is enforceable against the applicable Lorillard Asset Owner and each such other party, in accordance with its terms, subject, in each case, to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a

Lorillard Material Adverse Effect, (i) none of the Lorillard Asset Owners, nor any other party to an Assumed Contract is in material default or material breach of or has failed to perform any material obligation under an Assumed Contract.

Section 4.14. Taxes.

(a) Each Lorillard Asset Owner has timely filed all material Tax Returns required to be filed by it with respect to the blu Brand Business, each such Tax Return is true, correct and complete in all material respects, and all material Taxes (whether or not shown on any Tax Return) owed by any Lorillard Asset Owner with respect to or attributable to the blu Brand Business or the Lorillard Assets and the Assumed Liabilities have been or will be paid in full at the time such Taxes were or will be due and payable.

(b) With respect to the blu Brand Business, (i) no Lorillard Asset Owner is the subject of an audit or other examination of Taxes by any Governmental Authority or other proceeding, and no such audit or other examination or proceeding is contemplated or pending; (ii) no extension or waiver of the statute of limitations has been granted for any Tax Return with respect to any material Taxes, which statute (after giving effect to such extension or waiver) has not yet expired; (iii) no issues with respect to material Taxes were raised by the relevant Governmental Authority during any currently pending or completed audit or examination that would reasonably be expected to recur in a later taxable period; and (iv) no Lorillard Asset Owner has received any written notice from any Governmental Authority relating to any material Taxes with respect to the blu Brand Business which are currently in dispute or are unpaid.

(c) With respect to the businesses related to the Lorillard Brands and the blu Brand Business, no written claim has been made by a Governmental Authority in a jurisdiction where any Lorillard Asset Owner does not file a Tax Return that any Lorillard Asset Owner is or may be subject to taxation by that jurisdiction for Taxes that would be covered by or the subject of such Tax Return, which claim is pending.

(d) There is no Lien for a material amount of Taxes on any Lorillard Asset that arose in connection with any failure (or alleged failure) to pay any Tax.

Section 4.15. Employment and Employee Benefits Matters.

(a) Section 4.15(a) of the Disclosure Schedule sets forth a true and accurate list of all material Lorillard Employee Plans. The term “Lorillard Employee Plans” means (i) all employee benefit plans (within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA)) and all bonus, stock option, stock purchase, restricted stock and other equity or equity-based awards, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, severance, superannuation, profit-sharing or other benefit plans, programs, agreements or arrangements, that are maintained, contributed to, or sponsored by the Lorillard Asset Owners or their respective Affiliates and ERISA Affiliates for the benefit of any employee of Lorillard or its Affiliates (including any employee of Lorillard or its Affiliates who is not actively employed at such time and who has a right of re-instatement) (each a “Lorillard Employee”) or any dependents thereof and (ii) all individual employment, retention, termination, change in control, severance or other similar contracts or agreements pursuant to which any

Lorillard Asset Owner or its Affiliates currently has any obligation or Liability with respect to any Lorillard Employee or any dependents thereof. Each Lorillard Employee Plan is in writing and, with respect to each Lorillard Employee Plan, RAI has previously made available to the Acquiror, true and correct copies of each of the following documents: (i) a copy of the Lorillard Employee Plan (or to the extent no such copy exists, an accurate written description thereof); (ii) a copy of the most recent summary plan description and summary of material modifications with respect thereto, if any; (iii) a copy of each trust or other funding arrangement, if any; (iv) the two most recent annual financial reports, if any; (v) the two most recent actuarial reports, if any; and (vi) if applicable, the most recent IRS determination letter. Except as specifically provided in the foregoing documents made available to Acquiror and except as provided by applicable Law, there are no material amendments to any Lorillard Employee Plan, nor has any party with the authority to do so undertaken to make any such material amendments or to adopt or approve any new Lorillard Employee Plan.

(b) None of the Lorillard Employee Plans is a Multiemployer Plan or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which any Lorillard Asset Owner would reasonably be expected to incur material Liability under Section 4063 or 4064 of ERISA for which the Acquiror or any of its Affiliates would reasonably be expected to be liable on or after the Closing.

(c) Each Lorillard Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each related trust that is intended to be exempt from federal income Tax pursuant to Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification or exemption, as the case may be.

(d) None of the Lorillard Asset Owners has incurred any material Liability, for which the Acquiror or any of its Affiliates would reasonably be expected to be liable on and after the Closing, under or arising out of Title IV of ERISA that has not been satisfied in full and no fact or event exists that would reasonably be expected to result in such a Liability. None of the Lorillard Assets owned by a Lorillard Asset Owner is the subject of any material Lien arising under Section 303(k) of ERISA or Section 430(k) of the Code and none of the Lorillard Asset Owners has been required to post any material security under ERISA or the Code with respect to any Lorillard Employee Plan, in each case, for which the Acquiror or any of its Affiliates would reasonably be expected to be liable on and after the Closing, and no fact or event exists that would reasonably be expected to give rise to any such Lien or requirement to post any such security.

(e) With respect to each Lorillard Employee Plan, all material employer and employee payments, expenses, contributions or accruals (including premiums) required by Law or by the terms of such plan have been made when due pursuant to the terms of such plan and applicable Laws, or if applicable, accrued, in accordance with US GAAP.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase in any material respect the amount or value of, any payment or benefit to any Lorillard Employee that is payable by Acquiror pursuant to the terms of any Lorillard Employee Plan or pursuant to the terms of any contractual obligation expressly assumed by Acquiror under this Agreement or result in any material limitation on the right of the Acquiror to amend, merge, terminate or receive a reversion of assets from any Lorillard Employee Plan that is to be transferred to the Acquiror pursuant to this Agreement or its related trusts. Except as disclosed in Section 4.15(f) of the Disclosure Schedule, in connection with the consummation of the transactions contemplated by this Agreement, there will be no disallowance of a deduction under Section 280G of the Code for any amount paid or payable by Lorillard or its Affiliates as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise.

(g) Each Lorillard Employee Plan is now and has been operated in all material respects in accordance with the requirements of all applicable Laws, including ERISA and the Code.

(h) There are no material controversies, audits or investigations pending or threatened in connection with any Lorillard Employee Plan.

(i) The Acquiror has previously been provided a true and correct listing, as of June 16, 2014, of each Lorillard Employee, his or her current rate of annual base salary or current wages, 2014 annual bonus target, job title, employment status, work location and date of hire.

(j) The Lorillard Asset Owners are in compliance in all material respects with all applicable Laws governing the employment of labor, including all Laws relating to wages, hours, discrimination, termination, reductions in force, layoff, classification of employees for purposes of overtime, immigration, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and similar Taxes. No Lorillard Asset Owner has any material Liability, for which the Acquiror or any of its Affiliates would reasonably be expected to be liable on and after the Closing, by reason of an individual who performs or performed services for the Business for the Lorillard Asset Owners in the United States in any capacity being improperly excluded from participating in a Lorillard Employee Plan; and each Lorillard Employee in the United States has been properly classified in all material respects as “exempt” or “non-exempt” under applicable Law.

(k) The Lorillard Asset Owners have taken prior to the date of this Agreement all actions required by Law to be taken prior to the date of this Agreement and all actions otherwise necessary to enable the Parties to carry out the transactions contemplated by this Agreement with respect to trade unions, work councils, employee representatives and employees in connection with the transactions contemplated by this Agreement, and, where such actions are required to be taken after the date of this Agreement, whether by Law or otherwise, the Lorillard Asset Owners will take, such actions as soon as reasonably practicable following the date of this Agreement (and in any event prior to the Closing Date or as otherwise required under this Agreement or any exhibit hereto).

Section 4.16. Real Property.

(a) All leases and subleases for the Transferred Leased Property under which any of the Lorillard Asset Owners is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). None of the Lorillard Asset Owners nor any other party to a lease or sublease related to Transferred Leased Properly and to which a Lorillard Asset Owner is a party is in a material default or material breach of or has failed to perform any material obligation under any such lease or sublease.

(b) The Lorillard Asset Owners have (i) good and marketable fee simple title to all the Transferred Owned Property, and (ii) good and valid leasehold or subleasehold (as applicable) title to all Transferred Leased Property leased by them, in each of cases (i) and (ii), free and clear of all Liens, except for Permitted Liens.

(c) All buildings, fixtures and other improvements located on the Transferred Real Property owned or leased by a Lorillard Asset Owner are structurally sound and in operating condition, subject to ordinary wear and tear, except, in each case, as would not materially adversely affect the use and operation of any such buildings, fixtures and other improvements.

Section 4.17. Insurance. Section 4.17 of the Disclosure Schedule contains a list of (a) all material insurance policies maintained by a Lorillard Asset Owner and in effect as of the date of this Agreement that relates primarily to the blu Brand Business or any Transferred Asset owned, leased or held by a Lorillard Asset Owner, including policy type, policy numbers, policy periods, limits of coverage, and information regarding any settlement or commutation of the same and (b) with respect to the blu Brand Business, the Lorillard Assets owned, leased or held by a Lorillard Asset Owner or the Assumed Liabilities that are Liabilities of a Lorillard Asset Owner, a list of all pending claims as of the date of this Agreement against any such insurance policy. Subject to any settlements and commutations and except as would not reasonably be expected to be material to an owner of the Lorillard Assets, all such insurance policies are in full force and effect, and all premiums due thereunder have been paid. Since January 1, 2013, no Lorillard Asset Owner has received written notice of cancellation or termination, other than in connection with normal renewals, of any such insurance policies. There is no claim with respect to the blu Brand Business, Lorillard Assets or Assumed Liabilities by any Lorillard Asset Owner pending under any such insurance policies that (a) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (b) if not paid would reasonably be expected to be material to an owner of the Lorillard Assets.

Section 4.18. Disclosure of State Settlement Arrangements. Lorillard has made available to the Acquiror all Contracts and Governmental Orders to which any Lorillard Asset Owner is a party or bound, in each case with respect to the Lorillard Brands or the blu Brand Business, and that relate wholly or partially to any of the State Settlements including any agreement or arrangement relating to the allocation of any amount with respect to any State Settlement payment among the OPMs or between any Lorillard Asset Owner and any other signatory or litigant. There are no agreements existing as at the date hereof and as of the Closing Date among the OPMs with respect to the MSA, or among the Settling Defendants with respect to any of the PSS Agreements, that affect the Maverick Brand other than those set out in Section 4.9 of Exhibit F to this Agreement. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, there are no claims or disputes or outstanding obligations under the Growers Trust.

Section 4.19. Disclosure of DoJ Tobacco Case Documentation. Within 90 days following the date of this Agreement, Lorillard will have made available to the Acquiror all Contracts and Governmental Orders to which any Lorillard Asset Owner is a party or bound, in each case with respect to the Lorillard Brands or the blu Brand Business, and that relates to the DoJ Tobacco Case.

Section 4.20. Compliance with Final Judgment and Remedial Order. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Lorillard Material Adverse Effect, each Lorillard Asset Owner has complied with all obligations under the Final Judgment and Remedial Order applicable to the Lorillard Brands or blu Brand Business, and as of the date of this Agreement, no such Person has received any written notice or other written communication of any material breach of any of its obligations under any such Final Judgment and Remedial Order.

Section 4.21. Compliance with State Settlements. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Lorillard Material Adverse Effect, each Lorillard Asset Owner has complied with all obligations under the State Settlements applicable to it, and as of the date of this Agreement, no such Person has received any written notice or other written communication of any material breach of any of its obligations under any State Settlement.

Section 4.22. Compliance with Certification/Listing. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Lorillard Material Adverse Effect, each Certification/Listing in respect of the Lorillard Brands is valid, and as of the date of this Agreement, no Lorillard Asset Owner has received any written notice or other written communication of any expiration, invalidity or material adverse change in such Certification/Listing or any material non-compliance or alleged material non-compliance with any Law applicable to such Certification/Listing.

Section 4.23. Brokers. Except for fees and expenses of Barclays Capital Inc. and Centerview Partners LLC (the “Lorillard Bankers”) in connection with their rendering of investment banking advice to Lorillard, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any Lorillard Asset Owner in connection with the sale of the Lorillard Brands or the blu Brand Business based upon arrangements made by or on behalf of Lorillard. Lorillard is solely responsible for the investment advisory fees and expenses of the Lorillard Bankers.

Section 4.24. No Indebtedness as of Closing. As of the Closing, no Transferred Asset owned by a Lorillard Asset Owner will be encumbered with any Indebtedness.

Section 4.25. Authority; Performance.

(a) Each of the Lorillard Asset Owners has full power and authority to consummate the transactions contemplated to be consummated by it by this Agreement.

(b) The consummation by each Lorillard Asset Owner of the transactions contemplated by this Agreement has been duly authorized by all requisite corporate or equivalent action on the part of such Lorillard Asset Owner.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

The Acquiror represents and warrants to RAI that, except as set forth in the Acquiror Disclosure Schedule:

Section 5.01. Incorporation and Qualification of the Acquiror. The Acquiror is a limited liability company duly organized, validly existing and in good standing under the Laws of Texas and has all necessary limited liability company power and authority and possesses all Permits necessary to enable it to own, lease, or otherwise hold its properties and assets and to conduct its business as currently conducted. Imperial is, indirectly, the holder of all of the equity interests in the Acquiror.

Section 5.02. Authority; Execution and Delivery; Enforceability.

(a) The Acquiror has full power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party and, subject to receiving the Imperial Shareholder Approval, to consummate the transactions contemplated to be consummated by it by, and carry out its obligations under, this Agreement and each such Ancillary Agreement.

(b) The execution and delivery by the Acquiror of this Agreement and the other Transaction Agreements to which the Acquiror is, or is specified to be, a party, and the consummation by the Acquiror of the transactions contemplated by, and the performance by the Acquiror of its obligations under, the Transaction Agreements have been duly authorized by all requisite corporate action on the part of the Acquiror.

(c) This Agreement has been, and upon execution and delivery each Ancillary Agreement to which the Acquiror is, or is specified to be, a party will be, duly executed and delivered by the Acquiror, and (assuming due authorization, execution and delivery by the other party or parties thereto) this Agreement constitutes, and upon execution and delivery each Ancillary Agreement will constitute, legal, valid and binding obligations of the Acquiror, enforceable against the Acquiror in accordance with their respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.03. No Conflict. The execution, delivery and performance by the Acquiror of, and the consummation by the Acquiror of the transactions contemplated by, the Transaction Agreements do not and will not (a) violate or conflict with the limited liability company agreement of the Acquiror, (b) conflict with or violate any Law or Governmental Order applicable to the Acquiror or (c) result in any breach of, or constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, recapture, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Acquiror pursuant to, or require the consent of or notice to any Person under, any note, bond, mortgage, indenture, Contract or Permit to which the Acquiror is a party or by which any of such assets or properties is bound, except, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights or Liens as would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 5.04. Governmental Notices, Consents and Approvals. The execution and delivery by the Acquiror of this Agreement and the other Transaction Agreements to which it is, or is specified to be, a party do not, and the performance by the Acquiror of, and the consummation by the Acquiror of the transactions contemplated by, the Transaction Agreements will not, require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority, except (a) as contemplated by Section 9.01(a); (b) the required prior approval of the DC District Court to transfer the Acquired Tobacco Cigarette Brands to the Acquiror as contemplated by Section 9.01(d); (c) the change to the brands listing of the Acquired Tobacco Cigarette Brands by NAAG as contemplated by Section 6.19, (d) the certification or re-certification (if applicable) of the Acquired Tobacco Cigarette Brands by the States as contemplated by Section 6.19; (e) compliance with Section XVIII(c) of the MSA; (f) the notice of transfer of the Acquired Tobacco Cigarette Brands and related assets to the MSA Settling States as contemplated by Section 6.19 and Section 6.20 and Section XVIII(x) of the MSA; (g) to the extent necessary, approval or authorization by the PSS; and (h) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent, materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 5.05. Information Supplied. None of the information provided or to be provided by the Acquiror specifically for inclusion or incorporation by reference in materials filed by RAI or Lorillard with the SEC or mailed to RAI shareholders or Lorillard stockholders, at the time such materials are filed with the SEC or first mailed to RAI shareholders or Lorillard stockholders, as the case may be, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.06. Financial Ability.

(a) Subject to Section 5.06(f), the Acquiror has sufficient funds available to it, and (subject only to Closing) will have sufficient funds available to it under the financing agreements (the “Financing Agreements”) entered into to finance the Purchase Price, to pay when required by the Transaction Agreements, all amounts payable by it or any of its Affiliates under or as contemplated by the Transaction Agreements, including payment of the Purchase Price together with any fees and expenses to be borne by the Acquiror in accordance with the Transaction Agreements (collectively, the “Required Amount”). The financing under the Financing Agreements to finance the Required Amount is collectively referred to in this Agreement as the “Debt Financing”.

(b) The Acquiror has, prior to the execution of this Agreement, delivered to RAI true and complete copies of the Financing Agreements (redacted as necessary to address reasonable confidentiality concerns but only to the extent that any such redaction is not directly or indirectly in respect of any provision which relates to the commitment to provide the Debt Financing), pursuant to which the Acquiror will have sufficient funds to pay when required by the Transaction Agreements the Required Amount.

(c) The Financing Agreements are in full force and effect and constitute legal, valid and binding obligations of each of the parties thereto (in the case of parties other than Affiliates of the Acquiror, so far as the Acquiror is aware).

(d) The Financing Agreements in the form delivered to RAI have not been amended or modified: (i) in a manner which would reduce the aggregate amount of the Debt Financing set forth in the Financing Agreements below the Required Amount; or (ii) in a manner otherwise likely to prevent or impair or delay the Closing or the date on which the Debt Financing would otherwise be obtained, and the Acquiror will promptly deliver true and correct copies of any amendment, replacement, supplement or modification to the Financing Agreements to RAI and Lorillard, if they are amended, modified, replaced or supplemented in any respect that would have an effect specified in (i) or (ii) above.

(e) Except to the extent refinanced on a dollar-for-dollar basis through issues of debt for cash by Affiliates of the Acquiror, the commitments available to finance the Required Amount contained in the Financing Agreements have not as of the date of this Agreement been and as of Closing will not have been withdrawn, terminated or rescinded in any respect.

(f) There are no conditions to the Acquiror’s or any of its Affiliates’ ability to borrow under the Financing Agreements and to pay when required the Required Amount, other than: (i) any conditions precedent to Closing under this Agreement; (ii) the conditions expressly set forth in the Financing Agreements; and (iii) any other conditions that have been satisfied on the date of this Agreement and will remain satisfied at Closing.

(g) Each warranty, representation, covenant and obligation of the Acquiror or any of its Affiliates made, given or undertaken in or pursuant to the Financing Agreements, the breach of or non-compliance with which would limit or prevent the borrowing of funds to finance the payment of the Required Amount under the Financing Agreements and the use of such portion thereof as may be required by the Acquiror to enable it to consummate the Closing and to perform its other obligations under the Transaction Agreements, has not been breached and will not at Closing be breached in any respect which would limit or prevent the borrowing of funds under the Financing Agreements as at Closing and the use of such portion thereof as may be required by the Acquiror to enable it to consummate the transactions contemplated by, and to perform its other obligations under, the Transaction Agreements.

(h) The Acquiror has no reason to believe that it or any of its Affiliates will be unable to satisfy on a timely basis any warranty, covenant or obligation prior to or on Closing to be satisfied by the Acquiror or the Affiliates of the Acquiror contained in the Financing Agreements, the non-satisfaction of which would limit, delay or prevent the borrowing of funds under the Financing Agreements to finance the Required Amount, and the Acquiror undertakes that if it becomes aware of any such reason prior to the Closing, it will promptly notify the Sellers of the same.

(i) As of the date of this Agreement there are no outstanding borrowings under or pursuant to the Existing Facilities Agreement (as such term is defined in the original form of the Financing Agreements) and at or prior to the Closing, there will not be any such outstanding borrowings by the Acquiror or any of its Affiliates thereunder.

Section 5.07. Brokers. Except for the fees and expenses of Credit Suisse and Goldman Sachs (collectively, the “Imperial Bankers”) in connection with their rendering of investment banking advice to the Acquiror and its Affiliates, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Acquiror or any of its Affiliates in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror or any of its Affiliates. The Acquiror is solely responsible for the investment advisory fees and expenses of the Imperial Bankers.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01. Conduct Prior to the Closing. Except as required by applicable Law or as otherwise contemplated by or necessary to effectuate the Merger or to perform the Transaction Agreements and except for matters identified in Section 6.01 of the Disclosure Schedule, from the date of this Agreement through the Closing, unless the Acquiror otherwise consents in writing in advance (such consent not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing, or, if earlier, the termination of this Agreement in accordance with its terms, RAI will, and will cause the RAI Asset Owners to, and will use its reasonable best efforts to cause the Lorillard Asset Owners to: (A) operate the business related to the RAI Brands and the PR Business and the blu Brand Business in the ordinary course in all material respects; (B) use reasonable best efforts to preserve intact the material business relationships and goodwill associated with the Acquired Brands, the blu Brand Business and the PR Business with the material customers, material suppliers, material distributors, material agents, material retailers and others with whom the RAI Asset Owners or Lorillard Asset Owners have business relationships with respect to the business related to the Acquired Brands and the blu Brand Business or the PR Business, as applicable; (C) use reasonable best efforts to continue distribution practices substantially in accordance with past practice; and (D) use reasonable best efforts to keep available the services of executive officers and the Key Lorillard Employees who are Proposed Transferred Employees in the ordinary course consistent with past practice. In addition, and without limiting the generality of the foregoing, except for matters identified in Section 6.01 of the Disclosure Schedule, unless the Acquiror otherwise consents in writing in advance (such consent not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Closing, or, if earlier, the termination of this Agreement in accordance with its terms, RAI will not and will cause the other Sellers not to:

(a) grant any Lien (other than granting or suffering to exist a Permitted Lien) on any material Transferred Assets (whether tangible or intangible) that will not be extinguished, as to the Transferred Assets, at the Closing;

(b) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division that would constitute Transferred Assets in excess of $35,000,000 in the aggregate;

(c) incur or suffer to exist any Indebtedness (including intercompany Indebtedness) that would encumber any Transferred Asset, or otherwise issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, except for any Indebtedness, debt securities or obligations for which RAI or its Affiliates shall be solely obligated and that shall be Excluded Liabilities or that will be extinguished on or prior to the Closing;

(d) other than in the ordinary course of business consistent with past practice, waive any claims or rights of material value to the Acquired Brands, the PR Business or the blu Brand Business (to the extent such claims or rights would constitute Transferred Assets);

(e) sell, pledge, assign, transfer, lease, sublease, license or otherwise dispose of any Transferred Assets, other than (i) Intellectual Property, Inventory and obsolete or excess Equipment in the ordinary course of business consistent with past practice or (ii) pursuant to existing Assumed Contracts or commitments or pursuant to Assumed Contracts entered into after the date of this Agreement without violating the terms of this Agreement;

(f) with respect to (i) the blu Brand Business, (A) undertake or commit to undertake any capital expenditure in any 12-month period (to the extent such capital expenditure would constitute an Assumed Liability) in excess of $10,000,000 in the aggregate for all such capital expenditures that are not contemplated by the capital plans set forth in Section 6.01(f)(1) of the Disclosure Schedule or (B) fail to make any capital expenditure contemplated by the capital plans set forth in Section 6.01(f)(1) of the Disclosure Schedule, except to the extent such failure would not materially affect the capital plan or cause a timing delay of more than a quarter or (ii) the PR Business, (A) undertake or commit to undertake any capital expenditure in any 12-month period (to the extent such capital expenditure would constitute an Assumed Liability) in excess of $20,000 in the aggregate for all such capital expenditures that are not contemplated by the capital plans set forth in Section 6.01(f)(2) of the Disclosure Schedule or (B) fail to make any material capital expenditure contemplated by the capital plans set forth in Section 6.01(f)(2) of the Disclosure Schedule;

(g) solely with respect to Proposed Transferred Employees, other than to the extent required by any existing Employee Plan or expressly contemplated or permitted by the terms of this Agreement or the Merger Agreement, (i) grant or announce any increase in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable, other than in the ordinary course of business consistent with past practice, (ii) establish, adopt, amend or become a party to any new employee benefit or compensation plan, program, commitment, agreement or arrangement or collective bargaining agreement or other trade union agreement or amend any existing Employee Plan (including any employment agreement) in a manner that affects compensation or benefits payable, other than immaterial amendments, renewals and other changes in the ordinary course of business consistent with past practice, (iii) increase or promise to increase any benefits under any Employee Plan, other than in the ordinary course of business consistent with past practice, (iv) accelerate any vesting of compensation or benefits or pay any material compensation or benefits not otherwise due, (v) grant any rights to severance or termination pay to, or enter into any employment, consulting or severance agreement, other than in the ordinary course of business consistent with past practice, or (vi) with respect to any Employee Plan that is assumed as provided in Exhibit D, modify the actuarial assumptions used for determining benefits thereunder or fund any trusts related thereto, except, in each case, as required by Law (including, without limitation, Lorillard’s obligation to engage in good faith bargaining);

(h) other than in the ordinary course, make any changes in any material respects to the working capital policies of the blu Brand Business or the PR Business or the inventory maintenance policies applicable to the Inventory;

(i) enter into any transactions or Contracts with Affiliates that would be Assumed Contracts or otherwise binding on the Transferred Assets after the Closing, other than in the ordinary course of business consistent with past practice;

(j) (i) other than in the ordinary course of business consistent with past practice, terminate, modify or amend, release, enter into, extend or waive any material right under, or discharge any other party thereto of any of their material obligations under, any lease in respect of Transferred Leased Property; or (ii) enter into any Contract that materially restrains, materially restricts or materially limits (A) the ability to sell, distribute or market any Acquired Tobacco Cigarette Brand or (B) the blu Brand Business or the PR Business from competing with or conducting any business or line of business in any geographic area, in each case other than exclusive distribution, agency or supply arrangements (not with Affiliates) entered into in the ordinary course of business consistent with past practice;

(k) fail to materially comply with any Law applicable to the operation or conduct of the blu Brand Business or PR Business;

(l) take any action that is reasonably likely to result in the termination, suspension, material modification, revocation or nonrenewal of any Permits that are material to the blu Brand Business or PR Business;

(m) enter into any new Contract that, if entered into prior to the date of this Agreement would be an Assumed Contract, or terminate, materially modify or materially amend, release, enter into, extend, waive any material right under, assign or otherwise change any material rights under, or discharge any other party thereunder of any of their material obligations under any Assumed Contract, except in each case (i) in the ordinary course of business consistent with past practice or (ii) consistent with subsections (g) and (n);

(n) agree to any modification of payments or obligations under any State Settlement or agreement related to any State Settlement or in relation to the DoJ Tobacco Case, including agreements with States, other OPMs or SPMs, that by its terms applies to the Acquired Tobacco Cigarette Brands (or any of them) differently than it does to other tobacco cigarette brands owned by RAI or Lorillard, or take or fail to take any action under any State Settlement that could affect the Acquiror’s payment or other obligations after the Closing or waive any credit or right under any State Settlement to which the Acquiror would be entitled after the Closing;

(o) take any action (including any action with respect to the FDA, any State or NAAG) that is reasonably likely to result in the termination, suspension, material modification, revocation or nonrenewal of the brand registrations, licenses or Certification/Listing of the Acquired Tobacco Cigarette Brands;

(p) take any action that is reasonably likely to result in a material adverse change in any obligations under the Final Judgment and Remedial Order in respect of the Acquired Tobacco Cigarette Brands; or

(q) authorize or enter into any transaction, agreement, commitment, undertaking or arrangement with respect to any of the foregoing.

Nothing in this Section 6.01 shall be deemed to limit any transfer of Excluded Assets prior to the Closing. Nothing in this Section 6.01 is intended to, or should be interpreted to, limit Lorillard’s ability to engage in any legally required good faith bargaining with the unions representing Lorillard employees. Nothing in this Section 6.01 or in the remainder of this Agreement shall give the Acquiror, directly or indirectly, the right to control or direct the operations of RAI or Lorillard or any of their respective Affiliates with respect to the Transferred Assets prior to the Closing. Nothing in this Section 6.01 will restrict RAI or Lorillard or any of their respective Affiliates from taking any action required to be taken by it or from exercising any right permitted under Section 5.02, Section 5.03 or, subject to the proviso to Section 6.16(b) hereof, Section 6.03 of the Merger Agreement.

Section 6.02. Access to Information; Cooperation.

(a) From the date of this Agreement until the Closing, or, if earlier, the termination of this Agreement in accordance with its terms, upon reasonable prior notice, and except as determined in good faith to be necessary to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, RAI shall, and shall cause its Affiliates and Lorillard and each of its and their respective Representatives to: (i) afford the Acquiror and its Representatives reasonable access, during normal business hours, to the properties and the Books and Records of each RAI Asset Owner and Lorillard Asset Owner relevant to the Transferred Assets; and (ii) furnish to the Acquiror and its Representatives such additional financial and operating data and other information regarding the Transferred Assets as the Acquiror may from time to time reasonably request, in each case for purposes of preparing to operate the Business immediately following the Closing, including, without limiting the foregoing, access to the following employee information: current rate of annual base salary or current wages, 2014 annual bonus target, job title, employment status, work location and date of hire; provided that (A) such additional financial and other information is available to the Sellers or their respective Affiliates, as applicable, and (B) any such investigation shall not unreasonably interfere with any of the businesses, personnel or operations of the Sellers or any of their respective Affiliates; provided, further, that the auditors and accountants of the Sellers and their Affiliates shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by RAI or the Acquiror, the Parties will enter into a customary joint defense agreement with respect to any information to be provided to the Acquiror pursuant to this Section 6.02(a).

(b) In addition to the obligations set forth in Section 6.22, from and after the Closing, in connection with the preparation of Tax Returns or financial statements or reporting obligations, upon reasonable prior notice, and except as determined in good faith to be necessary to (x) ensure compliance with any applicable Law, (y) preserve any applicable privilege (including the attorney-client privilege), or (z) comply with any contractual confidentiality obligations, each Party shall, and shall cause its Affiliates to afford the Representatives of the other Party, their Affiliates and their representatives reasonable access, during normal business hours, to all Books and Records, documents and other information within the knowledge, possession or control of the other Party or its Affiliates in respect of, in the case of requests by RAI, any Excluded Assets, and in respect of requests by the Acquiror, any Transferred Assets; provided that (A) such additional financial and other information is available to the other Party or its Affiliates, as applicable, (B) any such investigation shall not unreasonably interfere with the business or operations of the other Party or any of its Affiliates and (C) the auditors and accountants of the other Party or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested the Parties shall enter into a customary joint defense and confidentiality agreement with respect to any information to be provided pursuant to this Section 6.02(b).

Section 6.03. Confidentiality.

(a) The terms of the letter agreement dated March 3, 2014 (the “Confidentiality Agreement”), among Imperial, RAI, Lorillard and BAT are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, however, that Imperial’s confidentiality obligations shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) relating to the Business. If, for any reason, the sale of the Transferred Assets is not consummated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. The execution of this Agreement shall constitute written consent by RAI pursuant to the Confidentiality Agreement to all actions by the Acquiror and Imperial that are required or expressly permitted by this Agreement that would otherwise be restricted by the Confidentiality Agreement. The Confidentiality Agreement is hereby amended, as of the date of this Agreement, to include in the definition of “Representatives” all existing and prospective direct and indirect financing sources of Imperial and its Affiliates.

(b) From and after the Closing, RAI shall, and shall cause its Affiliates and its and their respective Representatives to, hold in confidence any and all confidential and proprietary information, whether written or oral, concerning the Business, except to the extent that RAI can show that such information (i) is generally available to the public through no fault of RAI, any of its Affiliates or its or their respective Representatives or (ii) is lawfully acquired by RAI, any of its Affiliates or its or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. From and after the Closing, the Acquiror shall, and shall cause its Affiliates and its and their respective Representatives to, hold in confidence any and all confidential and proprietary information, whether written or oral, concerning the Retained Lorillard Brands, except to the extent that the Acquiror can show that such information (i) is generally available to the public through no fault of the Acquiror, any of its Affiliates or its or their respective Representatives or (ii) is lawfully acquired by the Acquiror, any of its Affiliates or its or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Party or any of its Affiliates or its or their respective Representatives is compelled to disclose any such confidential and proprietary information by judicial or administrative process or by other requirements of Law, or if it becomes necessary for such disclosing Party or any of its Affiliates to disclose such information in connection with any legal or administrative proceeding, the disclosing Party shall promptly notify the other Party in writing and shall disclose only that portion of such information as is necessary, and the disclosing Party shall provide the other Party with such appropriate protective order or other reasonable assurance that such information will be accorded confidential treatment as such other Party may reasonably request.

Section 6.04. Regulatory and Other Authorizations; Consents.

(a) Each of the Parties shall, and each shall cause its Affiliates and each of its and their respective Representatives to: (i) promptly obtain all authorizations, consents, orders, approvals, declarations, certifications, listings or Permits from, and make all filings with, all Governmental Authorities that may be, or become, necessary for its execution and delivery of, performance of its obligations pursuant to, and consummation of the transactions contemplated by, the Transaction Agreements, (ii) subject to the terms of this Agreement, take all such actions as may be requested by any such Governmental Authority to obtain such authorizations, consents, orders and approvals and (iii) subject to the terms of this Agreement, avoid the entry of, or effect the dissolution of, any Governmental Order or temporary restraining order in any suit or proceeding that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement. Each of the Parties will cooperate with the other in seeking promptly to obtain all such required authorizations, consents, orders and approvals. Subject to Section 6.04(f), no Party shall (and each shall ensure that none of its Affiliates or its or their respective Representatives shall) take any action that would reasonably be expected to have the effect of materially delaying, materially impairing or materially impeding the receipt of any required approvals.

(b) In furtherance but not in limitation of the foregoing, and in relation to the HSR Act filing relating to the Merger, each of the Parties shall use its reasonable best efforts to cause the Governmental Authority that investigates the Merger pursuant to the HSR Act to enter a Governmental Order that incorporates, whether directly or by reference, the terms of this Agreement and the Ancillary Agreements.

(c) In addition to the obligations set forth in Section 6.04(a):

(i) each Party agrees: (A) to make or cause to be made appropriate joint advance notices, applications and submissions to States with respect to any changes in any Certification/Listing pursuant to the transactions contemplated by this Agreement and, in the case of RAI and Lorillard, the Merger Agreement, as promptly as practicable, and in any event, no later than 90 days prior to the Closing, requesting that all required changes in such Certification/Listing be made on the Closing Date, that the existing certifications remain in place until all required changes in such Certification/Listing are made, and that appropriate provisions for transition and sell-through of the Acquired Tobacco Cigarette Brands are included in such changes to the Certification/Listing; (B) to supply as promptly as practicable any additional information and documentary material that may be requested by any State or NAAG in connection with such Certification/Listing; and (C) to engage and cooperate in all communications, meetings and other actions (including litigation) reasonably required to prevent any period of delisting and ensure that the sale of the Acquired Tobacco Cigarette Brands in the States by or on behalf of Acquiror is permitted under applicable Law as of and after the Closing Date, including without limitation coordinating to ensure that the date the Acquired Tobacco Cigarette Brands are delisted (if applicable) occurs on the day that the certification changes to Acquiror and maintaining listings in place to ensure the products are continuously certified/listed.

(ii) To the extent any Certification/Listing is required in connection with any contract manufacturing arrangement following the Closing, RAI and the Acquiror agree: (A) to make or cause to be made appropriate joint advance notices, applications and submissions to States with respect to any such Certification/Listing; (B) to supply as promptly as practicable any additional information and documentary material that may be requested by any State or NAAG in connection with such Certification/Listing; and (C) to engage in all communications, meetings and other actions (including litigation) reasonably required to prevent any period of delisting and ensure that the sale of the relevant tobacco cigarette brand (including any relevant Acquired Tobacco Cigarette Brand) in the States by or on behalf such other party or any of its Affiliates is permitted under applicable Law as of and after the Closing Date.

(d) Subject to any applicable confidentiality obligations, each of the Acquiror and RAI shall promptly notify the other Party of any oral or written communication it receives from any Governmental Authority, NAAG, OPM, SPM, other signatory to or litigant in respect of any State Settlement, Certification/Listing, DC District Court, United States Department of Justice or defendant, intervenor or interested party in the DoJ Tobacco Case, permit the other party to review in advance any communication proposed to be made by such party to any Governmental Authority, NAAG, OPM, SPM, other signatory to or litigant in respect of any

State Settlement, Certification/Listing, DC District Court, United States Department of Justice or defendant or interested party in the DoJ Tobacco Case and shall provide the other party with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority, NAAG, OPM, SPM, other signatory to or litigant in respect of any State Settlement, Certification/Listing, DC District Court, United States Department of Justice or defendant or interested party in the DoJ Tobacco Case or members of its staff, on the other hand, in each case, relating to the matters that are subject of this Agreement or the Merger Agreement. No Party shall agree to participate in any meeting with any Governmental Authority, NAAG, OPM, SPM, other signatory to or litigant in respect of any State Settlement, Certification/Listing, DC District Court, United States Department of Justice or defendant or interested party in the DoJ Tobacco Case in respect of any such filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing. Notwithstanding anything to the contrary in this Section 6.04(d), the Parties may, as they reasonably deem advisable and necessary, designate any competitively sensitive material provided to the other under this Section 6.04(d) as “outside counsel only,” and such materials shall be given only to the outside counsel of the recipient Party. Materials provided to the other Party or its outside counsel may be redacted as necessary to address reasonable attorney-client privilege or confidentiality concerns. Nothing in this Section 6.04(d) shall be applicable to Tax matters. To the extent that any disclosure that would otherwise be required under this Section 6.04(d) is precluded by a confidentiality obligation of the type referred to above, the Party bound by the relevant confidentiality obligation shall notify the other Party that the relevant oral or written communication has occurred but that such Party is prevented from disclosing it under this Section 6.04(d) due to a confidentiality obligation.

(e) Each Party agrees to cooperate and use reasonable best efforts to obtain any other consents and approvals that may be required in connection with the transactions contemplated by the Transaction Agreements; provided, however, that nothing in this Section 6.04(e) will be deemed to require any of the Sellers or any of their Affiliates to make any payments or agree to amend or modify any existing material commercial terms of any Contract in connection with seeking to obtain any such consents or approvals, nor will anything in this Section 6.04(e) require the Acquiror or any of its Affiliates to take any action in relation to the Class 1 Circular, the Imperial Shareholder Resolution or any related matter other than as set out in Section 6.05 below.

(f) Notwithstanding the foregoing, nothing in this Section 6.04 or otherwise in this Agreement shall require the Acquiror or any of its Affiliates to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses or equity interests of the Acquiror or any of its Affiliates, or of the Transferred Assets or otherwise take any action that would limit its freedom of action with respect to, or its ability to retain any of the businesses or assets or equity interests of Acquiror or any of its Affiliates or of the Transferred Assets. Nothing in this Section 6.04 or otherwise in this Agreement shall require the Acquiror or any of its Affiliates to propose, negotiate, effect or agree to, the purchase, acquisition or license of any business or equity interests or assets (other than the Transferred Assets) or the assumption of the liabilities (other than the Assumed Liabilities) of RAI or Lorillard or their respective Affiliates or of any other Person. In connection with seeking any consent of a Governmental Authority to the Transactions or the Merger, (i) without the prior written consent of RAI, the Acquiror shall not, and shall cause its Affiliates not to, propose, negotiate, effect or agree to, any sale, divestiture, purchase, acquisition license or other transaction of any business or equity interests or assets of RAI or Lorillard (other than the Transferred Assets) or the assumption of the Liabilities of RAI or Lorillard (other than the Assumed Liabilities) and (ii) except as contemplated by the Transaction Agreements, without the prior written consent of the other Party, no Party shall, and each Party shall cause its Affiliates not to, take any action or propose, negotiate or agree to (A) take any action that would limit another Party’s freedom of action with respect to, or its ability to retain any of the businesses or assets or equity interests of such Party or any of its Affiliates or (B) any requirement that any Party or any of its Subsidiaries modify, waive or terminate any marketing, promotion, rebate or discount policy, program, arrangement or understanding in existence as of the date of this Agreement.

(g) Notwithstanding the foregoing, nothing in this Section 6.04 or otherwise in this Agreement shall (i) limit or prevent RAI from taking any actions required to be taken by it or its Subsidiaries pursuant to Section 6.03 of the Merger Agreement (subject to the proviso to Section 6.16(b)) or (ii) require RAI, Lorillard or any of their respective Subsidiaries to offer, take, commit to or accept any action, restrictions or limitations of or on RAI or Lorillard or their respective Subsidiaries, or to permit such actions, restrictions or limitations, in each case if such actions, restrictions or limitations, individually or in the aggregate, would or would reasonably be expected to result in a Substantial Detriment (as defined in the Merger Agreement).

Section 6.05. Imperial Shareholder Approval and Meeting; Class 1 Circular.

(a) The Imperial Board has unanimously adopted resolutions: (i) determining that the terms of the transactions contemplated by this Agreement are advisable and will promote the success of Imperial; (ii) approving this Agreement and the transactions contemplated by this Agreement; (iii) directing that a resolution (the “Imperial Shareholder Resolution”) to approve the transactions contemplated by this Agreement for purposes of Chapter 10 of the listing rules (the “Listing Rules”) produced by the Financial Conduct Authority (“FCA”) under Part VI of the Financial Services and Markets Act 2000, as amended by the FCA, be submitted as soon as finalized in accordance with Section 6.05(c) to Imperial’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “Imperial Shareholders Meeting”); (iv) that it will, except to the extent that the Imperial Board shall have made an Adverse Recommendation Change as permitted by Section 6.05(d), give a unanimous and unqualified recommendation to Imperial’s shareholders to vote in favor of the Imperial Shareholder Resolution (the “Imperial Recommendation”) and include the Imperial Recommendation in the Class 1 Circular; and (v) to release, immediately following the execution of this Agreement, an announcement in the form of Section 6.05(a) of the Acquiror Disclosure Schedule as required by Listing Rule 10.5.1R(1) and referring to the Imperial Recommendation.

(b) Except for the affirmative vote in favor of approval of the Imperial Shareholder Resolution by the holders of ordinary shares of Imperial representing a simple majority of the votes represented in person or by proxy at the Imperial Shareholders Meeting (the “Imperial Shareholder Approval”), no other corporate proceedings on the part of Imperial are necessary to authorize, adopt or approve, as applicable, the Transaction Agreements or to consummate the Transactions.

(c) Imperial will, as soon as reasonably practicable following the date of this Agreement, prepare the Class 1 Circular and submit it to the FCA and use its reasonable best efforts to finalize the Class 1 Circular as soon as reasonably practicable. Imperial will duly call, give notice of, convene and hold the Imperial Shareholders Meeting for the sole purpose of seeking the Imperial Shareholder Approval. Imperial will use its reasonable best efforts to (i) cause the Class 1 Circular to be mailed to Imperial’s shareholders and to hold the Imperial Shareholders Meeting as soon as reasonably practicable and (ii) solicit proxies in favor of, or, if any Adverse Recommendation Change is made by the Imperial Board, in relation to, the Imperial Shareholder Resolution. The Parties will use their reasonable best efforts to hold the Imperial Shareholders Meeting, the Company Stockholders Meeting (as defined in the Merger Agreement) and the Parent Shareholders Meeting (as defined in the Merger Agreement) on the same day. If on a date for which the Imperial Shareholders Meeting is scheduled, Imperial has not received proxies representing a sufficient number of ordinary shares of Imperial to obtain the Imperial Shareholder Approval, whether or not a quorum is present, Imperial will have the right to make one or more successive postponements or adjournments of the Imperial Shareholders Meeting. Imperial agrees that, unless this Agreement has been terminated in accordance with Section 10.01(g), its obligations pursuant to this Section 6.05(c) will not be affected by the making of any Adverse Recommendation Change by the Imperial Board.

(d) Imperial will include the Imperial Recommendation in the Class 1 Circular, except to the extent that the Imperial Board shall have made an Adverse Recommendation Change as set out below in this Section 6.05(d). Except as set forth in this Section 6.05(d), neither the Imperial Board nor any committee thereof will withhold, withdraw (or qualify or modify in any manner adverse to RAI or Lorillard), or propose publicly to withhold or withdraw (or qualify or modify in any manner adverse to RAI or Lorillard), the Imperial Recommendation (any such action being referred to as an “Adverse Recommendation Change”). Notwithstanding the foregoing or anything else to the contrary in this Agreement, at any time prior to obtaining the Imperial Shareholder Approval, the Imperial Board may make an Adverse Recommendation Change only if an Intervening Event occurs and the Imperial Board determines in good faith (after consultation with its outside counsel and financial advisor) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law.

Section 6.06. Insurance.

(a) With respect to events or circumstances relating to the Transferred Assets, Assumed Liabilities or the Transferred Employees that occurred or existed prior to the Closing Date that are covered by any Seller’s occurrence-based liability insurance policies and any workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance, state or country programs that are in effect prior to the Closing Date (the “Pre-Closing Insurance”), the Acquiror may make claims under such policies after the Closing, subject to the terms and conditions thereof, and RAI shall take such actions as may reasonably be requested by the Acquiror in connection with the tendering of such claims to the applicable insurers under such Pre-Closing Insurance and to provide the Acquiror with the net proceeds it realizes with respect to such claims.

(b) With respect to any open claims against RAI’s or Lorillard’s insurance policies relating to the Transferred Assets, Assumed Liabilities or Transferred Employees prior to the Closing Date, RAI shall use its reasonable best efforts, at the Acquiror’s expense, to pursue such claims and obtain such expected proceeds; provided that the Acquiror complies with the requirements specified in Section 6.06(a).

(c) RAI will comply with its obligations under Section 6.04 of the Merger Agreement.

Section 6.07. License to Seller Intellectual Property.

(a) Effective immediately following the Closing, each Seller hereby grants, and will cause its Affiliates to hereby grant, to the Acquiror, a perpetual, royalty-free, fully paid up, non-exclusive, non-transferable (except in the case of an intra-group corporate reorganization among Affiliates or a sale of all or substantially all of the business related to an Acquired Brand) license, without the right to sub-license (except to (i) an Affiliate of the Acquiror or (ii) a third party providing services to the Acquiror or any Affiliate of the Acquiror in relation to the Business) to use the Seller Intellectual Property being used in the Business at Closing (other than Trademarks), solely in connection with the operation of the Business as conducted within the six months prior to the Closing and the subsequent evolution of such Business.

(b) The rights licensed by RAI and its Affiliates pursuant to Section 6.07(a) are furnished “as is”, with all faults and without representation or warranty of any kind, express, implied, statutory or otherwise, including any warranty of merchantability, fitness for any particular purpose, title, non-infringement, quality, usefulness, commercial utility, adequacy, compliance with any law, domestic or foreign, and implied warranties arising from course of dealing or course of performance.

Section 6.08. Intellectual Property License Agreement. Prior to the Closing, RAI and the Acquiror shall negotiate and agree on an intellectual property license agreement, such agreement to be on terms consistent with those set out in Exhibit E to this Agreement (the “Intellectual Property License Agreement”). At or prior to the Closing, RAI and the Acquiror shall execute and deliver the Intellectual Property License Agreement.

Section 6.09. Further Action Regarding Intellectual Property.

(a) From the date of this Agreement until the Closing, or, if earlier, the termination of this Agreement in accordance with its terms, RAI will use its reasonable best efforts to cause the Lorillard Asset Owners to conduct the Relevant Trademark Action in accordance with the provisions of this Section 6.09(a):

(i) as soon as reasonably practicable following the date of this Agreement, the relevant Lorillard Asset Owners shall meet with the Acquiror to discuss the relevant Lorillard Asset Owners’ strategy with respect to the conduct of the Relevant Trademark Action;

(ii) the relevant Lorillard Asset Owners shall conduct the Relevant Trademark Action in such a manner as would be customary for a prudent and diligent trademark owner, giving reasonable consideration to the prospective interest of the Acquiror in the blu Brand following the Closing;

(iii) the relevant Lorillard Asset Owners shall keep the Acquiror regularly informed with respect to the progress of the Relevant Trademark Action and shall promptly answer any reasonable enquiries received from the Acquiror in relation to the Relevant Trademark Action;

(iv) the relevant Lorillard Asset Owners shall keep the Acquiror advised of all material communications and all actual and prospective filings and submissions in connection with the Relevant Trademark Action and shall provide the Acquiror with a reasonable opportunity to review and comment on any such communications, filings and submissions;

(v) the relevant Lorillard Asset Owners shall reasonably consult with the Acquiror in relation to all material decisions to be taken by the relevant Lorillard Asset Owners in relation to the Relevant Trademark Action (including, without limitation, all decisions relating to (1) the survey evidence that will need to be adduced in the State of California in relation to the Relevant Trademark Action, (2) protective measures to be adopted by the Lorillard Asset Owners to mitigate against the RTA Claimants bringing actions equivalent to the Relevant Trademark Action outside the United States, (3) whether the Relevant Trademark Action should be resolved by arbitration, mediation or any other form of alternative dispute resolution, and (4) how the relevant Lorillard Asset Owners will respond to any preliminary or other injunction requests relating to the Relevant Trademark Action or any actions equivalent to the Relevant Trademark Action outside the United States) and shall provide the Acquiror with a reasonable opportunity to consider and comment on any proposed decision of the Lorillard Asset Owners in advance of any such decision being taken;

(vi) the relevant Lorillard Asset Owners shall give reasonable consideration to any comments and representations made by the Acquiror in relation to (1) any communications, filings and submissions provided to the Acquiror in accordance with Section 6.09(a)(iv), and (2) any decision in relation to which the relevant Lorillard Asset Owners consult with the Acquiror in accordance with Section 6.09(a)(v); and

(vii) the relevant Lorillard Asset Owners shall not take any action in relation to the Relevant Trademark Action (including any decision regarding the settlement of the Relevant Trademark Action) which would or intends to (i) materially restrict the Acquiror’s rights with respect to the blu Brand following the Closing, (ii) place any material obligation on the Acquiror with respect to the use of the blu Brand (including the right to use the blu Brand) following the Closing (including any obligation to pay royalties following the Closing or any obligation to include distinguishing indicia on any product sold under the blu Brand), or (iii) otherwise have any material adverse impact on either the Acquiror’s rights with respect to the blu Brand or the Acquiror’s conduct of the blu Brand Business following the Closing, in each case unless the relevant Lorillard Asset Owners have obtained the Acquiror’s prior written consent to the decision (such consent not to be unreasonably withheld or delayed).

Nothing contained in this Section 6.09(a) will give RAI, directly or indirectly, the right to control or direct Lorillard or any of its Affiliates’ operations prior to the Effective Time of the Merger, and the Acquiror acknowledges that, in relation to this Section 6.09(a) and prior to the Effective Time of the Merger, Lorillard will exercise, consistent with the terms and conditions of this Agreement, control and supervision over its respective operations and the operations of its respective Subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place RAI, Lorillard or the Acquiror in violation of any applicable Law. The Acquiror will, and RAI will use the its reasonable best efforts to cause Lorillard to, enter into a customary joint defense agreement with respect to information to be provided to the Acquiror pursuant to this Section 6.09(a). Such terms shall be entirely without prejudice to the other provisions of this Section 6.09(a), which shall apply irrespective of whether or not any such joint defense agreement has been entered into.

(b) If, after the Closing, RAI or the Acquiror identifies any item of Business Intellectual Property that was not previously transferred by the Sellers to the Acquiror, then the Sellers shall, and RAI shall cause the applicable Seller to, promptly transfer such Business Intellectual Property to the Acquiror for no additional consideration, whereupon it shall become subject to the terms set forth in the Intellectual Property License Agreement.

Section 6.10. Supplier Facilitation. To the extent required by the Acquiror (or any of its Affiliates) for the continued manufacturing of the Acquired Tobacco Cigarette Brands in accordance with any Law or Governmental Order enacted, promulgated or enforced by the FDA or any other Governmental Authority, RAI and its Affiliates shall (a) upon the request of the Acquiror or any of its Affiliates, provide the Acquiror and its Affiliates with the identity of, and will reasonably facilitate introductions with and access to, each present and past supplier of goods or services with respect to each Acquired Tobacco Cigarette Brand (excluding any past suppliers that only provided any such goods or services prior to February 1, 2007), and (b) at no time prevent or seek to prevent any such supplier from contracting with the Acquiror (or any of its Affiliates) relating to the supply of goods or services required for the continued manufacturing of the Acquired Tobacco Cigarette Brands in accordance with any Law or Governmental Order enacted, promulgated or enforced by the FDA or any other Governmental Authority (including, to the extent necessary, waiving any exclusivity arrangements in place that would otherwise prevent any such supplier from providing goods or services necessary for manufacturing each Acquired Tobacco Cigarette Brand).

Section 6.11. Transition Services Agreement.

(a) Prior to the Closing, RAI and the Acquiror shall negotiate and agree to the form of TSA, which form will be on terms consistent with those set out in Exhibit B hereto pursuant to which the Parties, or their respective Affiliates, each agree to provide the Transitional Services to the other Party or its Affiliates.

(b) It is acknowledged by RAI and the Acquiror that, as at the date of this Agreement, the Transitional Services have not been identified or described in a services schedule to this Agreement and, therefore, RAI, or an Affiliate of RAI, and the Acquiror, or an Affiliate of the Acquiror, shall work together to (i) identify all Transitional Services; (ii) identify any additional services that were provided to the Business during the Comparison Period by any

Seller or any Affiliate of any Seller and that are reasonably required for the Acquiror’s conduct of the Business after the Closing, and once agreed these additional services shall be deemed to be Transitional Services; and (iii) develop and agree to full service descriptions for such services (the “Service Descriptions”). Each of the Parties shall use its reasonable best efforts to identify and develop Service Descriptions for all Transitional Services prior to the Closing. Once agreed, the Service Descriptions will be set forth on a schedule to the TSA. Without limiting the foregoing, Transitional Services will include RAI or one or more of its Affiliates using its reasonable best efforts to provide certain services to the Acquiror for a period of up to 12 months after the Closing in the event that any required change in any Certification/Listing in connection with the transactions contemplated by this Agreement has not been made on or before the Closing Date, including (without limitation) taking, and causing its Affiliates to take, all actions reasonably necessary to seek to provide continuous and uninterrupted sale of the relevant Acquired Tobacco Cigarette Brand(s) in the relevant State(s) from and after the Closing, including without limitation, to the extent necessary, by distributing the relevant Acquired Tobacco Cigarette Brand(s) on the Acquiror’s behalf.

(c) At or prior to the Closing, one or more Affiliates of RAI and the Acquiror, or an Affiliate of the Acquiror, shall execute and deliver the TSA. If for any reason, the TSA is not executed and delivered by the Closing, the Parties, or their respective Affiliates, shall provide the Transitional Services to the other Party or their respective Affiliates on the terms set out in Exhibit B until such time as the TSA has been executed and delivered.

Section 6.12. Further Action.

(a) From the date of this Agreement until the Closing, or, if earlier, the termination of this Agreement in accordance with its terms, each of the Parties (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the Transactions (including any agreement or filing necessary to effect the assignment of RAI Brands Intellectual Property and the Lorillard Brands Intellectual Property) and (ii) subject to the terms of this Agreement and the Merger Agreement, shall (and shall cause their respective Affiliates to) refrain from taking any actions that would reasonably be expected to impair, delay or impede the Closing. Each Party shall keep the other Party reasonably apprised of the status of the matters relating to the completion of the transactions contemplated hereby, including with respect to the negotiations relating to the satisfaction of the conditions set forth in Article IX.

(b) Except as otherwise provided in this Agreement, if (i) the legal title to or beneficial interest in any asset that pursuant to the terms of this Agreement should have been transferred to the Acquiror remains vested in RAI or any of its Affiliates after the Closing Date; or (ii) any Liability that pursuant to the terms of this Agreement should have been assumed by the Acquiror remains vested in RAI or any of its Affiliates after the Closing Date, then the Parties shall execute all deeds and documents and do, or shall cause the doing of all things, as may be required for the purpose of transferring (free from any Lien after the Closing) the relevant interest in such asset or such Liability to the Acquiror or one of its Affiliates as may be nominated by the Acquiror.

(c) Except as otherwise provided in this Agreement, if (i) the legal title to or beneficial interest in any asset (other than a Transferred Asset) that pursuant to the terms of this Agreement should not have been transferred to the Acquiror; or (ii) any Liability that pursuant to the terms of this Agreement should not have been assumed by the Acquiror has been transferred to or assumed by the Acquiror or any of its Affiliates in connection with this Agreement, then the Parties shall execute all deeds and documents and do, or shall cause the doing of all things, as may be required for the purpose of transferring (free from any Lien after the Closing) the relevant interest in such asset or such Liability to RAI or one of its Affiliates as may be nominated by RAI.

(d) The Acquiror shall use its reasonable best efforts to obtain the proceeds of the Debt Financing upon the terms and subject to the conditions described in the Financing Agreements to pay the Required Amount when due, including using reasonable best efforts to satisfy on a timely basis all conditions in the Financing Agreements, the satisfaction of which are within the control of the Acquiror.

(e) From the date of this Agreement until the Closing, or, if earlier, the termination of this Agreement in accordance with its terms, RAI shall, and shall cause its Affiliates and each of its and their respective Representatives to, and shall use reasonable best efforts to cause Lorillard and its Affiliates and each of its and their respective Representatives to, provide all cooperation reasonably requested by the Acquiror in connection with the arrangement of the Debt Financing, the arrangement of any further financing relating to the transactions contemplated by the Transaction Agreements, including the issue of any bonds or hybrid debt instruments, whether under Reg S or via a Rule 144A offering (“Bond Financing”) and the preparation of the Class 1 Circular, including but not limited to using reasonable best efforts to (i) cause appropriate officers and employees of the Business (A) to be available, on a customary basis and on reasonable advance notice, to meet with prospective lenders, rating agencies and investors in meetings, presentations, road shows and due diligence sessions (including one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchaser of, the Debt Financing or the Bond Financing and members of senior management and other Representatives of the Business), (B) to provide reasonable and customary management and legal representations to auditors and (C) to provide reasonable and timely assistance with the preparation of business projections, rating agency presentations and similar materials, (ii) otherwise reasonably cooperate with the marketing efforts of the Acquiror and its financing sources for any of the Debt Financing or the Bond Financing, (iii) furnish the Acquiror with timely financial and other pertinent information regarding the Business as shall exist (or if not existing, using commercially reasonable efforts to prepare such financial or other pertinent information) and as may be reasonably requested by the Acquiror, (iv) assist the Acquiror in satisfying the conditions set forth in the Financing Agreements, (v) assist the Acquiror (including by participating in drafting sessions) in the timely preparation of offering, information or syndication documents for any of the Debt Financing, Bond Financing or any other alternative to all or any portion thereof or of the Class 1 Circular (“Offering Documents”), (vi) facilitate the pledging of collateral and obtaining surveys and title insurance and estoppel letters as reasonably requested by the Acquiror, (vii) obtain customary comfort letters from the auditors of the Sellers and consent from such auditors for use of any of their audit reports (including but not limited to by including such reports in any Offering Documents) and SAS 100 reviews, and (viii) obtain customary legal opinions or other certificates or documents as may reasonably be requested by the Acquiror. The Acquiror shall promptly, upon request by any Seller, reimburse such Seller for any cost, liability or expense incurred by such Seller or any of its Affiliates in connection with such co-operation. Additionally, such co-operation shall only be provided (i) to the extent it does not materially impact day-to-day executive commitments and (ii) subject to any confidentiality or regulatory restrictions.

Section 6.13. Non-Use of Intellectual Property. Except as otherwise permitted pursuant to this Agreement, any Ancillary Agreement or any other agreement between RAI or its Affiliates and the Acquiror or its Affiliates, from and after the Closing, RAI shall not (and shall cause its Affiliates and its and their respective Representatives not to) (i) use or (insofar as it can reasonably do so) allow to be used any Trademark included in the Business Intellectual Property or any other name intended or likely to be confused with such a Trademark; (ii) make use of any know-how of a secret or confidential nature included in the blu Brand Intellectual Property, which shall include know-how relating to manufacturing processes, product development and applications; or (iii) make use of any other Business Intellectual Property.

Section 6.14. No Shop. Except to the extent permitted by Section 5.02 or Section 5.03 of the Merger Agreement, from the date of this Agreement until the Closing, or, if earlier, the termination of this Agreement in accordance with its terms, RAI shall not, and shall cause its Affiliates and its and their respective Representatives not to, (a) solicit, initiate, entertain, consider, encourage or accept the submission of any proposal or offer from any third party relating to the acquisition (whether by merger, purchase of stock, purchase of assets or otherwise) of all or substantially all or any significant part of the Business, or (b) participate in any discussions or negotiations (and each of the foregoing shall immediately cease any discussions or negotiations that are ongoing) regarding, furnish any information with respect to, assist or participate in any effort or attempt by any third party to do or seek any of the foregoing.

Section 6.15. Ancillary Agreements. The Parties agree to use their reasonable best efforts to finalize the Ancillary Agreements (the terms of which, where applicable, shall be consistent with the term sheets or form of agreements attached to this Agreement) other than the Route to Market Agreement and the Reciprocal Manufacturing Agreement as soon as reasonably practicable following the date of this Agreement.

Section 6.16. Merger Agreement. From the date of this Agreement until the Closing, or, if earlier, the termination of this Agreement in accordance with its terms, unless the Acquiror otherwise gives its prior written consent (which consent shall not be unreasonably withheld or delayed), (a) RAI shall comply in all material respects with its obligations under Section 6.01 of the Merger Agreement, (b) RAI shall comply in all material respects with its obligations under Section 6.03 of the Merger Agreement, except to the extent that the failure to so comply would not reasonably be expected to materially adversely affect the ability of the Parties to consummate the Transactions (including the sale of the Business to the Acquiror in accordance with this Agreement); provided, however, that except to the extent set forth in this clause (b), nothing in this Section 6.16 or in any other provision of this Agreement shall constitute an agreement by the Acquiror to amend or terminate, or waive or release any right under, this Agreement or the Lorillard Transfer Agreement, or any consent by the Acquiror to the amendment or termination hereof or thereof, or the waiver or release of any right hereunder or thereunder (even if RAI is required to take any such action pursuant to Section 6.03 of the

Merger Agreement), and (c) RAI shall not amend or waive compliance by Lorillard of the following provisions of the Merger Agreement: Section 5.01(b) (introductory paragraph), (iv), (vii), and (xii), Section 6.01, Section 6.03, the definition of “Substantial Detriment”, or Section 8.01(b).

Section 6.17. Compliance with the Final Judgment and Remedial Order. From the date of this Agreement and both before and after the Closing, RAI shall, and shall cause each of its Affiliates to, (x) prior to the Closing, on behalf of themselves and (y) following the Closing, on behalf of the Acquiror and its Affiliates, comply with the obligations under the Final Judgment and Remedial Order in respect of the Acquired Tobacco Cigarette Brands arising out of, or related to (i) the creation and maintenance of document depositories and websites providing access to all industry documents disclosed in litigation, (ii) the provision of regularly-updated information concerning all waivers and losses of privilege and confidentiality; provided in each case that RAI and/or Lorillard and/or any of their respective Affiliates has conduct of the relevant proceedings pursuant to the terms of this Agreement or otherwise ((i) and (ii) together being the “DoJ Tobacco Case Litigation Document Disclosure Requirement”), (iii) the disclosure of disaggregated marketing data to the extent related to the period ending on the Closing Date (the “DoJ Tobacco Case Marketing Data Disclosure Requirement”), and (iv) any other obligations under the Final Judgment and Remedial Order, to the extent related to the period ending on the Closing Date.

Section 6.18. DoJ Tobacco Case Corrective Statement Requirements under the Final Judgment and Remedial Order.

(a) Without prejudice to Section 6.17, and subject to any applicable confidentiality obligations, each of the Parties shall, and shall cause each of its respective Affiliates and each of its and their respective Representatives to, make all such communications with, seek consents from, and provide all such information to the United States Department of Justice and other defendants, intervenors and Persons interested in the DoJ Tobacco Case, to make all motions or filings with, and provide all such information and evidence to, the DC District Court, and take all such other steps, as are necessary and/or expedient in connection with the submission of the Acquiror to the jurisdiction of the DC District Court and the entering of the DC District Court into an order subjecting the Acquiror to the Final Judgment and Remedial Order as soon as reasonably practicable after the date of this Agreement and in any event before the End Date, including obtaining a finding that the Acquiror has “the capacity to comply with the obligations” of the Final Judgment and Remedial Order as required for the purposes of the Final Judgment and Remedial Order. To the extent that any Party is prevented from taking any action that would otherwise be required under this Section 6.18(a) as a result of a confidentiality obligation of the type referred to above, the Party bound by the relevant confidentiality obligation shall notify the other Party that it is so prevented from taking the relevant action.

(b) Each of the Parties shall, and shall cause each of its respective Affiliates and each of its and their respective Representatives to, use their respective reasonable best efforts to obtain the consent of the United States Department of Justice, intervenors and, if applicable, any other defendants or Persons interested in the DoJ Tobacco Case and/or the Final Judgment and Remedial Order to the DoJ Tobacco Case, and an order from the DC District Court, for the DoJ Tobacco Case Corrective Statement Requirement Waiver.

(c) RAI shall and shall cause its Affiliates and its and their respective Representatives, and shall cause Lorillard and its Affiliates and its and their respective Representatives: (i) to comply with any reasonable requests of the Acquiror in obtaining the DoJ Tobacco Case Corrective Statement Requirement Waiver or such other dispensations from the Final Judgment and Remedial Order as are reasonably acceptable to the Acquiror; and (ii) not to take any action, without the prior written consent of the Acquiror that will or is reasonably likely to delay, impair or impede the obtaining of the DoJ Tobacco Case Corrective Statement Requirement Waiver or such other dispensations.

(d) Subject to any applicable confidentiality obligations, each of the Parties shall, and shall cause each of its respective Affiliates and each of its and their respective Representatives to, keep each other fully informed in relation to all material communications (whether written or oral) made or received, and to fully confirm and support the other in respect of all positions maintained, and other steps taken, in accordance with this Section 6.18. To the extent that any disclosure that would otherwise be required under this Section 6.18(d) is precluded by a confidentiality obligation of the type referred to above, the Party bound by the relevant confidentiality obligation shall notify the other Party that the relevant oral or written communication has occurred but that such Party is prevented from disclosing it under this Section 6.18(d) due to a confidentiality obligation.

Section 6.19. Communications with NAAG, States, the Independent MSA/PSS Auditor and other Parties. As soon as practicable after the date of this Agreement, and both before and after the Closing, each of the Parties shall, and shall cause each of its respective Affiliates and each of its and their respective Representatives to, make all such communications with and provide all such information to NAAG, the States, the Independent MSA/PSS Auditor and any other relevant Persons and take all such other steps (including filing dispute letters with the Independent MSA/PSS Auditor and engaging in or cooperating in any dispute, litigation or arbitration) as are necessary and/or expedient for the purposes of: (a) causing NAAG to change the brands listing with respect to the Acquired Tobacco Cigarette Brands on or as soon as practicable after the Closing; (b) ensuring that the Acquired Tobacco Cigarette Brands remain certified and/or are not de-listed in any of the States at any time before, on or after the Closing or are re-certified in each of the States either before, on or as soon as practicable after the Closing (as applicable); and (c) obtaining the agreement as necessary of the States, the Independent MSA/PSS Auditor and NAAG to the Agreed Assumption Terms. Each of the Parties shall, and shall cause each of their respective Affiliates and each of its and their respective Representatives to, keep the other Party fully informed and fully support each other in relation to all communications made, information provided, positions maintained and other steps taken under this Section 6.19.

Section 6.20. Agreed Assumption Terms. Each of the Parties confirms on its own behalf and on behalf of its Affiliates, that they each agree to the Agreed Assumption Terms, and each of the Parties undertakes that from and after the date of this Agreement and both before and after the Closing it shall, and shall cause each of its Affiliates and each of its and their respective Representatives to adhere fully to and not deviate in any respect from the Agreed Assumption Terms including in any communications with any of the States, OPMs, SPMs, NAAG, the Independent MSA/PSS Auditor, other signatories to or litigants in respect of the State Settlements and/or other relevant Persons and/or in connection with any litigation, arbitration, proceeding, dispute, challenge, objection or similar Action under or related to any State Settlement or otherwise relating to the Agreed Assumption Terms. Each of the Acquiror and RAI further undertakes from and after the Closing, to take and to cause each of its Affiliates and each of its and their respective Representatives to take all such steps as are necessary or expedient (including giving any relevant waivers and/or consents and/or engaging in or cooperating in any disputes, litigation or arbitration) to cause the Agreed Assumption Terms, as applicable, to become fully effective and binding on each of the States. Each of the Parties shall, and shall cause each of its respective Affiliates and each of its and their respective Representatives to, keep each other fully informed and fully support each other in relation to all material communications made, positions maintained and other steps taken under this Section 6.20.

Section 6.21. Removal of Excluded Assets; Transfer of Equipment and Inventory.

(a) Subject to this Section 6.21, at or prior to the Closing, RAI shall use its reasonable best efforts to remove any and all physical assets that are Excluded Assets (other than Lorillard Equipment and Lorillard Leaf) from the Transferred Real Property.

(b) From and after the completion of the relevant contract manufacturing arrangement under the Reciprocal Manufacturing Agreement, RAI and the Acquiror will cooperate with one another to arrange for the transfer of (i) Lorillard Equipment to RAI (or its designated Affiliate), at RAI’s sole expense, and (ii) the Equipment set forth on Section 2.01(a)(x) of the Disclosure Schedule to the Acquiror (or its designated Affiliate), at the Acquiror’s sole expense.

(c) As soon as practicable following the Closing, (i) the Acquiror will, at the Acquiror’s sole expense, cause all Inventory (other than RAI Leaf) acquired by the Acquiror pursuant to this Agreement held by RAI or its Affiliates to be removed from RAI’s facilities, and (ii) RAI will, at RAI’s sole expense, cause all inventory other than Lorillard Leaf, blu Brand Inventory or RAI Brands Finished Goods located on a Transferred Real Property to be removed.

Section 6.22. Preparation of Audited Financial Statements. From the date of this Agreement until the Closing, or, if earlier, the termination of this Agreement in accordance with its terms, RAI will and will use its reasonable best efforts to cause Lorillard to, cooperate with the Acquiror, its Affiliates and their respective Representatives in a timely manner in order to assist them with the preparation of (a) an audited balance sheet of the Business as at December 31, 2013, 2012 and 2011, (b) an audited income statement of the Business for each of the years ended December 31, 2013, 2012, and 2011, or (c) any other historical financial statements and pro forma financial information for the Class 1 Circular or any other offering documents for any securities offerings by, or any further bank financial facilities of, the Acquiror or its Affiliates for which such financial information is reasonably necessary or advisable, in each case including (i) permitting the Acquiror and its Affiliates to use any audited or unaudited financial statements of RAI, Lorillard or their respective Affiliates as are in existence, (ii) permitting the Acquiror, its Affiliates, and their Representatives, to have reasonable access to the support documentation prepared by RAI, Lorillard or their respective Affiliates, and their Representatives in relation to the carve out of the Transferred Assets and receive from the Acquiror, its Affiliates, and their

Representatives reasonably detailed explanations regarding any of the assumptions underlying and any changes made to such financial information, (iii) requesting the delivery from RAI’s, Lorillard’s or their respective Affiliates’ independent public accountants, as applicable, of relevant comfort letters necessary or advisable in connection with the foregoing (subject to customary procedures and practice), (iv) requesting the delivery from RAI’s, Lorillard’s or their respective Affiliates’ independent public accountants of relevant consent letters necessary in connection with the foregoing (subject to customary procedures and practice) and (v) if any requested financial statements are not available, assisting the Acquiror or its Affiliates, and their respective independent public accountants in the preparation of such financial statements. The Acquiror shall promptly, upon request by any Seller, reimburse such Seller for any out-of-pocket cost or expense incurred by such Seller or any of its Affiliates in connection with providing assistance pursuant to this Section 6.22.

Section 6.23. Maintenance of Corporate Existence of Lorillard. RAI shall cause Lorillard to remain in existence as a separate corporate entity and in good standing under the Laws of the State of Delaware until the 18-month anniversary of the Closing Date. Following such 18-month period, RAI may merge Lorillard into RAI or another subsidiary of RAI, so long as the surviving corporation of such merger (or successive mergers) remains in existence until the eighth anniversary of the Closing Date.

Section 6.24. Imperial Guaranty. (a) In order to induce RAI to enter into this Agreement, Imperial hereby unconditionally, absolutely and irrevocably guarantees (such guaranty, the “Imperial Guaranty”) to RAI (i) the full, complete and punctual payment by the Acquiror of the cash portion of the Purchase Price under this Agreement when due, (ii) the full, complete and punctual payment, performance and satisfaction when, as, if and to the extent due, of all of the Acquiror’s present and future obligations, Liabilities and agreements under this Agreement, but only, in the case of this clause (ii), to the extent such obligations, Liabilities and agreements are required to be performed by the Acquiror at or prior to the Closing, and (iii) the payment by the Acquiror of any judgment against the Acquiror (or any related settlement) resulting from a breach of the Acquiror’s obligations under any of the Ancillary Agreements. The obligations under the Imperial Guaranty are absolute and unconditional and shall remain in full force and effect without regard to (i) any agreement or modification to any of the terms of this Agreement or any other agreement which may hereafter be made relating thereto, in each case in accordance with the terms of this Agreement, (ii) any exercise, non-exercise or waiver by any Seller of any right, power, privilege or remedy under or in respect of this Agreement, (iii) any insolvency, bankruptcy, dissolution, liquidation, reorganization or the like of the Acquiror or Imperial at any time, or (iv) absence of any notice to, or knowledge by, Imperial of the existence or occurrence of any of the matters or events set forth in the foregoing subparagraphs (i) through (iii). The Imperial Guaranty under this Section 6.24 shall continue and shall remain in full force and effect until all guaranteed obligations shall have been fully performed and satisfied when, as, if and to the extent due. The Imperial Guaranty is a continuing guarantee of payment and performance and not only of collection. Imperial agrees that the provisions of this Section 6.24 may be enforced by RAI directly against Imperial without the necessity at any time of resorting to or exhausting any other remedy against the Acquiror and without naming the Acquiror as a co-defendant.

(b) Imperial hereby represents and warrants to RAI that:

(i) Imperial is a public limited company duly organized, validly existing and in good standing under the Laws of England and Wales; (ii) Imperial has full power and authority to execute and deliver the Imperial Guaranty and, with respect to Section 6.05 and Article XII, this Agreement, and to perform its obligations under the Imperial Guaranty and this Agreement; (iii) the execution and delivery by Imperial of this Imperial Guaranty and, with respect to Section 6.05 and Article XII, this Agreement, and the performance of its obligations under the Imperial Guaranty and, with respect to Section 6.05 and Article XII, this Agreement, have been duly authorized by all requisite corporate action on the part of Imperial, subject to receipt of the Imperial Shareholder Resolution; and (iv) the Imperial Guaranty and, with respect to Section 6.05 and Article XII, this Agreement, has been duly executed and delivered by Imperial, and (assuming due authorization, execution and delivery by the other Parties) the Imperial Guaranty and, with respect to Section 6.05 and Article XII, this Agreement, constitutes legal, valid and binding obligations of Imperial, enforceable against Imperial in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.25. Lorillard Transfer Agreement. To the extent that there is a conflict between this Agreement and the Lorillard Transfer Agreement, the provisions of this Agreement shall prevail. The Acquiror further agrees to take such actions as may be required to be able to assume the Assumed CBAs. The Acquiror will not amend or modify the Lorillard Transfer Agreement or waive any right or obligation thereunder. The assets transferred and liabilities assumed under the Lorillard Transfer Agreement shall be deemed to have been transferred under this Agreement for purposes of, among other things, the defined terms and indemnification provisions contained herein.

Section 6.26. FDA Information Sharing. From and after the Closing, upon the reasonable request of the Acquiror, RAI will provide the Acquiror with data and information in its possession (a) underlying each Substantial Equivalence Report filed in relation to the Acquired Brands and (b) that may be requested in respect of such Substantial Equivalence Reports.

Section 6.27. Advisor Conflicts, Access and Cooperation. It is acknowledged that Lorillard from time to time has retained certain firms and individuals to act as counsel, contractors or other advisors in connection with the Lorillard Business. RAI hereby agrees that, following the Closing, the Acquiror and its Affiliates may engage such firms or individuals currently providing services to Lorillard. Solely to the extent related to services currently provided to Lorillard, RAI hereby waives, on behalf of itself and its Affiliates (and shall waive, following the completion of the Merger, on behalf of Lorillard and its Affiliates) any conflict of interest of the relevant firms and individuals in connection with the engagement by the Acquiror or its Affiliates of such firms or individual.

Section 6.28. Marketing Restriction.

(a) Other than to a Governmental Authority, RAI shall not make any public statement: (i) that any Acquired Brand has any relationship to, or is associated with, any brand marketed by RAI; or (ii) that draws any comparison between any Acquired Brand and any brand marketed by RAI based on similarities drawn from RAI’s knowledge of a Substantial Equivalence Report associated with such Acquired Brand.

(b) Other than to a Governmental Authority, the Acquiror shall not make any public statement: (i) that any Retained Lorillard Brand or any brand marketed by RAI or its Affiliates (other than the RAI Brands) has any relationship to, or is associated with, any Acquired Brand; and (ii) that draws any comparison between any Acquired Brand and any Retained Lorillard Brand or any brand marketed by RAI or its Affiliates (other than the RAI Brands) based on similarities drawn from the Acquiror’s knowledge of a Substantial Equivalence Report associated with such Acquired Brands, the Retained Lorillard Brands or any brand marketed by RAI or its Affiliates.

Section 6.29. Migration Plan. Notwithstanding anything to the contrary herein, the Parties will negotiate in good faith to finalize Exhibit F to the Reciprocal Manufacturing Agreement within 90 days of the date hereof.

ARTICLE VII

EMPLOYEE MATTERS

Section 7.01. Employee Matters. With respect to employee matters, the Parties have made the agreements and covenants set forth in Exhibit D to this Agreement, which is hereby incorporated into this Agreement.

ARTICLE VIII

TAX MATTERS

Section 8.01. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, and other such Taxes, and fees (including any penalties and interest) incurred in connection with this Agreement and the Lorillard Transfer Agreement (including any real property transfer Tax, stamp duty Tax and any other similar Tax) (the “Transfer Taxes”) shall be borne 50% by Acquiror and 50% by RAI. The Parties will cooperate with one another in obtaining any available reductions, exemptions or waivers from any Transfer Taxes.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.01. Conditions to Obligations of the Parties. The obligation of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing or the Lorillard Transfer Closing, as the case may be, of each of the following conditions:

(a) Antitrust. Either (i) the Transactions are pursuant to and in accordance with an order of a US federal court in an action brought by the United States Federal Trade Commission or Department of Justice in connection with the Merger, or (ii) the United States Federal Trade Commission shall in connection with the Merger have accepted for public comment an agreement containing consent order that incorporates, whether directly or by reference, the terms of the Transaction Agreements, or the Antitrust Division of the United States Department of Justice shall in connection with the Merger have submitted to a US federal court a proposal for consent judgment that is subject to public comment that incorporates, whether directly or by reference, the terms of the Transaction Agreements, or (iii) the waiting period under the HSR Act applicable to the Transactions shall have expired or been terminated.

(b) No Law or Governmental Order. There shall be no Law or Governmental Order in existence that prohibits or materially restrains the sale or transfer of the Transferred Assets or the other transactions contemplated by this Agreement.

(c) Imperial Shareholder Approval. The Imperial Shareholder Approval shall have been obtained.

(d) DoJ Tobacco Case. The DC District Court shall have entered an order subjecting the Acquiror to the Final Judgment and Remedial Order, with respect to the Acquired Tobacco Cigarette Brands only.

(e) Satisfaction of the Conditions to the Transactions Contemplated by the Merger Agreement. The Effective Time of the Merger shall have occurred; provided, however, that with respect to the Lorillard Transfer Closing this condition shall be deemed satisfied if (i) all of the conditions set forth in Article VII of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the transactions contemplated by the Merger Agreement, but each of which shall be capable of being satisfied upon the closing of the transactions contemplated by the Merger Agreement) shall have been satisfied or waived by the party entitled to the benefit of the same under the Merger Agreement and (ii) the Acquiror shall have received a written certificate signed by a duly authorized officer of RAI, certifying that (A) the condition in clause (i) of this Section 9.01(e) has been satisfied, (B) it stands ready and willing to consummate the Merger immediately following the consummation of the Lorillard Transfer Closing and (C) it irrevocably confirms that, if the Lorillard Transfer Closing occurs, then the closing of the Merger under the Merger Agreement will occur immediately thereafter.

Section 9.02. Conditions to Obligations of RAI. The obligation of RAI to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing or the Lorillard Transfer Closing, as the case may be, or waiver by RAI, in its sole discretion, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The Fundamental Representations of the Acquiror set forth in Article V shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date, with the same effect as if made on the Closing Date, (ii) each of the other representations and warranties of the Acquiror contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on the Closing Date (other than representations and warranties that expressly relate to an earlier date, which representations shall have been true and correct as of such date); provided that the condition in this clause (ii) shall be deemed satisfied unless the effect of such representations and warranties not being so true and correct (read for purposes of this Section 9.02(a) only without any materiality, Material Adverse Effect or similar qualification) on the Closing Date or on such earlier date, taken together, would materially impair the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements; (iii) the covenants contained in this Agreement required to be complied with by Imperial or the Acquiror on or before the Closing shall have been complied with in all material respects; and (iv) RAI shall have received a certificate signed by a duly authorized officer of the Acquiror, certifying that the conditions in clauses (i), (ii) and (iii) have been satisfied.

Section 9.03. Conditions to Obligations of the Acquiror. The obligations of the Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing or the Lorillard Transfer Closing, as the case may be, or waiver by the Acquiror in its sole discretion, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The Fundamental Representations of RAI set forth in Article III and Article IV shall be true and correct in all material respects on and as of the Closing Date, with the same effect as if made on the Closing Date; (ii) each of the other representations and warranties of RAI contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on the Closing Date (other than representations and warranties that expressly relate to an earlier date, which representations shall have been true and correct as of such date); provided that the condition in this clause (ii) shall be deemed satisfied unless the effect of such representations and warranties not being so true and correct (read for purposes of this Section 9.03(a) only without any materiality or Material Adverse Effect or similar qualification) on the Closing Date or on such earlier date, taken together, has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) the covenants contained in this Agreement required to be complied with by RAI on or before the Closing shall have been complied with in all material respects; and (iv) the Acquiror shall have received a certificate signed by a duly authorized officer of RAI, certifying that the conditions in clauses (i), (ii) and (iii) have been satisfied.

(b) NAAG. No written communication from NAAG to any of the Acquiror, RAI or Lorillard, or any of their respective Affiliates, shall have been issued and remain in effect that indicates that NAAG will not change on or after the Closing the brands listing with respect to the Acquired Tobacco Cigarette Brands in accordance with the Transactions.

(c) Certification by the States. No written communication from any one or more States (or from NAAG on behalf of one or more States) to any of the Acquiror, RAI or Lorillard, or any of their respective Affiliates, shall have been issued and remain in effect that provides that such State intends or such States intend to de-list or not to (re-)certify any of the Acquired Tobacco Cigarette Brands, where such de-listing or failure to (re-)certify would be reasonably likely to result in the inability of the Acquiror to sell any or all of the Acquired Brands in any State which has, or States which in aggregate have, an MSA Allocable Share of 5% or greater.

(d) Agreed Assumption Terms. No State, the Independent MSA/PSS Auditor or NAAG in respect of any State Settlement shall have made any written objection to any of Acquiror, RAI or Lorillard, or any of their respective Affiliates, to any of the Agreed Assumption Terms and not withdrawn such objection.

(e) FIRPTA Certificates. The Acquiror shall have received one or more duly completed and executed certificates reasonably satisfactory to Acquiror pursuant to Section 1445 of the Code from each Seller of any U.S. real property interest, certifying that such Seller is not a foreign person within the meaning of Section 1445 of the Code.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

Section 10.01. Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of RAI and the Acquiror;

(b) by RAI, if Imperial or the Acquiror shall have breached any representation or warranty or shall have failed to comply with any covenant or agreement applicable to Imperial or the Acquiror that would cause any of the conditions set forth in Section 9.01 or 9.02 not to be satisfied, and such condition is incapable of being satisfied by the End Date; provided, however, that RAI is not then in material breach of this Agreement;

(c) by the Acquiror, if RAI shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to RAI that would cause any of the conditions set forth in Section 9.01 or Section 9.03 not to be satisfied, and such condition is incapable of being satisfied by the End Date; provided, however, that neither Imperial nor the Acquiror is then in material breach of this Agreement;

(d) by either RAI or by the Acquiror, if the Closing has not taken place on or before the End Date. The “End Date” will mean the first anniversary of this Agreement; provided, however, that each of RAI and the Acquiror will not be permitted to terminate this Agreement pursuant to this Section 10.01(d) if the failure of the Closing to occur by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Closing Date; provided, further, that unless RAI and the Acquiror mutually agree in writing to the contrary prior to the End Date, the initial End Date will be automatically, without further action by or consent of the Parties, extended by six months if, on the initial End Date, the only conditions to Closing that have not been satisfied or waived (other than conditions that by their nature are to be satisfied at or immediately prior to the Closing) are: (i) the conditions set forth in Section 9.01(e) due to the failure of one or more Regulatory Conditions (as defined in the Merger Agreement) to be satisfied, (ii) one or more of the conditions set forth in Section 9.01(a) in connection with a temporary restraining order, preliminary injunction, permanent injunction or other Governmental Order issued solely in connection with any applicable antitrust, competition, trade regulation or similar Law, or (iii) one or more of the conditions set forth in Section 9.03(b), Section 9.03(c) and Section 9.03(d);

(e) by either RAI or the Acquiror, in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the sale or transfer of the Transferred Assets;

(f) by RAI, in the event that (i) the End Date is extended pursuant to Section 10.01(d), (ii) the condition to the closing of the Merger set forth in Section 7.01(c) of the Merger Agreement in respect of the expiration or termination of the applicable waiting period under the HSR Act shall not have been satisfied and (iii) the United States Federal Trade Commission shall have informed RAI, Lorillard and the Acquiror that consummation of the transactions contemplated by this Agreement will not result in such condition being satisfied; provided, however, that RAI will not have the right to terminate this Agreement pursuant to this Section 10.01(f) if RAI is then in material breach of its obligations under Section 6.03 of the Merger Agreement;

(g) by RAI, in the event that (i) an Adverse Recommendation Change shall have occurred and shall not have been withdrawn or (ii) Imperial shall have failed to include the Imperial Recommendation in the Class 1 Circular (it being acknowledged that such failure will be permitted only in the circumstances provided for in Section 6.05(d) and otherwise shall be a breach of this Agreement for which Imperial is liable);

(h) by either RAI or the Acquiror, if the Imperial Shareholder Approval is not obtained at the Imperial Shareholders Meeting duly convened therefor (unless such Imperial Shareholders Meeting has been adjourned, in which case at the final adjournment thereof) at which a vote on the Imperial Shareholder Resolution was taken; or

(i) by either RAI or the Acquiror, upon termination of the Merger Agreement in accordance with its terms; provided, however, that RAI shall have the right to terminate this Agreement under this subsection (i) only if at the time of such termination of the Merger Agreement it has no current intention to enter into a new definitive acquisition agreement with Lorillard or an Affiliate of Lorillard.

Section 10.02. Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 10.01 shall give written notice of such termination to the other Party.

Section 10.03. Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability on the part of any Party, except as set forth in Section 6.03, Section 6.24, Section 10.03 and Article XI; provided, however, that nothing in this Agreement shall relieve a Party from liability for (i) any breach by such Party of the terms and provisions of this Agreement prior to such termination or (ii) fraud.

(b) If this Agreement is terminated pursuant to Section 10.01(i), and RAI receives a Company Termination Fee (as defined in the Merger Agreement) in connection with the termination of the Merger Agreement, then RAI shall promptly pay to the Acquiror in cash an amount equal to $210,000,000 of such Company Termination Fee received from Lorillard.

(c) The Acquiror will pay to RAI the Imperial Termination Fee in accordance with this Section 10.03(c) if RAI terminates this Agreement pursuant to Section 10.01(g) (so long as a Parent Adverse Recommendation Change (as defined in the Merger Agreement) shall not be in effect at the time of termination); provided that if this Agreement is terminated by a Party pursuant to Section 10.01(d) (solely in the event that the Imperial Shareholders Meeting has not occurred at least five Business Days prior to the End Date, and a Parent Adverse Recommendation Change shall not be in effect at the time of termination) or Section 10.01(h) at any time at which RAI would have been permitted to terminate this Agreement pursuant to Section 10.01(g), this Agreement will be deemed to be terminated pursuant to Section 10.01(g) for purposes of this Section 10.03. Any Imperial Termination Fee payable pursuant to the terms of this Agreement will be paid by the Acquiror to RAI by wire transfer of same-day funds as promptly as reasonably practicable following the date of termination of this Agreement (and, in any event, within two Business Days thereof). For the avoidance of doubt, the Imperial Termination Fee shall not become payable if this Agreement is terminated or rescinded for any reason other than as set out in this Section 10.03(c). In no event shall the Acquiror be obligated to pay the Imperial Termination Fee on more than one occasion.

Section 10.04. Extension; Waiver. At any time prior to the Closing, either RAI or the Acquiror may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall not operate as an extension or waiver of, or estoppel with respect to, any subsequent or other failure. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

ARTICLE XI

INDEMNIFICATION

Section 11.01. Indemnification by RAI.

(a) From and after the Closing, subject to the provisions of Article XI and Section 12.01, RAI shall indemnify, defend and hold harmless the Acquiror and its Affiliates, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Acquiror Indemnified Parties”) against all Losses that such Acquiror Indemnified Party may suffer or incur, or become subject to (including, for the avoidance of doubt (but subject to Sections 11.03 and 12.01), any Losses an Acquiror Indemnified Party may suffer in connection with or resulting from the sale or transfer of Transferred Assets (other than the blu Brand Business or the Transferred Assets or Assumed Liabilities, to the extent related thereto) to the extent the underlying cause of such Loss is then indemnifiable pursuant to this Agreement), arising from, as a result of, in connection with or otherwise with respect to:

(i) (A) the failure of any representations or warranties made by RAI in this Agreement or in any Ancillary Agreement to be true and correct as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure of such representations and warranties to be true and correct as of such date) (provided that in determining whether any representation or warranty in Article III of this Agreement or any Ancillary Agreement was true and correct as of any date for purposes of this Article XI and in determining the amount of Losses in respect of the failure of any such representation or warranty to be true and correct as of any particular date any qualifications or limitations as to materiality (whether by reference to Material Adverse Effect or otherwise) contained in such representation or warranty shall be disregarded) or (B) any breach or failure by RAI to perform, or cause to be performed, any of its covenants or obligations contained in this Agreement or in any other Transaction Agreement, in each case, which covenant or obligation is required to be performed prior to the Closing;

(ii) any breach or failure by RAI to perform, or cause to be performed, any of its covenants or obligations contained in this Agreement or in any other Transaction Agreement, in each case, which covenant or obligation is required to be performed from and after the Closing;

(iii) the ownership or operation by RAI or any of its Affiliates of any Excluded Asset;

(iv) any Excluded Liability (other than the Seller Tobacco Liabilities but including, for the avoidance of doubt, any Straddle Tobacco Action Liabilities), including the failure of the Sellers to perform or in due course pay and discharge or cause to be paid and discharged any such Excluded Liability;

(v) any Seller Tobacco Liability (including the failure of the Sellers to perform or in due course pay and discharge or cause to be paid and discharged any such Seller Tobacco Liabilities); provided that, in the event that any Action giving rise to any Seller Tobacco Liability also gives rise to any Acquiror Tobacco Liability, the indemnification provided for in this Section 11.01(a)(v) in respect of such Action will be calculated as follows:

(A) where the Action is brought in relation to the alleged personal injury or other damage to person(s) caused by smoking or alleged addiction of one or more individuals to one or more of the Acquired Tobacco Cigarette Brands, the indemnification provided for in this Section 11.01(a)(v) in respect of the Losses associated with such Action shall extend to the pro-rata portion of all Losses arising out of or in connection with such Action (to the extent relating to the development, manufacture, packaging, labeling, production, delivery, sale, resale, distribution, marketing, promotion, use or consumption of, or exposure to, tobacco products, including smoking and health-related claims and related to one or more of the Acquired Tobacco Cigarette Brands) calculated on the basis of:

(1) the period of time such individual or individuals used, consumed or were exposed to tobacco products relating to one or more of the Acquired Tobacco Cigarette Brands prior to the Closing Date,

as a percentage of,

(2) the total period of time such individual or individuals used, consumed or were exposed to tobacco products relating to one or more of the Acquired Tobacco Cigarette Brands; or

(B) where the Action relates to any claim other than set out in Section 11.01(a)(v)(A) above, the indemnification provided for in this Section 11.01(a)(v) in respect of the Losses associated with such Action shall extend to the pro-rata portion of all Losses arising out of or in connection with such Action (to the extent relating to the development, manufacture, packaging, labeling, production, delivery, sale, resale, distribution, marketing, promotion, use or consumption of, or exposure to, tobacco products and related to one or more of the Acquired Tobacco Cigarette Brands), as follows:

(1) if the Losses are attributable, by specific reference in any final judicial decision, to the Acquired Tobacco Cigarette Brands (that are the subject of the Action) over a specific period of time, the pro-rata portion shall be calculated on the basis of

(I) the number of units of cigarettes of such Acquired Tobacco Cigarette Brands that were sold by any and all manufacturers of such Acquired Tobacco Cigarette Brands between the beginning of such specific period and the Closing Date (the number of such units as determined in accordance with Section 11.08), as a percentage of,

(II) the number of units of cigarettes of such Acquired Tobacco Cigarette Brands that were sold by any and all manufacturers of such Acquired Tobacco Cigarette Brands during such entire specific period (the number of such units as determined in accordance with Section 11.08); or

(2) if the Losses are not attributable, by specific reference in any final judicial decision, to the Acquired Tobacco Cigarette Brands (that are the subject of the Action) over a specific period of time, the pro-rata portion shall be calculated on the basis of

(I) the number of units of cigarettes of such Acquired Tobacco Cigarette Brands that were sold by any and all manufacturers of such Acquired Tobacco Cigarette Brands prior to the Closing Date (the number of such units as determined in accordance with Section 11.08)

as a percentage of,

(II) the number of units of cigarettes of such Acquired Tobacco Cigarette Brands that were sold by any and all manufacturers of such Acquired Tobacco Cigarette Brands prior to, on and after the Closing Date until the date on which the Liabilities with respect to such Action are determined or settled (the number of such units as determined in accordance with Section 11.08).

(vi) any Seller Plaintiff Fees that are paid or required to be paid by any Acquiror Indemnified Party on or after the Closing Date;

(vii) any Liability arising under Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code or similar foreign laws to the extent such Liability relates to a defined benefit plan sponsored by Lorillard or RAI, or any portion thereof, that is not assumed pursuant to Exhibit D;

(viii) any breach by the Sellers of the Agreed Assumption Terms, that results in the relevant Acquiror Indemnified Party being liable to make a greater payment under the MSA or the PSS Agreements with respect to any period after the Closing Date than it would have been liable to pay with respect to such period had the Agreed Assumption Terms been fully applied (in which event the Acquiror Indemnified Parties shall be indemnified for the difference between the amount that it is liable to pay and the amount that it would have been liable to pay);

(ix) any failure to comply with any obligation set forth in Section 6.18;

(x) the costs, expenses, fines, penalties and/or sanctions associated with the compliance by the Acquiror and/or any of its Affiliates, with any obligation imposed on it arising out of, or in connection with, the DoJ Tobacco Case Corrective Statement Requirement, as constituted on the date of this Agreement; provided that any costs or expenses arising from the requirements to publish the corrective statements on package “onserts” or on any websites maintained by or on behalf of the Acquiror to be made in respect of the Acquired Tobacco Cigarette Brands shall be excluded; or

(xi) any Liability relating to the obligations of the Acquiror or its Affiliates under the Separation Agreement, dated as of May 7, 2008, by and among Loews Corporation, Lorillard, Inc., Lorillard Tobacco Company, Lorillard Licensing Company, LLC, One Park Media Services, Inc. and Plisa S.A.

(b) Notwithstanding any other provision to the contrary, (i) RAI shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against any Losses pursuant to Section 11.01(a)(i), (A) with respect to any claim (it being understood that a claim or series of claims arising from substantially the same act, circumstance, event, development, fact, occurrence or omission shall be treated as a single claim) unless such claim involves Losses in excess of $250,000 (nor shall such item be applied to or considered for purposes of calculating the aggregate amount of the Acquiror Indemnified Parties’ Losses), and (B) unless and until the aggregate of all Losses to which the Acquiror Indemnified Parties are entitled to indemnification under Section 11.01(a)(i) (but for this Section 11.01(b)) exceeds $70 million, and (ii) the cumulative indemnification obligation of RAI under Section 11.01(a)(i) shall in no event exceed $425 million; provided, however, that the limitations set forth in clauses (i)(B) and (ii) above shall not apply with respect to any Loss resulting from a breach of a Fundamental Representation.

Section 11.02. Indemnification by the Acquiror.

(a) From and after the Closing, subject to the provisions of Article XI and Section 12.01, the Acquiror shall indemnify, defend and hold harmless RAI and its Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “RAI Indemnified Parties”) against all Losses that such RAI Indemnified Party may suffer or incur, or become subject to, as a result of:

(i) (A) the failure of any representations or warranties made by Imperial or the Acquiror in this Agreement or in any Ancillary Agreement to be true and correct on and as of the Closing Date (or with respect to representations and warranties that are made as of a specific date, the failure of such representations and warranties to be true and correct as of such date) (provided that in determining whether any representation or warranty in this Agreement or any Ancillary Agreement was true and correct as of any date for purposes of this Article XI and in determining the amount of Losses in respect of the failure of any such representation or warranty to be true and correct as of any particular date any qualifications or limitations as to materiality contained in such representation or warranty shall be disregarded) or (B) any breach or failure by Imperial or the Acquiror to perform, or cause to be performed, any of its covenants or obligations contained in this Agreement or in any other Transaction Agreement, in each case, which covenant or obligation is required to be performed prior to the Closing;

(ii) any breach or failure by Imperial or the Acquiror to perform any of its covenants or obligations contained in this Agreement or in any other Transaction Agreement, in each case, which covenant or obligation is required to be performed from and after the Closing;

(iii) any breach or failure by Imperial to perform under the Imperial Guaranty;

(iv) any Assumed Plaintiff Fees that are paid or required to be paid by any RAI Indemnified Party on or after the Closing Date;

(v) any breach by the Acquiror of the Agreed Assumption Terms that results in any additional liability on RAI or Lorillard as a result of the transactions contemplated by this Agreement that was not contemplated by the Agreed Assumption Terms; or

(vi) any Assumed Liability (including the failure of the Acquiror to perform or in due course pay and discharge any such Assumed Liability), including any Liability expressly assumed by the Acquiror pursuant to Exhibit D hereof, and any Acquiror Tobacco Liability and the portion of any Losses determined to be an Acquiror Tobacco Liability pursuant to Section 11.01(a)(v).

(b) Notwithstanding any other provision to the contrary, (i) the Acquiror shall not be required to indemnify, defend or hold harmless any RAI Indemnified Party against any Losses pursuant to Section 11.02(a)(i), (A) with respect to any claim unless such claim involves Losses in excess of $250,000 (nor shall such item be applied to or considered for purposes of calculating the aggregate amount of the RAI Indemnified Parties’ Losses) and (B) unless and until the aggregate amount of all Losses to which the RAI Indemnified Parties are entitled to indemnification under Section 11.02(a)(i) (but for this Section 11.02(b)) exceeds $70 million; and (ii) the cumulative indemnification obligation of the Acquiror under Section 11.02(a)(i) shall in no event exceed $425 million; provided, however, that the limitations set forth in clauses (i)(B) and (ii) above shall not apply to any Loss resulting from a breach of a Fundamental Representation.

Section 11.03. Notification of Claims.

(a) A Person that may be entitled to be indemnified under any of the Transaction Agreements (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent the Indemnifying Party is materially prejudiced by such failure.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 11.03(a), the Indemnifying Party shall be entitled to assume the defense and control of any Third Party Claim and shall be responsible for all costs and attorney fees of such defense, but shall, if it determines to assume such defense, allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, however, that with respect to a Third Party Claim, the Indemnifying Party shall not be entitled to assume such defense (and shall in such event bear the reasonable fees, costs and expenses of separate counsel for the Indemnified Party) where the defendants in, or targets of, such Third Party Claim include both an Indemnified Party and Indemnifying Party, and the Indemnified Party shall have reasonably concluded, based on the advice of outside counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (other than an Action related to Straddle Tobacco Action Liabilities) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines (upon advice of its outside counsel) cannot be separated from any related claim for money damages. If such equitable or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall (subject as aforesaid) be entitled to assume the defense of the portion relating to money damages and, in such event, the Indemnifying Party shall continue to be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party with respect to the portion of the defense of such Third Party Claim that the Indemnifying Party has not assumed. The indemnification required by Section 11.01 or 11.02, as the case may be, shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when invoices are received or the Loss is incurred. RAI or the Acquiror, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim and the Indemnifying Party shall keep the Indemnified Party reasonably informed of developments in connection with the defense or prosecution of such Third Party Claim. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party (except in relation to any Third Party Claim that relates to both Seller Tobacco Liabilities and Acquiror Tobacco Liabilities, in respect of which any settlement shall require the prior written consent of RAI, in the case the Acquiror is the Indemnifying Party, or the Acquiror, in the case RAI is the Indemnifying Party); provided that (i) the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or resolution (except in relation to any Third Party Claim that relates to both Seller Tobacco Liabilities and Acquiror Tobacco Liabilities, in respect of which any amounts payable in connection with such settlement or judgment shall in paid by the Indemnifying Party and the Indemnified Party in accordance with Section 11.01(a)(v)), (ii) such settlement or judgment shall not encumber any of the assets of any Indemnified Party or provide for injunctive or other nonmonetary relief affecting the Indemnified Party, or otherwise provide for any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business, (iii) to the extent that the Indemnified Party may have any Liability with respect to such Third Party Claim, the complete and unconditional release of any Indemnified Party potentially affected by such Third Party Claim shall be made a condition of any such settlement or other resolution, and (iv) such settlement shall not include any admission of wrongdoing or misconduct by the Indemnified Party.

(c) Following an assumption by the Indemnifying Party of a Third Party Claim pursuant to Section 11.03(b), the Indemnified Party may reassume control of any defense of a Third Party Claim if the Indemnifying Party fails to prosecute the defense of such Third Party Claim within a period of 20 calendar days after receipt of written notice of such failure to prosecute by the Indemnified Party. In addition, following an assumption by RAI of a Third Party Claim pursuant to Section 11.03(b) where the Third Party Claim relates to both Seller Tobacco Liabilities and Acquiror Tobacco Liabilities, the Acquiror may elect to assume control of the defense of the part of such Third Party Claim that relates to Acquiror Tobacco Liabilities at its own expense. The Indemnifying Party shall be liable for the reasonable fees, costs and expenses of counsel employed by the Indemnified Party (i) for any period during which the Indemnifying Party has not assumed the defense thereof, or (ii) following reassumption of control pursuant to the first sentence of this Section 11.03(c).

(d) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 11.03(a) that does not involve a Third Party Claim (such claim being a “Direct Claim”), the Indemnifying Party shall notify the Indemnified Party within 45 days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Article XI. If the Indemnifying Party does not so notify the Indemnified Party, the Direct Claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article XI, and the Indemnifying Party shall pay, subject to the limitations set forth in Sections 11.01(b) and 11.02(b), if and as applicable, the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or any portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with Section 12.12.

Section 11.04. Exclusive Remedies. RAI and the Acquiror acknowledge and agree that, subject to Section 12.13, following the Closing, the indemnification provisions of Sections 11.01 and 11.02 shall be the sole and exclusive remedies of any RAI Indemnified Party and any Acquiror Indemnified Party, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise (but not in the case of fraud or intentional misrepresentation)) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by the Acquiror or RAI, respectively, or any failure by the Acquiror or RAI, respectively to perform or comply with any covenant or agreement in this Agreement that, by its terms, was to have been performed, or complied with, by the Acquiror or RAI, respectively. Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 11.05. Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 9.02 or Section 9.03, as the case may be.

Section 11.06. Consolidation, Merger, Conveyance, Transfer, Disposition and Divestiture. If RAI (a) consolidates with or merges with any other Person, or (b) conveys, transfers or otherwise disposes of or divests (including by way of sale, assignment, license, lease, pledge or hypothecation) all or substantially all of its properties or assets to any other Person, then as a condition to the effectiveness of such consolidation, merger, conveyance, transfer, disposition or divestiture, such other Person shall automatically become jointly and severally bound by the provisions of this Article XI.

Section 11.07. Additional Limitations.

(a) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 11.07 shall apply in respect of the provisions set out in Section 11.01(a)(iv), Section 11.01(a)(v) and Section 11.02(a)(vi).

(b) Notwithstanding anything in this Agreement to the contrary, no Acquiror Indemnified Party will be entitled to indemnification pursuant to this Article XI or otherwise for any Losses that such Acquiror Indemnified Party may suffer or incur, or become subject to, as a result of related to: (i) the conduct or operation of the blu Brand Business prior to or at the Closing; (ii) any Transferred Assets or Assumed Liabilities, to the extent related to the blu Brand Business; or (iii) the failure of any representations or warranties made by RAI in this Agreement or in any Ancillary Agreement, other than Fundamental Representations, to be true and correct to the extent relating to the blu Brand Business or the Transferred Assets or Assumed Liabilities, to the extent related to the blu Brand Business.

(c) No Indemnified Party will be entitled to indemnification pursuant to this Article XI or otherwise for any punitive or exemplary damages (other than punitive or exemplary damages paid by the Indemnified Party to a third party in connection with a Third Party Claim).

(d) An Indemnified Party will use commercially reasonable efforts to pursue available coverage under insurance policies maintained by such Indemnified Party for any Losses otherwise subject to indemnity hereunder. If an Indemnified Party actually receives any insurance proceeds or other recoveries from third parties (other than any Indemnified Party) pursuant to indemnification or otherwise prior to being indemnified with respect to Losses under this Article XI, the payment under this Article XI with respect to such Losses shall be reduced by the amount of such insurance proceeds or other recoveries actually received, in each case, net of any costs and expenses (including reasonable fees and expenses of attorneys), deductibles, retentions, or increase in premiums incurred in connection with or as a result of collecting such proceeds or other recoveries (such net amount, a “Net Recovery”). If an Indemnified Party actually receives any insurance proceeds or other recoveries from third parties (other than any Indemnifying Party) pursuant to indemnification or otherwise after being indemnified with respect to all or a portion of any Losses under this Article XI, the Indemnified Party shall pay to the Indemnifying Party who made such payment the lesser of (i) the amount of the Net Recovery with respect to such Losses and (ii) the amount paid by such Indemnifying Party to the Indemnified Party with respect to such Losses.

Section 11.08. Determination of Sales Volumes. For the purposes of Section 11.01(a)(v), the number of units of cigarettes of the Acquired Tobacco Cigarette Brands sold shall be determined: (a) by reference to Management Science Associates, Inc.; or (b) to the extent not available from Management Science Associates, Inc., by reference to Participating Manufacturer’s Reported volumes (MSA); or (c) to the extent not available from Management Science Associates, Inc. or Participating Manufacturer’s Reported volumes (MSA), by such other method as shall be agreed by the Parties, acting reasonably.

ARTICLE XII

GENERAL PROVISIONS

Section 12.01. Survival. The representations and warranties contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement shall terminate at the close of business on the 18-month anniversary of the Closing Date; provided, however, that (a) Sections 3.13 and 4.10 (Intellectual Property), and Sections 3.14 and 4.12 (Environmental Matters) shall terminate at the close of business on the third anniversary of the Closing Date, and (b) the Fundamental Representations shall survive the Closing indefinitely (with respect to each such representation and warranty, the applicable time for which such representation and warranty survives the Closing is referred to herein as the “Survival Period”). The Parties intend to modify the statute of limitations and agree that no claims or causes of action may be brought against RAI or the Acquiror based upon, directly or indirectly, any of the representations or warranties contained in this Agreement after the applicable Survival Period, other than claims or causes of action as to which RAI or the Acquiror, as applicable, has given written notice in accordance with Section 11.03 to the other prior to the expiration of the applicable Survival Period. With respect to any such claims or causes of action as to which such notice has been given prior to the expiration of the applicable Survival Period, the Survival Period shall be automatically extended, and the related representation and warranty shall not terminate, until the final resolution of the claim or cause of action. The covenants and agreements contained in or made pursuant to this Agreement, in any other Transaction Agreement or in any certificate furnished pursuant to this Agreement shall survive the Closing and remain in full force and effect in accordance with their terms.

Section 12.02. Certain Acknowledgments by the Acquiror. The Acquiror acknowledges for the benefit of the Sellers and their respective Affiliates that:

(a) without prejudice to Section 11.05, prior to the Closing, the Acquiror has completed inquiries and investigations into, and, based thereon, has formed an independent judgment concerning, the Transferred Assets, the blu Brand Business, the PR Business and the Assumed Liabilities, and any other rights or obligations to be transferred, directly or indirectly, pursuant to the Transaction Agreements;

(b) except as expressly set forth in Articles III or IV or the Ancillary Agreements, no Seller nor any of Seller’s Affiliates or Representatives or any other Person has made or will have made any representation or warranty, express or implied, with respect to the Transferred Assets or Assumed Liabilities or the accuracy or completeness of any information regarding the Transferred Assets or Assumed Liabilities furnished or made available to Imperial and the Acquiror and their respective Affiliates and Representatives;

(c) at the Closing or the Lorillard Transfer Closing, as the case may be, the Acquiror will acquire the Transferred Assets without any representation or warranty from a Seller or any Person acting on behalf of a Seller as to the design, condition, quality, safety, merchantability or fitness for any particular purpose and without any other representation or warranty, except as otherwise expressly represented or warranted in Article III or IV or the Ancillary Agreements and that, except as expressly set forth in Article III or IV or the Ancillary Agreements, each Seller expressly disclaims and negates any representations or warranties of any kind, whether express or implied, relating to the condition, merchantability or fitness for a particular purpose of the Transferred Assets, including any warranty relating to the condition (environmental or otherwise) of the Transferred Assets, their suitability for the Acquiror’s purposes, the status of the maintenance or operation of the Transferred Assets, or the environmental condition of any Transferred Owned Property or Transferred Leased Property, including any buildings, structures, soil, surface water or groundwater;

(d) without limiting the generality of the foregoing provisions of this Section 12.02 and except as expressly set forth in Articles III or IV, it is understood that any financial statements, cost estimates and any financial or other projections or other predictions that may be contained or referred to in offering materials, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Imperial or the Acquiror or any of their respective Affiliates or Representatives pursuant to the Confidentiality Agreement) or management presentations that have been provided to Imperial or the Acquiror or any of their respective Affiliates or Representatives are not, and will not be deemed to be, representations or warranties of any Seller (nor are they or will they be deemed to be exceptions to any representation or warranties of any Seller), and except as expressly set forth in Articles III or IV, no representation or warranty is made as to the accuracy or completeness of any of the foregoing; and

(e) except as expressly set forth in this Agreement or the Ancillary Agreements, at the Closing or the Lorillard Transfer Closing, as the case may be, the Acquiror will accept the Transferred Assets “as is”, “where is”, in their then present environmental condition and physical condition, subject only to the representations and warranties, covenants and indemnities contained in this Agreement, with all faults and without any other representation or warranty of any nature whatsoever, and acknowledges that without such acceptance, the sale to the Acquiror of the Transferred Assets would not be made and, except as expressly required by this Agreement, no Seller shall be under any obligation whatsoever to undertake any improvement, repair, modification, alteration, remediation, or other work of any kind with respect to any of the Transferred Assets.

Section 12.03. Expenses. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel,

financial advisers, accountants and brokers, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that all filing and other similar fees payable in connection with all filings required under the HSR Act relating to the Transactions and the Merger will be paid by RAI and Lorillard in accordance with the terms of the Merger Agreement.

Section 12.04. Notices. All notices, requests, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.04):

(a) if to RAI:

Reynolds American Inc.

401 North Main Street

Winston-Salem, NC 27101

Attention:	Martin L. Holton III
Facsimile:	(336) 728-4773

with a copy to:

Jones Day

222 East 41st Street

New York, NY 10017

Attention:	Jere R. Thomson, Esq.
Randi C. Lesnick, Esq.
Facsimile:	(212) 755-7306

(b) if to the Acquiror:

Lignum-2, L.L.C.

5900 North Andrews Avenue

Suite 1100

Fort Lauderdale, FL 33309

Attention:	Rob Wilkey
General Counsel
Facsimile:	(954) 958-7907

with a copy to:

Imperial Tobacco Group PLC

121 Winterstoke Road

Bristol BS3 2LL

United Kingdom

Attention:	John Downing
Company Secretary
Facsimile:	+44 (0) 117 963 7207

and with a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:	Eric S. Shube, Esq.
Jeremy A. Parr, Esq.
Facsimile:	(212) 610-6399

(c) if to Imperial:

Imperial Tobacco Group PLC

121 Winterstoke Road

Bristol BS3 2LL

United Kingdom

Attention:	John Downing
Company Secretary
Facsimile:	+44 (0) 117 963 7207

and with a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:	Eric S. Shube, Esq.
Jeremy A. Parr, Esq.
Facsimile:	(212) 610-6399

Section 12.05. Public Announcements. No Party or any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or stock exchange rules, in which case the Party required to publish such press release or public announcement shall allow the other Parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication; provided, however, that

RAI shall not be required to obtain the Acquiror’s or its Affiliates’ prior written consent in order to issue or cause the publication of any press release or public announcement or otherwise communicate with any news media, if such press release, public announcement or other communication refers to the Merger Agreement or the Merger without including a reference to this Agreement or the transactions contemplated by this Agreement.

Section 12.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 12.07. Entire Agreement. Except as otherwise expressly provided in the Transaction Agreements or for documents that specifically reference this Section 12.07, the Transaction Agreements constitute the entire agreement of RAI, the other Sellers and/or their Affiliates, on the one hand, and Imperial, the Acquiror and/or their Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements and supersede all prior agreements, undertakings and understandings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of RAI, the other Sellers and/or their Affiliates, on the one hand, and Imperial, the Acquiror and/or their Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 12.08. Assignment. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of RAI and the Acquiror; provided that (a) both RAI and the Acquiror may assign any or all of their respective rights and obligations under this Agreement to any of their respective Affiliates, and (b) following the Closing, the Acquiror may assign its rights under this Agreement to its sources of Debt Financing, Bond Financing or other sources of financing available to it as collateral security; provided, further, however, that no such assignment shall release RAI or the Acquiror from any liability or obligation under this Agreement. Any attempted assignment in violation of this Section 12.08 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their respective permitted successors and assigns.

Section 12.09. No Third-Party Beneficiaries. Except as provided in Article XI with respect to RAI Indemnified Parties and Acquiror Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement or any other Transaction Agreements, including Article VII and Exhibit D hereto, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of any Seller or the Business, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 12.10. Amendment. No provision of this Agreement or any other Transaction Agreement, including any Exhibits or Schedules thereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement. No consent from any Indemnified Party under Article XI (other than the Parties) shall be required in order to amend this Agreement.

Section 12.11. Disclosure Schedules. Any disclosure with respect to a Section or Schedule of this Agreement, including any Section of the Disclosure Schedule or the Acquiror Disclosure Schedule, shall be deemed to be disclosed for another Section or Schedule of this Agreement, including any Section of the Disclosure Schedule or the Acquiror Disclosure Schedule, to the extent that such disclosure is sufficient so that the relevance of such disclosure to such other Section or Schedule is reasonably apparent on its face.

Section 12.12. Governing Law; Submission to Jurisdiction; Waivers.

(a) This Agreement and each other Transaction Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction. The Parties hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied interpreting its own provisions in all cases where legal interpretation shall be required. Each Party agrees (i) that this Agreement involves at least $100,000.00, and (ii) that this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708.

(b) Each of the Parties agrees that any Dispute shall be resolved only in the Chancery Court of the State of Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware State Court. In that context, and without limiting the generality of the foregoing, each Party by this Agreement irrevocably and unconditionally:

(i) submits for itself and its property in any Action relating to the Transaction Agreements, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of Chancery Court of the State of Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware State Court, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such Delaware court or, to the extent permitted by Law, in such federal court;

(ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees (A) to the extent such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process, and (B) that, to the fullest extent permitted by applicable law, service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting the evidence of valid service, and that service made pursuant to (A) or (B) above shall, to the fullest extent permitted by applicable Law, have the same legal force and effect as if served upon such Party personally within the State of Delaware; and

(iv) agrees that nothing in the Transaction Agreements shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.

Section 12.13. Specific Performance. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the transactions contemplated hereby, will cause irreparable injury to the other Parties, for which money damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity. Each Party hereby waives any requirements for the securing or posting of any bond with such remedy. Without limiting the foregoing, with respect to the failure of any party to cause the Closing to occur when it is otherwise intended to occur pursuant to the terms of this Agreement, each Party agrees, on its behalf and on behalf of its Affiliates, that the preferred, intended and mutually agreed sole and exclusive remedy for such breach is specific performance by (and related injunctive relief against) the breaching Party of its obligation to consummate the transactions contemplated hereby, and such parties further agree in such circumstances not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason nor to assert that money damages would provide an adequate remedy for such breach.

Section 12.14. Bulk Sales Laws. The Acquiror and RAI each hereby waive compliance by the Sellers with the provisions of the “bulk sales”, “bulk transfer” or similar Laws of any state or any jurisdiction outside the United States that may otherwise be applicable with respect to the sale of any of the Transferred Assets.

Section 12.15. Rules of Construction. Interpretation of the Transaction Agreements shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean US dollars; (e) the word “including” and words of similar import when used in the Transaction Agreements shall mean

“including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (j) the Parties have each participated in the negotiation and drafting of the Transaction Agreements and if an ambiguity or question of interpretation should arise, the Transaction Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in any of the Transaction Agreements; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (n) an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, only to the extent such item is specifically set forth or specifically provided for on the balance sheet or financial statement.

Section 12.16. Counterparts. Each of the Transaction Agreements may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 12.17. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.17.

IN WITNESS WHEREOF, RAI and the Acquiror have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

REYNOLDS AMERICAN INC.

By	/s/ Susan M. Cameron
	Name:	Susan M. Cameron
	Title:	President and Chief Executive Officer

LIGNUM-2, L.L.C.

By	/s/ Rob Wilkey
	Name:	Rob Wilkey
Title:

Solely with respect to Sections 6.05 and 6.24 and ARTICLE XII:

IMPERIAL TOBACCO GROUP PLC

By	/s/ Conrad Tate
	Name:	Conrad Tate
Title:

EXHIBIT A

DEFINITIONS

“Accounting Referee” shall have the meaning set forth in Section 2.11.

“Acquired Brands” means the Winston Brand, Salem Brand, KOOL Brand, Maverick Brand and blu Brand, and (if deemed to be a RAI Brand pursuant to Section 2.05) the Doral Brand.

“Acquired Tobacco Cigarette Brands” means the Winston Brand, Salem Brand, KOOL Brand and Maverick Brand, and (if deemed to be a RAI Brand pursuant to Section 2.05) the Doral Brand.

“Acquiror” shall have the meaning set forth in the Preamble.

“Acquiror Disclosure Schedule” means the schedule dated as of the date of this Agreement delivered by the Acquiror to RAI and that forms a part of this Agreement.

“Acquiror Indemnified Parties” shall have the meaning set forth in Section 11.01(a).

“Acquiror’s PRB Plan” shall have the meaning set forth in Exhibit D.

“Acquiror Tobacco Liabilities” shall have the meaning set forth in Section 2.01(c)(v).

“Action” means any claim, action, suit, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any court, arbitrator or Governmental Authority or similar body.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.05(d).

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. Notwithstanding anything herein to the contrary, (a) none of BAT or any of its Affiliates or Subsidiaries will be considered an Affiliate of RAI or any of its Subsidiaries, and neither RAI nor any of its Subsidiaries will be considered an Affiliate of any of the foregoing, and (b) unless and until the Merger is consummated, none of Lorillard or any of its Affiliates or Subsidiaries will be considered an Affiliate of RAI, and neither RAI nor any of its Subsidiaries will be considered an Affiliate of any of the foregoing.

“Agreed Assumption Terms” means the agreed treatment of the Acquired Tobacco Cigarette Brands from and after the Closing under the State Settlements as set out in Exhibit F.

“Agreement” means this Asset Purchase Agreement dated as of July 15, 2014, among the Parties, including the Disclosure Schedule, the Acquiror Disclosure Schedule and the Exhibits, and all amendments to such agreement made in accordance with Section 12.10.

“Allocation” shall have the meaning set forth in Section 2.11.

“Ancillary Agreements” means the Route to Market Agreement, Assignment and Assumption Agreement, Intellectual Property License Agreement, the Reciprocal Manufacturing Agreement and the TSA.

“Assignment and Assumption Agreement” means an assignment and assumption agreement in customary form among the Sellers and the Acquiror.

“Assumed CBAs” shall have the meaning set forth in Exhibit D.

“Assumed Contracts” shall have the meaning set forth in Section 2.01(a)(iii).

“Assumed Liabilities” shall have the meaning set forth in Section 2.01(c).

“Assumed Plaintiff Fees” shall have the meaning set forth in Section 2.01(c)(vii).

“BAT” means British American Tobacco p.l.c.

“blu Brand” means the “e-vapor” brand known as blu and the brand known as SkyCig.

“blu Brand Business” means (a) the manufacture, distribution, development, research, marketing, advertising, sale and service relating to electronic cigarettes, any component parts of electronic cigarettes or the packaging of electronic cigarettes and any electronic cigarette accessories under the blu Brand and (b) the design, supply, advertising, marketing and sale of electronic cigarettes under the SkyCig brand.

“blu Brand Intellectual Property” means Lorillard Brands Intellectual Property related to the blu Brand.

“blu Brand Inventory” shall have the meaning set forth in Section 2.01(a)(ii).

“Bond Financing” shall have the meaning set forth in Section 6.12(e).

“Books and Records” shall have the meaning set forth in Section 2.01(a)(ix).

“Business” means the PR Business, the blu Brand Business, all other Transferred Assets and the Assumed Liabilities.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Department of State of the State of Delaware or the commercial banks in the City of New York, New York or the City of London, England are required or authorized by Law or executive order to be closed.

“Business Intellectual Property” means, collectively, the RAI Brands Intellectual Property and the Lorillard Brands Intellectual Property.

“Cash Compensation” shall have the meaning set forth in Exhibit D.

“Certification/Listing” means any approval, certification, listing or publication required by any State as a condition of selling a tobacco cigarette brand in that State under the statute commonly known as the “Model Act” or “Qualifying Statute” or “complementary legislation” pursuant to the MSA or any other applicable State statute, regulation or policy.

“Class 1 Circular” means the shareholder circular of Imperial and related documents in connection with the Transactions.

“Closing” shall have the meaning set forth in Section 2.03.

“Closing Date” shall have the meaning set forth in Section 2.03.

“COBRA” shall have the meaning set forth in Exhibit D.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Comparison Period” means the period of 12 months immediately prior to the date of this Agreement.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.03(a).

“Contracts” means all contracts, subcontracts, agreements, collective bargaining agreements, leases, subleases, licenses, commitments, sales and purchase orders, and other instruments, arrangements or understandings of any kind.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by”, “under common Control with” and “Controlling” shall have correlative meanings.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property.

“Cut-Off Time” shall have the meaning set forth in Section 2.08.

“Danville Facility” means the facilities located at 200 Kentuck Road in Danville, Virginia.

“DC District Court” means the United States District Court for the District of Columbia.

“Debt Financing” shall have the meaning set forth in Section 5.06(a).

“Direct Claim” shall have the meaning set forth in Section 11.03(d).

“Disclosure Schedule” means the schedule dated as of the date of this Agreement delivered by RAI to the Acquiror and that forms a part of this Agreement.

“Dispute” means any dispute, controversy or claim arising out of or relating to the transactions contemplated by the Transaction Agreement, or the validity, interpretation, breach or termination of any such agreement, including claims seeking redress or asserting rights under any Law.

“Doral Brand” shall have the meaning set forth in Section 2.05.

“DoJ Tobacco Case” means the case filed in 1999 by the United States Department of Justice against, among others, Philip Morris USA, Inc. (as successor to Philip Morris, Inc.), R.J. Reynolds Tobacco Co., Brown and Williamson Tobacco Company, Lorillard Tobacco Company, The Liggett Group, Inc. British American Tobacco (Investments) Ltd., The Council for Tobacco Research-USA, Inc. and the Tobacco Institute, Inc. with reference “Civil Action No. 99-2496 (GK)”, including all related appeals and proceedings.

“DoJ Tobacco Case Corrective Statement Requirement” means the order of the DC District Court under the Final Judgment and Remedial Order on the defendants in the DoJ Tobacco Case to make certain corrective statements, as specified in Section III.B of the Final Judgment and Remedial Order, see 449 F. Supp. 2d 1, 938-41 (2006), and modified by subsequent orders of the DC District Court.

“DoJ Tobacco Case Corrective Statement Requirement Waiver” means an order or ruling from the DC District Court granting the Acquiror relief from the obligation under the Final Judgment and Remedial Order to comply with the DoJ Tobacco Case Corrective Statement Requirement in respect of the Acquired Tobacco Cigarette Brands from and after the Closing.

“DoJ Tobacco Case Litigation Document Disclosure Requirement” shall have the meaning set forth in Section 6.17.

“DoJ Tobacco Case Marketing Data Disclosure Requirement” shall have the meaning set forth in Section 6.17.

“Dutch IPCo” means a corporation, registered in the Netherlands, which shall acquire the blu Brand Intellectual Property.

“Effective Time of the Merger” shall mean the “Effective Time” as defined in the Merger Agreement.

“Employee Plans” means, collectively, the RAI PR Employee Plans and the Lorillard Employee Plans.

“End Date” shall have the meaning set forth in Section 10.01(d).

“Environmental Action” means any Action concerning Environmental Laws or environmental, health or safety matters, including (a) any actual or alleged non-compliance with any Environmental Law or Environmental Permit, (b) any actual or alleged presence or Release of, or exposure to, any Hazardous Materials at any location; (c) any Liabilities assumed or retained by contract, operation of law or otherwise; (d) actual or alleged personal injuries, property or natural resource damages or diminution of property value, or contractual obligations relating to any of the foregoing, but excluding any Acquiror Tobacco Liabilities.

“Environmental Law” means any Law, Governmental Order or Contract issued, promulgated or entered into by or with any Governmental Authority, in each case applicable to the Business, relating to pollution or to protection of the environment, natural resources, flora and fauna, the climate and human health and safety, including any Laws relating to the use, handling, management, recycling, transportation, treatment, storage, disposal or Release of Hazardous Materials.

“Environmental Permit” means a RAI Brands Environmental Permit or a Lorillard Brands Environmental Permit.

“Equipment” shall have the meaning set forth in Section 2.01(a)(x).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that is or would be deemed a “single employer” with the RAI Parties or Lorillard Asset Owners under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act.

“Excluded Assets” shall have the meaning set forth in Section 2.01(b).

“Excluded Liabilities” shall have the meaning set forth in Section 2.01(d).

“FCA” shall have the meaning set forth in Section 6.05(a).

“FDA” means the United States Food and Drug Administration.

“Final Judgment and Remedial Order” means the final judgment and remedial order from the DC District Court, dated August 17, 2006, with respect to the DoJ Tobacco Case, as well as any supplements, amendments or further orders, whether on appeal or in the DC District Court, modifying, deleting or adding to the provisions of such order.

“Financing Agreements” shall have the meaning set forth in Section 5.06(a).

“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Incorporation and Qualification of the RAI Parties), Section 3.02 (Authority; Execution and Delivery; Enforceability), Section 3.12(c) (Sufficiency of, and Title to, the Assets), Section 3.25 (Brokers), Section 4.01 (Incorporation and Qualification of the Lorillard Asset Owners), Section 4.09(c) (Sufficiency of, and Title to, the Assets), Section 4.23 (Brokers), Section 5.01 (Incorporation and Qualification of the Acquiror), Section 4.25 (Authority; Performance), Section 5.02 (Authority; Execution and Delivery; Enforceability) and Section 5.07 (Brokers).

“Governmental Authority” means any United States federal, state or local or any supra-national or non-US government, political subdivision, governmental, regulatory or administrative authority, instrumentality, board, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, settlement or award entered by or with any Governmental Authority.

“Greensboro Facility” means the manufacturing facility located at 2525 E. Market St. in Greensboro, North Carolina.

“Growers Trust” means the agreement described in Clause (f) of the definition of State Settlements.

“Hazardous Materials” means any chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law (including, without limitation, asbestos or asbestos-containing materials).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under such Act.

“Imperial Bankers” shall have the meaning set forth in Section 5.07.

“Imperial Board” shall have the meaning set forth in Recital F.

“Imperial Guaranty” shall have the meaning set forth in Section 6.24.

“Imperial Recommendation” shall have the meaning set forth in Section 6.05(a).

“Imperial Shareholder Approval” shall have the meaning set forth in Section 6.05(b).

“Imperial Shareholder Resolution” shall have the meaning set forth in Section 6.05(a).

“Imperial Shareholders Meeting” shall have the meaning set forth in Section 6.05(a).

“Imperial Termination Fee” means $210,000,000 in cash.

“Indebtedness” means (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any cost associated with prepaying any such debt, (b) the principal of and premium in respect of obligations evidenced by bonds, debentures, notes or other similar instruments, including accrued interest, (c) the principal component of all obligations to pay the deferred and unpaid purchase price of property and Equipment that have been delivered, (d) capital leases; (e) negative balances in bank accounts, (f) amounts in respect of checks in transit, (g) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (h) all liabilities relating to securitization or factoring programs or arrangements, and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally, in any manner (other than with respect to Indebtedness included in clauses (a) through (h) above).

“Indemnified Party” shall have the meaning set forth in Section 11.03(a).

“Indemnifying Party” shall have the meaning set forth in Section 11.03(a).

“Independent MSA/PSS Auditor” means, with respect to the MSA or any State Settlement, PwC or, if PwC ceases to serve as the MSA’s Independent Auditor or ceases to provide payment calculations under any other State Settlement, any successor to PwC under the MSA or such State Settlement.

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other jurisdiction: (a) patents, patent applications (including patents issued thereon), patentable inventions, design patents and industrial designs, and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, (b) registered and unregistered trademarks, service marks, trade names, service names, trade dress, logos, slogans, domain names, and designs and other identifiers of same, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing (“Trademarks”), (c) registered and material unregistered copyrights and copyright applications, copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions (“Copyrights”), and (d) confidential and proprietary information (including trade secrets, processes, know-how, ideas, discoveries, creations, inventions and improvements (whether patentable or unpatentable and whether or not reduced to practice), research and development, formulas, algorithms, recipes for product, compositions, manufacturing and production processes and techniques, methods, procedures, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), but excluding Software and all copyrights and other rights therein.

“Intellectual Property License Agreement” shall have the meaning set forth in Section 6.08.

“Intervening Event” means an event, fact, development, occurrence or circumstance relating to or materially affecting the Business or Imperial or its Affiliates, as the context requires, occurring or arising after the date of this Agreement, that was not known (or, if known, the consequences of which were not known) to the Imperial Board as at the date of this Agreement.

“Inventory” shall have meaning set forth in Section 2.01(a)(ii)(E).

“IRS” means the Internal Revenue Service.

“IT Systems” means hardware, network and telecommunications equipment (including personal computers, laptops, telephones and other mobile devices) and internet-related information technology.

“Key Lorillard Employees” means any Lorillard Employee whose annual compensation is greater than $100,000.

“Knowledge” of any Person means, with respect to any matter in question, in the case of RAI, means (a) with respect to the representations and warranties of RAI in Article IV relating to Lorillard, (i) the actual knowledge of the individuals named on Schedule A of the Disclosure Schedule giving effect to actual due diligence conducted by such individuals or delivered to such individuals on or prior to July 13, 2014 in written materials with respect to the Transactions, but without requiring or otherwise obligating any such individual to have affirmatively conducted any due diligence or investigation or to have made any inquiry of any person and (ii) the knowledge based on Lorillard’s representations to RAI as to such matters and (b) with respect to all other provisions in the Agreement, the actual knowledge after due inquiry of the individuals named on Schedule A of the Disclosure Schedule.

“KOOL Brand” means the tobacco cigarette brand known as KOOL.

“Law” means any US federal, state, local or non-US statute, law, ordinance, regulation, directive, rule, code, order, ordinance (including zoning), executive order or decrees, edicts or binding interpretation by a Governmental Authority or other requirement or rule of law, including the common law.

“Liabilities” means liabilities, claims, demands, expenses, commitments, Losses, costs or obligations of every kind and description.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, sublease, declaration, condition, covenant, destruction, right-of-way, easement, encroachment, restriction, title defect, option, right of first refusal or first offer or other third party (or governmental) right, encumbrance, lien or charge of any kind or nature.

“Listing Rules” shall have the meaning set forth in Section 6.05(a).

“Lorillard” shall have the meaning set forth in the Preamble.

“Lorillard Assets” shall have the meaning set forth in Section 4.01.

“Lorillard Asset Owners” shall have the meaning set forth in Recital B.

“Lorillard Bankers” shall have the meaning set forth in Section 4.23.

“Lorillard Brands” shall have the meaning set forth in Recital D.

“Lorillard Brands Environmental Permit” means any Permit required by a Governmental Authority for the operation of the Maverick Brand or the blu Brand Business under any Environmental Law.

“Lorillard Brands Intellectual Property” means, collectively, all (i) Intellectual Property that is owned by any of the Lorillard Asset Owners and that is used exclusively in or is exclusively related to, or arising, directly or indirectly, exclusively out of the operation of the blu Brand Business or the business related to the Maverick Brand and (ii) Trademarks exclusively related to the Lorillard Brands, including the registered Intellectual Property set forth on Section 4.10 of the Disclosure Schedule.

“Lorillard Defined Contribution Plans” shall have the meaning set forth in Exhibit D.

“Lorillard Defined Contribution Trusts” shall have the meaning set forth in Exhibit D.

“Lorillard Employee” shall have the meaning set forth in Section 4.15(a).

“Lorillard Employee Plans” shall have the meaning set forth in Section 4.15(a).

“Lorillard Equipment” shall have the meaning set forth in Section 2.01(b)(viii).

“Lorillard Financial Information” shall have the meaning set forth in Section 4.02(a).

“Lorillard Leaf” shall have the meaning set forth in Section 2.01(b)(xii)(B).

“Lorillard Material Adverse Effect” means Material Adverse Effect, provided that the phrase “the Transferred Assets or the Business” in the definition of Material Adverse Effect shall be replaced by “the Lorillard Business (other than the Retained Lorillard Brands)”.

“Lorillard Pension Plan” shall have the meaning set forth in Exhibit D.

“Lorillard Pension Trust” shall have the meaning set forth in Exhibit D.

“Lorillard Raw Materials Inventory” shall have the meaning set forth in Section 2.01(a)(ii)(D).

“Lorillard SEC Documents” means all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed by Lorillard with the SEC.

“Lorillard Transfer Agreement” shall have the meaning set forth in Recital H.

“Lorillard Transfer Closing” shall have the meaning set forth in Recital H.

“Lorillard Transfer Payment” shall have the meaning set forth in Recital H.

“Losses” means all losses, demands, claims, Actions, assessments, Liabilities, damages, deficiencies, fines, penalties, costs, expenses, commitments, judgments, orders, decrees or settlements, environmental investigation and remediation costs, obligations and claims (including any Action brought by any Governmental Authority or Person), in each case whether or not resulting from Third Party Claims, including interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same in asserting, preserving or enforcing any Acquiror Indemnified Party’s or RAI Indemnified Party’s rights hereunder, suffered or incurred by such Acquiror Indemnified Party or RAI Indemnified Party.

“Material Adverse Effect” means any change, effect, event, circumstance, development or occurrence that, individually or in the aggregate with all other changes, effects, events, circumstances, developments or occurrences, (a) has had a material adverse effect on the Transferred Assets or the Business, taken as a whole or (b) would prevent or materially impair the ability of the Sellers to perform their obligations under this Agreement or consummate the Transactions; provided that in no event will any effect resulting or arising from or relating to any of the following matters be considered, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general, including with respect to interest rates or currency exchange rates; (ii) changes in Laws or changes in accounting requirements or principles (or interpretation or enforcement thereof); (iii) changes affecting industries, markets or geographical areas in which the Business is operated; (iv) the negotiation, announcement, execution, pendency or performance of the Transaction Agreements or the Merger Agreement or the consummation of the Transactions or the Merger; (v) conduct by any Seller or any of its Subsidiaries for which the Acquiror gave its express prior written consent; (vi) any natural disaster or any conditions resulting from natural disasters; (vii) acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any outbreak, escalation or worsening thereof; (viii) any Menthol Regulatory Action; (ix) any actions required under the Transaction Agreements or the Merger Agreement to obtain any approval or authorization under any antitrust Laws for the consummation of the Transactions or the Merger; or (x) the failure, in and of itself, of a Seller to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such change may be taken into account into determining whether there has been, or is reasonably expected to be, a “Material Adverse Effect”); provided, however, that changes, effects, events or occurrences referred to in clauses (i), (ii), (iii), (vii) or (viii) will be considered in determining whether there has been, or is reasonably expected to be, a “Material Adverse

Effect” to the extent that such changes are materially disproportionately adverse to the Business, taken as a whole, as compared to other participants in the industry (in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a “Material Adverse Effect”).

“Material Lorillard Asset Permits” shall have the meaning set forth in Section 4.08.

“Material Lorillard Brands Customer” means the largest 10 customers (whether retailers or distributors) of the Maverick Brand or the blu Brand Business, measured in terms of annual revenues of the Lorillard Brands for the year ended December 31, 2013.

“Material Lorillard Brands Supplier” means the 10 largest suppliers of the Maverick Brand or the blu Brand Business measured in terms of annual expenditures of the Lorillard Brands for the year ended December 31, 2013.

“Material RAI Brands Customer” means the largest 10 customers (whether retailers or distributors) of the RAI Brands or the PR Business, measured in terms of annual revenues of the RAI Brands for the year ended December 31, 2013.

“Material RAI Brands Supplier” means the 10 largest suppliers of the RAI Parties as a whole, measured in terms of annual expenditures for the year ended 2013, the supplied products of which are material to the production of the Winston Brand, KOOL Brand, the Salem Brand and the PR Business.

“Maverick Brand” means the business of the development, design, manufacture, packaging, labeling, production, delivery, sale, resale, distribution, marketing and promotion of a tobacco cigarette brand known as Maverick.

“Maverick Brand Business” means the business related to the Maverick Brand.

“Maverick Brand Finished Goods” shall have the meaning set forth in Section 2.01(a)(ii)(C).

“Maverick Brand MSAI Percentage” means an amount equal to the quotient of (A) the amount of shipments of Maverick Brand products divided by (B) the aggregate amount of shipments of all Lorillard tobacco cigarette brands, in each case as reported in Management Science Associates, Inc. monthly reporting of shipments from wholesale to retail for the year-to-date period beginning on January 1 of the year in which the Closing occurs and ending on the Business Day immediately preceding the Closing Date; provided, that if such year-to-date period is less than four months, the Maverick Brand MSAI Percentage will be determined based on shipments for the 12-month period ended December 31 of the year immediately preceding the year in which the Closing Date occurs.

“Menthol Regulatory Action” means any Law, Governmental Order or Action enacted, promulgated, proposed or threatened by the FDA or any other Governmental Authority that could have the effect of banning or materially restricting the use of menthol in any product sold or distributed by RAI or Lorillard or any of their respective Subsidiaries.

“Merger” shall have the meaning set forth in Recital C.

“Merger Agreement” shall have the meaning set forth in Recital C.

“MSA Assumption Agreement” means the assumption agreement in respect of the MSA to be entered into by the Acquiror at the Closing substantially in the form set out in Exhibit H.

“MSA” means the Master Settlement Agreement, dated as of November 23, 1998, among the 46 US states, the District of Columbia and five US territories listed on the signature pages thereto, Phillip Morris Incorporated, R.J. Reynolds Tobacco Company, Brown & Williamson Tobacco Corporation, Lorillard Tobacco Company and various Subsequent Participating Manufacturers as listed on the NAAG list of “Participating Manufacturers”, as amended, supplemented or replaced.

“MSA Allocable Share” has the meaning given to it in Exhibit A to the MSA.

“MSA Settling States” means the States, commonwealths, districts, territories and other Governmental Authorities that are parties to the MSA.

“Multiemployer Plan” shall have the meaning set forth in Section 3.17(b).

“Newport Brand” means the tobacco cigarette brand known as Newport.

“NAAG” means the National Association of Attorneys General.

“Net Recovery” shall have the meaning set forth in Section 11.07(d).

“Objections Notice” shall have the meaning set forth in Section 2.11.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offering Documents” shall have the meaning set forth in Section 6.12(e)(v).

“OPM” means an “Original Participating Manufacturer” as such term is defined in the MSA.

“Permits” shall have the meaning set forth in Section 2.01(a)(viii).

“Permitted Liens” means the following Liens: (a) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law made in the ordinary course and on a basis consistent with past practice; (b) easements, covenants, rights-of-way, zoning ordinances and other similar charges or encumbrances that do not impair, and could not reasonably be expected to impair, in any material respect, the value, marketability or continued use of the Transferred Real Property; (c) non-exclusive licenses of

Intellectual Property; (d) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty; (e) Liens created by or through, or resulting from any facts or circumstances relating to, the Acquiror or its Affiliates; and (f) Liens arising out of, under or in connection with this Agreement or the other Transaction Agreements.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“PR Business” means the distribution, marketing, advertising, sale and service in Puerto Rico of the RAI Brands.

“Pre-Closing Insurance” shall have the meaning set forth in Section 6.06(a).

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Proposed Transferred Employees” shall have the meaning set forth in Exhibit D.

“PSS Agreements” means the State Settlements other than the MSA and the Growers Trust.

“Purchase Price” shall have the meaning set forth in Section 2.04.

“PwC” means Pricewaterhouse Coopers LLP, the independent auditor under the State Settlements.

“RAI” shall have the meaning set forth in the Preamble.

“RAI Assets” shall have the meaning set forth in Section 3.01.

“RAI Asset Owners” shall have the meaning set forth in Recital A.

“RAI Banker” shall have the meaning set forth in Section 3.25.

“RAI Brands” shall have the meaning set forth in Recital D.

“RAI Brands Environmental Permit” means any Permit required by a Governmental Authority for the operation of the RAI Brands or the PR Business under any Environmental Law.

“RAI Brands Finished Goods” shall have the meaning set forth in Section 2.01(a)(ii)(B).

“RAI Brands Intellectual Property” means, collectively, all (i) Intellectual Property that is owned by any of the RAI Asset Owners and that is used exclusively in or exclusively related to, or arising, directly or indirectly, exclusively out of the operation of the PR

Business or the business related to the RAI Brands, (ii) Trademarks exclusively related to the PR Business or the RAI Brands and (iii) Intellectual Property owned by any of the RAI Asset Owners in all current product specifications for tobacco cigarettes marketed under the RAI Brands, including the registered Intellectual Property set forth on Section 3.13 of the Disclosure Schedule.

“RAI Brands Material Adverse Effect” means Material Adverse Effect, provided that the phrase “the Transferred Assets or the Business” in the definition of Material Adverse Effect shall be replaced by “the RAI Brands”.

“RAI Brands MSAI Percentage” means an amount equal the quotient of (A) the amount of shipments of any RAI Brands products divided by (B) the aggregate amount of shipments of all RJRT tobacco cigarette brands, in each case as reported in Management Science Associates, Inc. monthly reporting of shipments from wholesale to retail for the year-to-date period beginning on January 1 of the year in which the Closing occurs and ending on the Business Day immediately preceding the Closing Date; provided, that if such year-to-date period is less than four months, the RAI Brands MSAI Percentage will be determined based on shipments for the 12-month period ended December 31 of the year immediately preceding the year in which the Closing Date occurs.

“RAI Financial Information” shall have the meaning set forth in Section 3.05(a).

“RAI Indemnified Parties” shall have the meaning set forth in Section 11.02(a).

“RAI Leaf” shall have the meaning set forth in Section 2.01(a)(ii)(E).

“RAI Parties” shall have the meaning set forth in Recital A.

“RAI PR Employee” shall have the meaning set forth in Section 3.17(a).

“RAI PR Employee Plans” shall have the meaning set forth in Section 3.17(a).

“RAI SEC Documents” means all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed by RAI with the SEC.

“Reciprocal Manufacturing Agreement” means the Reciprocal Manufacturing Agreement, substantially in the form attached as Exhibit G, to be entered into by an Affiliate of RAI and the Acquiror at the Closing.

“Release” means any actual or threatened release, spill, emission, leaking, pumping, dumping, injection, pouring, deposit, disposal, discharge, dispersal, emptying, escaping, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or from any building, structure, facility or fixture.

“Relevant Trademark Action” means the Action with case no. 2:14-CV-02596 RGK (FFMx) between the RTA Claimants and the RTA Defendant in the United States District

Court, Central District of California in relation to the RTA Defendant’s alleged infringement of the Zippo BLU Trademarks, including the RTA Defendant’s related complaint for a declaratory judgment of trademark non-infringement and counterclaims for cancellation of the Zippo BLU Trademarks.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Required Amount” shall have the meaning set forth in Section 5.06(a).

“Restricted Employees” shall have the meaning set forth in Exhibit D.

“Restricted Party” means any Person that is (a) listed on, or owned or controlled by a Person listed on, or acting on behalf of a Person listed on any Sanctions List, or (b) located in, incorporated under the laws of, or acting on behalf of a Person located in or organized under the laws of any country or territory that is the target of territory-wide Sanctions (which as of the date of this Agreement are Cuba, Iran, North Korea, Sudan and Syria).

“Retained Lorillard Brands” means all Lorillard tobacco cigarette brands, including the Newport Brand, but excluding the Maverick Brand.

“Retained Lorillard Employee” shall have the meaning set forth in Exhibit D.

“RJRT” means R. J. Reynolds Tobacco Company, a wholly owned Subsidiary of RAI.

“RJRT Tobacco Inventory” means all RJRT tobacco leaf inventory, reconstituted tobacco sheets, work-in-progress and tobacco by-products (excluding tobacco virgin stems and virgin tobacco scrap) for use in RJRT U.S. domestic and Puerto Rico cigarette production (other than any such inventory related to sales to Santa Fe Natural Tobacco Company, Inc.).

“Route to Market Agreement” shall have the meaning set forth in Recital G.

“RTA Claimants” means ZippMark, Inc. and Zippo Manufacturing Company.

“RTA Defendant” means LOEC, Inc.

“Salem Brand” means the tobacco cigarette brand known as Salem.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC or any similar list maintained by the United States Department of State, any other U.S. Governmental Authority, the United Nations, the European Union or its Member States, Her Majesty’s Treasury of the United Kingdom or any other relevant Governmental Authority.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under such Act.

“Seller Intellectual Property” means all Intellectual Property that is owned by any of the Sellers or their Affiliates other than the Lorillard Brands Intellectual Property and the RAI Brands Intellectual Property.

“Seller Plaintiff Fees” means all plaintiffs’ attorneys’ fees and other legal costs in relation to the State Settlements in respect of the Acquired Tobacco Cigarette Brands, relating to any periods, whether before, on or after the Closing Date excluding, for the avoidance of doubt, Assumed Plaintiff Fees.

“Seller Plan” shall have the meaning set forth in Exhibit D.

“Seller Tobacco Liabilities” shall have the meaning set forth in Section 2.01(d)(i).

“Sellers” shall have the meaning set forth in Recital B.

“Service Descriptions” shall have the meaning set forth in Section 6.11(b).

“Settling Defendants” means the Persons other than the Previously Settled States that are parties to the PSS Agreements.

“Severance Agreement” shall have the meaning set forth in Exhibit D.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Specified Employee” shall have the meaning set forth in Exhibit D.

“SPM” means a “Subsequent Participating Manufacturer” as such term is defined in the MSA.

“State Settlements” means (a) the MSA and (b) the Settlement Agreement, dated as of August 25, 1997, among the State of Florida, Philip Morris Incorporated, R.J. Reynolds Tobacco Company, Brown & Williamson Tobacco Corporation, Lorillard Tobacco Company and United States Tobacco Company, as amended by the Stipulation of Amendment to Settlement Agreement and For Entry of Consent Decree, dated as of September 11, 1998, (c) the Settlement Agreement and Stipulation for Entry of Consent Decree, dated as of May 8, 1998, among the State of Minnesota, Philip Morris Incorporated, R.J. Reynolds Tobacco Company, Brown & Williamson Tobacco Corporation and Lorillard Tobacco Company, (d) the Comprehensive Settlement Agreement and Release, dated as of October 17, 1997, among the

State of Mississippi, Philip Morris Incorporated, R.J. Reynolds Tobacco Company, Brown & Williamson Tobacco Corporation and Lorillard Tobacco Company, as amended by the Stipulation of Amendment to Settlement Agreement and For Entry of Agreed Order, dated as of July 2, 1998, (e) the Comprehensive Settlement Agreement and Release, dated as of January 16, 1998, among the State of Texas, Philip Morris Incorporated, R.J. Reynolds Tobacco Company, Brown & Williamson Tobacco Corporation, Lorillard Tobacco Company and United States Tobacco Company, as amended by the Stipulation of Amendment to Settlement Agreement and For Entry of Consent Decree, dated as of July 24, 1998, in each case, as amended, supplemented or replaced, and (f) the National Tobacco Growers Settlement Trust, dated July 19, 1999, among Philip Morris Incorporated, Brown & Williamson Tobacco Corporation, Lorillard Tobacco Company and R.J. Reynolds Tobacco Company, as settlors, The Chase Manhattan Bank, as trustee, and the Grower States listed therein, as amended, supplemented or replaced.

“States” means the 50 States and Commonwealths of the United States, the District of Columbia and any U.S. territory or possession, including, but not limited to, Puerto Rico, American Samoa, Guam, the U.S. Virgin Islands and the Commonwealth of the Northern Marianas Islands.

“Straddle Tobacco Action Liabilities” means all Liabilities arising out of or in connection with any smoking and health-related Action filed in the Straddle Tobacco Action Period arising out of, in connection with or relating to: (a) the manufacture, packaging, labeling, delivery, sale, resale, distribution, marketing or promotion of one or more of the Acquired Tobacco Cigarette Brands; or (b) the use or consumption of, or exposure to one or more Acquired Tobacco Cigarette Brands and provided that such Action also gives rise to Seller Tobacco Liabilities; provided, however, that Straddle Tobacco Action Liabilities will exclude any Losses of RAI and its Affiliates arising solely in relation to the Straddle Tobacco Action Period to the extent that any such Losses were incurred as a result of any of the following (whether by way of an increase to an existing Straddle Tobacco Action Liability or as a separate Straddle Tobacco Action Liability): (a) any changes in Law (or interpretation thereof) after the Closing Date; (b) any manufacturing defects or design defects in any of the products relating to the Acquired Tobacco Cigarette Brands that were manufactured by or on behalf of the Acquiror (other than by RAI or its Affiliates on behalf of the Acquiror, where RAI or its Affiliates are responsible for any such defects) after the Closing Date; (c) the marketing of the Acquired Tobacco Cigarette Brands by or on behalf of the Acquiror to, or otherwise targeted at, minors after the Closing Date; or (d) any misrepresentation or untrue statement of fact made by the Acquiror after the Closing Date in relation to the Acquired Tobacco Cigarette Brands, save to the extent that any of such matters were materially consistent with the products or the practices of RAI or Lorillard in the twelve month period prior to Closing.

“Straddle Tobacco Action Period” means the period commencing on the Closing Date and ending on the date that is eight years from the Closing Date.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is directly or indirectly owned or Controlled by such Person.

“Substantial Equivalence Report” means a report filed by RAI (manufacturer) or Lorillard (manufacturer), as applicable, in accordance with Section 905(j) of the Family Smoking Prevention and Tobacco Control Act.

“Survival Period” shall have the meaning set forth in Section 12.01.

“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.

“Tax Liability” means a Liability attributable to Taxes.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes, and any amended Tax Returns.

“Third Party Claim” shall have the meaning set forth in Section 11.03(a).

“Third Party Rights” shall have the meaning set forth in Section 2.02(a).

“Trademark” shall have the meaning set forth in the definition of Intellectual Property.

“Transaction Agreements” means this Agreement and each of the Ancillary Agreements.

“Transactions” means the transactions contemplated by the Transaction Agreements.

“Transfer Taxes” shall have the meaning set forth in Section 8.01.

“Transferred Assets” shall have the meaning set forth in Section 2.01(a).

“Transferred Employees” shall have the meaning set forth in Exhibit D.

“Transferred Leased Property” shall have the meaning set forth in Section 2.01(a)(i).

“Transferred Owned Property” shall have the meaning set forth in Section 2.01(a)(i).

“Transferred Real Property” means Transferred Leased Property and Transferred Owned Property.

“Transferring IT Systems” means any IT Systems constituting a Transferred Asset pursuant to Section 2.01(a)(x).

“Transitional Services” means services to be performed by the Parties or certain of their Affiliates in accordance with Exhibit B or Section 6.11 in order to allow for an orderly transition of ownership of the assets and businesses acquired by the Acquiror and the continued operation of such businesses, as well as the continued operation of the businesses retained by RAI and its Affiliates, in each case as currently conducted.

“TSA” shall have the meaning set forth in Recital G.

“US GAAP” means the generally accepted accounting principles used in the United States.

“WARN Act” shall have the meaning set forth in Exhibit D.

“Winston Brand” means the tobacco cigarette brand known as Winston.

“Zippo BLU Trademarks” means the trademarks for BLU owned by, or licensed to, either of the RTA Claimants and registered with the United States Patent and Trademark Office, including without limitation, U.S. Trademark Registration Nos. 3299190, 3299195, 3464056, 3469390, 3606674 and 3680360.

EXHIBIT B

TRANSITION SERVICES AGREEMENT TERM SHEET

Parties	(1) RAI (or a RAI Affiliate) (2) Acquiror (or an Acquiror Affiliate)

Duration	2 years from Closing or such longer time as the Parties may determine.

Charges	Cost plus basis.

Services	To be determined (to include without limitation the services described in Section 6.11).

Confidentiality	To be aligned with the APA (Section 6.03).

System Security	The Parties shall comply with, and shall ensure that its personnel, agents and subcontractors comply with, all reasonable written policies, standards and procedures provided by RAI to Acquiror in relation to any access of RAI’s IT systems by Acquiror in order for Acquiror to receive the benefit of the Transitional Services.

Liability	No liability for indirect/consequential loss. No party limits its liability for fraud.

Assignment and sub-contracting	Neither party may assign, sub-license or sub-contract other than to an Affiliate without the prior written consent of the other party which shall not be unreasonably withheld or delayed.

Governing law	Laws of the State of Delaware

B-1

EXHIBIT C

ROUTE TO MARKET AGREEMENT

[see attached]

C-1

Exhibit C

ROUTE TO MARKET AGREEMENT

DATED JULY 15, 2014

IMPERIAL TOBACCO GROUP PLC

and

REYNOLDS AMERICAN INC.

ALLEN & OVERY LLP

LONDON

CONTENTS

Clause	Page

1.	Interpretation	1
2.	Route to Market Obligations	5
3.	Payment at Closing	5
4.	Consumer Database	6
5.	Remedies	6
6.	Notices	6
7.	Assignment	7
8.	General	7
9.	Governing Law and Jurisdiction	8
10.	Waiver of Jury Trial	9

Schedule

1.	Shelf Space Obligations		10
	Part 1	Period between Effective Date and Closing	10
	Part 2	Standstill Period	10
	Part 3	Other provisions	13
2.	Wholesale Channel Obligations		15
	Part 1	Period between Effective Date and Closing	15
	Part 2	Standstill Period	15

Signatories			16

THIS AGREEMENT is dated July 15, 2014

BETWEEN:

(1)	IMPERIAL TOBACCO GROUP PLC a limited liability company incorporated under the laws of England and Wales (the Buyer); and

(2)	REYNOLDS AMERICAN INC. a corporation incorporated under the laws of North Carolina (the Seller),

(each a Party and together the Parties).

BACKGROUND

(A)	Pursuant to an Agreement and Plan of Merger, dated July 15, 2014 entered into among Lorillard, Inc., a Delaware Corporation (Lorillard), the Seller and Lantern Acquisition Co., a Delaware corporation and wholly owned subsidiary of the Seller (Lantern Acquisition Co. and, such agreement, the Merger Agreement), Lorillard has agreed, subject to the terms of the Merger Agreement, to merge with and into Lantern Acquisition Co. with Lorillard as the surviving corporation, such that the Seller will, on consummation of the Merger, own 100% of Lorillard (the Merger).

(B)	The Seller is, as of the Effective Date, engaged in, among other things, the business of the manufacture, sale, and marketing of certain tobacco cigarette brands known as Winston, Kool and Salem (collectively, the Seller Brands). Lorillard is, as of the Effective Date, engaged in, among other things, the business of the manufacture, sale, and marketing of a tobacco cigarette brand known as Maverick and an “e-vapor” brand known as blu (collectively, the Lorillard Brands and, together with the Seller Brands, the Brands).

(C)	Pursuant to an asset purchase agreement entered into between the Buyer and the Seller on or around the Effective Date (the Asset Purchase Agreement), the Seller has agreed, following consummation of the Merger, to sell to the Buyer (or its nominated Affiliate(s)) certain of the assets of the Seller and its relevant Affiliates used in the businesses of the Brands (the Business) on the terms and subject to the conditions set out in the Asset Purchase Agreement.

(D)	In connection with the sale of the Business, each Party agrees to comply with the Route to Market Obligations (as defined below) on the terms and conditions set out in this agreement.

IT IS AGREED:

1.	INTERPRETATION

1.1	In this agreement:

Action means any claim, action, suit, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any court, arbitrator or Governmental Authority or similar body.

Affiliate means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person. Notwithstanding anything herein to the contrary, none of BAT or any of its Affiliates or subsidiaries will be considered an Affiliate of Seller or any of its subsidiaries, and neither Seller nor any of its subsidiaries will be considered an Affiliate of any of the foregoing.

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American Snuff Company means American Snuff Company, LLC, a subsidiary of the Seller.

ASC Brands means all brands of smokeless tobacco products manufactured, sold, or distributed by American Snuff Company.

Asset Purchase Agreement has the meaning given to it in Recital (C).

BAT means British American Tobacco p.l.c..

B or B Brands means the “e-vapor” brand known as blu.

Brands has the meaning given in Recital (B).

Business has the meaning given to it in Recital (C).

Business Day means any day that is not a Saturday, a Sunday or other day on which the Department of State of the State of Delaware or the commercial banks in the City of New York, New York or the City of London, England are required or authorized by Law or executive order to be closed.

Buyer Allocated Space has the meaning given to it in paragraph 2(c) of Part 2 of Schedule 1.

Buyer’s Representative means the individual(s) designated by the Buyer for the purposes of clauses 9.2 and 9.3.

Closing means closing of the Asset Purchase Agreement (as defined therein).

Consumer Database means the active consumer database of RJRT.

Control means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms Controlled by, under common Control with and Controlling shall have correlative meanings.

Dispute means any dispute, controversy or claim arising out of or relating to this agreement, or the validity, interpretation, breach or termination of this agreement, including claims seeking redress or asserting rights under any Law.

Effective Date means the date of this agreement.

Governmental Authority means any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, board, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

Implementation Date has the meaning given to it in paragraph 3.2(b) of Part 2 of Schedule 1.

Initial Period has the meaning given to it in paragraph 3.2(a) of Part 2 of Schedule 1.

K or K Brand means the tobacco cigarette brand known as KOOL.

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Law means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, directive, rule, code, order, ordinance (including zoning), executive order or decrees, edicts or binding interpretation by a Governmental Authority or other requirement or rule of law, including the common law.

Local SOM means the local trading area share of market of a Party for its cigarette brands (excluding, in the case of the Seller, any V Brand Products) provided that the geographic area for such a share of market is no larger than a U.S. state.

Lorillard means Lorillard, Inc., a Delaware corporation.

Lorillard Brands has the meaning given in Recital (B).

Lorillard Retail Contracts means each contract between Lorillard and/or any of its subsidiaries and any Retailer in the Territory related among other things to pricing and promotions, space and merchandising on the cigarette fixture, and signage (for avoidance of confusion, as of the Effective Date, Lorillard Retail Contracts are called “Excel Merchandising Agreements” and “Non-Excel Merchandising Agreements”). Lorillard Retail Contracts do not include any contracts which relate exclusively to the B Brand.

M or M Brand means the tobacco cigarette brand known as Maverick.

Merger Agreement has the meaning given to it in Recital (A).

Natural American Spirit means the tobacco cigarette brand known as “Natural American Spirit” which is manufactured and sold by Santa Fe.

Off-set Signage means the cigarette brand signs located in or outside a retail outlet communicating brand images, brand equity messages or prices and which are not located on or within a cigarette merchandising fixture (pack or carton rack).

Outlet SOM means the outlet share of market of a Party for its cigarette brands (excluding, in the case of the Seller, any V Brand Products). For any outlet that is part of a chain, the aggregated market share for such chain may be used as the Outlet SOM if a Party so chooses.

Person means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

POS means point of sale.

Primary Brand Users means those consumers listed on the Consumer Database who have specified any of the Seller Brands as their Primary Usage Brand.

Primary Usage Brand means the tobacco cigarette brand, if any, specified as the usual brand by a consumer listed on the Consumer Database.

Representatives means, with respect to a person, the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

Retail Cigarette Contract means a contract between a tobacco manufacturer and a Retailer in the Territory related among other things to pricing and/or promotion of cigarette products, space and merchandising on the cigarette fixture, and signage for cigarette products. A Retail Cigarette Contract does not include a contract between a tobacco manufacturer and a Retailer in the Territory related solely to smokeless tobacco products or e-cigarette tobacco products.

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Retailer means a person that sells tobacco cigarettes directly to adult consumers at a physical establishment.

RJRT means R.J. Reynolds Tobacco Company (or, if the Seller party to any Retail Cigarette Contract relating to the Seller Brands is an Affiliate of RJRT rather than RJRT itself, the relevant Affiliate).

RJRT Retail Contracts means each contract between RJRT and any Retailer in the Territory related among other things to pricing and promotions, space and merchandising on the cigarette fixture, and signage (for avoidance of confusion, as of the Effective Date, RJRT Retail Contracts are called “Retail Partners Marketing Plan Contracts”). RJRT Retail Contracts do not include any contracts which relate exclusively to the ASC Brands or the V Brand.

Route to Market Obligations has the meaning given to it in clause 2.

S or S Brand means the tobacco cigarette brand known as Salem.

Santa Fe means Santa Fe Natural Tobacco Company, a subsidiary of the Seller.

Seller Brand Products means any product marketed under any of the Seller Brands.

Seller Brands has the meaning given in Recital (B).

Seller’s Representative means the individual(s) designated by the Seller for the purposes of clauses 9.2 and 9.3.

Shelf Space Obligations means the obligations set out in Schedule 1.

Shelf Space Payment means an amount in cash equal to $7 million.

Standstill Period means the period of five months commencing on the date of Closing and ending on the last day of the fifth month after the date of Closing.

Subsequent Period has the meaning given to it in paragraph 3.2(b) of Part 2 of Schedule 1.

Territory means the fifty states and District of Columbia in the United States of America and excludes territories of the United States of America.

Tobacco Brands means the W, K, S and M Brands.

U.S. means the United States of America.

V Brand means the e-cigarette brand known as Vuse e-cigarettes.

V Brand Products means any product marketed under the V Brand.

W or W Brand means the tobacco cigarette brand known as Winston.

Wholesale Channel Obligations means the obligations set out in Schedule 2.

Wholesaler means a Person that sells tobacco products directly to Retailers.

1.2	Interpretation of this agreement will be governed by the following rules of construction: (a) words in the singular shall be held

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to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “clause,” “part,” “paragraph,” and “schedule” are references to the clauses, parts, paragraphs and schedules of or to this agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire agreement, including the schedules hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement; (j) the Parties have each participated in the negotiation and drafting of this agreement and if an ambiguity or question of interpretation should arise, this agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in any of this agreements; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

1.3	Clause 1.1 to 1.2 of this agreement applies unless the contrary intention appears.

1.4	The schedules to this agreement form part of it and are incorporated into it.

2.	ROUTE TO MARKET OBLIGATIONS

2.1	In consideration of, in the case of the Seller, the Buyer making the Shelf Space Payment to the Seller and, in the case of each Party, the other Party entering into the Asset Purchase Agreement and carrying out its obligations pursuant to this agreement, each Party shall comply with the following obligations in the Territory:

(a)	Shelf Space Obligations; and

(b)	Wholesale Channel Obligations,

(together, the Route to Market Obligations).

2.2	Each Party shall have the right to inspect and monitor the other Party’s compliance or non-compliance (as the case may be) with clause 2.1 above and, in the case of non-compliance, to require the other Party to comply with such obligations within 10 Business Days after the date of receipt of written notice from the aggrieved Party.

2.3	This agreement does not require either Party to engage in conduct that is contrary to Law.

2.4	For the avoidance of doubt, the Parties acknowledge and agree that none of the provisions of this agreement shall apply with respect to American Snuff Company, the ASC Brands, Santa Fe, Natural American Spirit, the B Brand or any cigar brands.

3.	PAYMENT AT CLOSING

3.1	At Closing, the Buyer shall make a payment to the Seller of an amount equal to the Shelf Space Payment.

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4.	CONSUMER DATABASE

4.1	As soon as practicable after Closing, the Seller shall, to the extent legally permissible, provide the Buyer with the name and contact information for each Primary Brand User on the Consumer Database in a form which is readily usable by the Buyer and shall provide hard and electronic copies of the name and contact information for each Primary Brand User if the Buyer so requests.

4.2	After Closing, the Seller and/or its subsidiaries shall not initiate contact for marketing purposes (whether by mail, e-mail, telephone, or otherwise) with the Primary Brand Users who are on the Consumer Database as of the date of Closing and whose names and contact information are provided to Seller; except that Seller and/or its subsidiaries may contact for marketing purposes any Primary Brand User who, after the date of Closing, either: (i) initiates contact in any manner with Seller and/or its subsidiaries (by way of example, that consumer visits a brand website of Seller) or (ii) is engaged by Seller and/or its subsidiaries via an in-person consumer engagement.

4.3	For litigation purposes, Seller will retain all information in the Consumer Database. In addition, for litigation purposes, if after the date of Closing, Buyer adds adult smoker names or information to any consumer database, Buyer agrees on an ongoing basis to take all necessary steps to provide counsel for Seller with any and all collected data upon request.

5.	REMEDIES

5.1	The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants under this agreement, including its failure to take all actions as are necessary on its part to fulfill the obligations contemplated hereby, will cause irreparable injury to the other Party, for which money damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at Law or in equity. Each Party hereby waives any requirements for the securing or posting of any bond with such remedy.

6.	NOTICES

All notices, requests, claims, demands and other communications under this agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the other Party at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this clause 6):

(a)	if to the Seller:

Reynolds American Inc.

401 North Main Street

Winston-Salem, NC 27101

Attention:	Martin L. Holton III

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with a copy to:

Jones Day

222 East 41st Street

New York, NY 10017

Attention:	Jere R. Thomson, Esq.
Randi C. Lesnick, Esq.
Facsimile:	(212) 326-3939

(b)	if to the Buyer:

Lignum-2, L.L.C.

5900 North Andrews Avenue

Suite 1100

Fort Lauderdale, FL 33309

Attention:	Rob Wilkey
General Counsel
Facsimile:	(954) 958-7907

with a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:	Eric S. Shube, Esq.
Jeremy Parr, Esq.
Facsimile:	(212) 610-6399

7.	ASSIGNMENT

7.1	This agreement shall not be assigned by either Party by operation of Law or otherwise without the prior written consent of the other Party provided that either Party may, subject to Law, assign any or all of its rights and obligations under this agreement to any of its respective Affiliates.

7.2	Any attempted assignment in violation of this clause 7 shall be void and this agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by, the Parties hereto and their respective permitted successors and assigns.

8.	GENERAL

8.1	No partnership or agency

Nothing in this agreement shall be deemed to constitute a partnership between the Parties, nor to make either Party the agent of the other Party for any purpose.

8.2	Counterparts

This agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any Party may enter into this agreement by executing a counterpart. Facsimile signatures shall be valid and binding to the same extent as the original signatures.

8.3	Waiver

The rights of each Party under this agreement:

(a)	may be exercised as often as necessary;

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(b)	are cumulative and not exclusive of rights or remedies provided by Law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

8.4	A waiver (whether express or implied) by one of the Parties of any of the provisions of this agreement or of any breach of or default by the other Party in performing any of those provisions shall not constitute a continuing waiver and that waiver shall not prevent the waiving Party from subsequently enforcing any of the provisions of this agreement not waived or from acting on any subsequent breach of or default by the other Party under any of the provisions of this agreement.

8.5	Amendments

No provision of this agreement, including any schedules hereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto and signed by all of the Parties.

8.6	Severability

The provisions contained in each clause and sub-clause of this agreement shall be enforceable independently of each of the others and their validity shall not be affected if any of the others are invalid. If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

8.7	Further assurance

Each Party undertakes to sign all documents and to do all other acts that are or may be necessary to give full effect to this agreement.

8.8	Costs

Each Party shall pay the costs and expenses, including fees and disbursements of counsel, incurred by it in connection with the entering into of this agreement.

8.9	Entire agreement

This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous agreements, undertakings and understandings, whether written or oral, between or on behalf of the Parties with respect to the subject matter of this Agreement.

9.	GOVERNING LAW AND JURISDICTION

9.1	This agreement (and any claims or disputes arising out of or related hereto whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the Laws of any other jurisdiction.

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9.2	In the event of a Dispute either Party may by written notice to the other Party refer the Dispute to the Buyer’s Representative and the Seller’s Representative who shall seek to resolve the Dispute in good faith as soon as practicable and in any event within ten (10) Business Days of such notice.

9.3	If the Buyer’s Representative and the Seller’s Representative are unable to resolve any Dispute within the time period specified in clause 9.2, either Party may file an Action in the Chancery Court of the State of Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware State Court. In that context, and without limiting the generality of the foregoing, each Party by this agreement irrevocably and unconditionally:

(a)	submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware State Court, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such Delaware court or, to the extent permitted by Law, in such federal court;

(b)	consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(c)	agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in clause 6; and

(d)	agrees that nothing in this agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.

10.	WAIVER OF JURY TRIAL

EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE 10.

THIS AGREEMENT has been signed on behalf of the Parties on the date which appears first on page 1.

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SCHEDULE 1

SHELF SPACE OBLIGATIONS

PART 1

PERIOD BETWEEN EFFECTIVE DATE AND CLOSING

1.	Each Party and/or its respective Affiliates shall co-operate with each other in good faith with respect to any communications made to Retailers, beginning on and from the Effective Date and terminating on the date of Closing, to effectuate the terms of this agreement and shall consult with each other with respect to the content and timing of such communications. This paragraph does not govern in any fashion any communications concerning matters not specifically related to effectuating the terms of this agreement.

2.	The following provisions in this paragraph 2 shall apply beginning on and from the Effective Date and terminating on the date of Closing:

(a)	The Seller will offer for sale the Seller Brand Products in accordance with historical practices and in substantially the same manner as immediately prior to the Effective Date.

(b)	The Seller and its Affiliates shall not instruct its or their respective Representatives to request that any customer cease or decrease its purchases of the Tobacco Brands.

(c)	Neither Party shall cause or require Lorillard to alter the amount of shelf space, or any positions on Off-set Signage and in-store POS material, allocated to the M Brand under the Lorillard Retail Contracts.

(d)	Seller will cause RJRT to utilize retail shelf space under the RJRT Retail Contracts in accordance with historical business practices including that (i) Seller will be engaged in a national roll-out of V Brand Products, (ii) Seller’s and RJRT’s historical business practices include making changes to product locations on retail shelf space when there are new product introductions, (iii) RJRT will utilize its retail shelf space for V Brand Products, and (iv) the V Brand Products roll-out may result in a change in the location where the Seller Brand Products are merchandised or otherwise domiciled in a Retailer’s outlet.

PART 2

STANDSTILL PERIOD

1.	Obligations in respect of the Seller Brand Products and RJRT Retail Contracts

During the Standstill Period:

(a)

RJRT will utilize the retail shelf space procured by the RJRT Retail Contracts in accordance with historical business practices. Given that it anticipates presenting to Retailers a new Retail Cigarette Contract program during the Standstill Period, Seller will ensure that RJRT will not engage in a significant resetting of its retail shelf space during this time. Thus, to the extent that there are visible facings of the Seller Brands in the space procured by the RJRT Retail Contracts at the time of Closing, subject to the proviso immediately following, those Seller Brands will remain visible during the Standstill Period; provided, however, Buyer acknowledges and agrees that during the Standstill Period, (i) Seller may be engaged in its national roll-out of V Brand Products, (ii) Seller’s and RJRT’s historical business

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practices include making changes to product locations on retail shelf space when there are new product introductions, (iii) RJRT will utilize certain of its retail shelf space for V Brand Products, and (iv) the V Brand Products roll-out may result in a change in the location where the Seller Brand Products are merchandised or otherwise domiciled in a Retailer’s outlet.

(b)	Buyer and its Affiliates shall not make changes, or instruct its or their respective Representatives to make changes, at any time, to the retail shelf space procured by the RJRT Retail Contracts; except that Buyer or its Representatives may remove the Seller Brand Products to relocate those products to shelf located outside of retail shelf space procured by the RJRT Retail Contracts. The Parties shall address any issues that arise in relation to any re-merchandising activities specified in this paragraph in a commercially reasonable fashion.

(c)	Seller will ensure that RJRT shall not instruct its Representatives to cause the removal of any Seller Brand Products from any non-contracted retail shelf space on which such Seller Brand Products are displayed.

(d)	The Seller shall not and shall ensure that its Affiliates do not instruct its or their respective Representatives to request that any customer in any way to cease or decrease its purchases of the Seller Brands.

(e)	For retail outlets that have Off-set Signage for the Seller Brands, the Parties agree to instruct their respective Representatives not to make changes to the amounts of and locations of the signage. Buyer may, however, on any pricing signage make changes to the pricing to reflect its post-Closing pricing on any of the Seller Brands.

2.	Obligations in respect of the M Brand and Lorillard Retail Contracts

During the Standstill Period:

(a)	The Seller shall not and shall ensure that its Affiliates do not instruct its or their respective Representatives to request that any customer in any way cease or decrease its purchases of the M Brand.

(b)	Seller agrees to provide Buyer with visible retail shelf space for the Tobacco Brands, in the amount described in paragraph 2(c) below, on the following terms and with the stated limitations:

(i)	The provided shelf space will be in those retail outlets that are signed to a Lorillard Retail Contract at the time of closing and remain signed to said contract for the duration of the Standstill Period. The shelf space provisions in paragraphs 2(b), 2(c), and 2(e) shall not apply to any new retail outlets which open for business during the Standstill Period or any existing retail outlets which undergo a change of ownership during the Standstill Period.

(ii)	Seller shall maintain, and perform the obligations under, the Lorillard Retail Contracts including making any payments due to retailers under such contracts.

(iii)	If a retailer chooses to terminate a Lorillard Retail Contract, the number of facings allocated to the Buyer under such terminated Lorillard Retail Contract shall be reduced to zero.

(iv)	Seller may enforce all terms of Lorillard Retail Contracts, and if Seller chooses in its good faith business judgment (for reasons of non-compliance or other reasons

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consistent with historic business practices) to terminate a Lorillard Retail Contract, the number of facings allocated to the Buyer under such terminated Lorillard Retail Contract shall be reduced to zero.

(v)	The location of the facings will be in the space secured by the Lorillard Retail Contracts and generally in the location occupied at the time of Closing by the M Brand. The Newport brand will remain in the number one position in the shelf space procured by the Lorillard Retail Contracts.

(vi)	The provision of any shelf space depends on retailer acceptance, and Buyer agrees that Seller will not be liable in any fashion to Buyer for retailer non-acceptance.

(vii)	The provision of shelf space requires and depends on a retailer’s independent decision to stock (and continue to stock) the Tobacco Brands.

(c)	The Seller shall allocate the number of facings set out in paragraphs (i) and (ii) below under the Lorillard Retail Contracts to the Buyer, for use for the duration of the Standstill Period:

(i)	in excel and non-excel contracted stores of Lorillard that have 27 facings or more, the greater of (i) 15 facings and (ii) the number of visible product facings of single packs of the M Brand in place as of the time of Closing; and

(ii)	in excel and non-excel contracted stores of Lorillard that have less than 27 facings, the number of visible product facings of single packs of the M Brand in place as of the time of Closing.

Buyer may merchandise any of the Tobacco Brands (but no other brands of products) in the provided space (the Buyer Allocated Space).

(d)	For retail outlets that have Off-set Signage for the M Brand, the Parties agree to instruct their respective Representatives not to make changes to the amounts of and locations of the signage. Buyer may, however, on any pricing signage make changes to the pricing of the M Brand to reflect its post-Closing pricing.

(e)	The Seller shall permit the Buyer to merchandise in-store POS material for the Tobacco Brands within the Buyer Allocated Space in such manner as the Buyer in its sole discretion sees fit.

(f)	The Seller shall permit the Buyer, any Representatives of the Buyer or the Buyer’s Affiliates and/or any third party providers engaged by the Buyer or the Buyer’s Affiliates to re-merchandise any of the Buyer Allocated Space consistent with the requirements of paragraphs 2(b), 2(c), and 2(e), and the Seller and its Affiliates shall not in any way prevent or delay any such party from carrying out its re-merchandising activities.

(g)	The Parties shall address any issues that arise in relation to the re-merchandising activities specified in paragraph 2(f) above in a commercially reasonable fashion.

3.	General obligations and retail contracts

3.1	During the Standstill Period:

(a)	The Parties acknowledge and agree that Retailers make many independent decisions with respect to tobacco products including the purchase of tobacco products, shelf space, and signage, and neither Party shall be liable to the other Party for any loss suffered by the other Party as a result of any independent action of a Retailer.

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3.2	The obligations agreed to for the duration of the Standstill Period are temporary obligations to allow Buyer sufficient time to develop and present to Retailers its own Retail Cigarette Contracts. Accordingly, subject to clause 3.3 below, during the Standstill Period, Buyer and RJRT will independently be presenting new or revised Retail Cigarette Contracts to Retailers under the following agreed timetable:

(a)	for a period of two months following Closing (the Initial Period), Buyer shall not and Seller shall ensure that RJRT shall not present or negotiate a new or modified Retail Cigarette Contract except that either Party may inform Retailers that presentations or negotiations will commence following expiration of the Initial Period; and

(b)	for a period of three months following expiration of the Initial Period (the Subsequent Period), Buyer and RJRT may contact, communicate with, and engage with any Retailer independent of the other Party with a view to seeking to present or negotiate a new or modified Retail Cigarette Contract provided that, in each case, the implementation date for any such Retail Cigarette Contract (the Implementation Date) shall not occur prior to the expiration of the Subsequent Period.

3.3	The timing restrictions set out in paragraph 3.2 above shall not apply to any new retail outlets which open for business during the Standstill Period or any existing retail outlets which undergo a change of ownership during the Standstill Period.

PART 3

OTHER PROVISIONS

For a period of 12 months, commencing on day one after the expiration of the Standstill Period and ending twelve months later:

(a)	RJRT’s new or modified Retail Cigarette Contract will specify that RJRT requires shelf space equal to the greater of (i) RJRT’s Outlet SOM, (ii) RJRT’s Local SOM, and (iii) eight square feet.

(i)	RJRT may merchandise V-Brand Products in its contracted space, but RJRT’s share of market calculations will be based only on cigarettes (i.e., RJRT will not increase its SOM calculation by adding the share of market for V-Brand Products).

(ii)	RJRT may choose to merchandise V-Brand Products on a free-standing merchandiser that is not part of the cigarette merchandiser, and any such free-standing merchandisers will not be a part of the calculation of RJRT’s shelf space under this agreement.

(iii)	Shelf space for Natural American Spirit is separate from, and not affected by any limitations contained in, the provisions of this agreement.

(b)	The Buyer’s new or modified Retail Cigarette Contract will specify that Buyer requires shelf space equal to the greater of (i) Buyer’s Outlet SOM, (ii) Buyer’s Local SOM, and (iii) if deemed appropriate by the Buyer in its sole discretion, a minimum square foot requirement to be determined by the Buyer at its sole discretion.

(c)	The Parties acknowledge and agree that should any Retailer provide either Party with more cigarette shelf space than the amount required under a Retail Cigarette Contract, the other Party will not be permitted to restrict or prevent in any way the first Party from utilizing such additional cigarette shelf space.

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(d)	There shall be normalized vigorous competition at retail between the Parties, subject to any contrary provisions of this Part 3 of this agreement, and that competition shall include the following:

(i)	each Party may enter into new or revised Retail Cigarette Contracts and programs on such terms as that Party wishes with any Retailer in relation to pricing, promotions, shelf space (including re-merchandising the cigarette fixture) and signage;

(ii)	any Retailer may accept or reject a Party’s Retail Cigarette Contract or other program for any reason including because that Party’s contract or other program is less advantageous to the relevant Retailer than the other Party’s contracts or programs or because that Party’s contract or other program is inconsistent with the other Party’s contracts or programs; and

(iii)	either Party may, independent of the other Party, enforce the terms of any of its new or revised Retail Cigarette Contracts or programs referred to in paragraph (i) above;

(e)	Seller and its Affiliates agree not to enter into any “exclusive” Retail Cigarette Contracts with Retailers. This agreement not to enter into an “exclusive” Retail Cigarette Contract means that the Retail Cigarette Contract will not contain the following (and only the following) requirements:

(i)	that the Retailer only enter into a Retail Cigarette Contract with the Seller and/or its Affiliates;

(ii)	that the Retailer only stock the cigarette brands of Seller and/or its Affiliates;

(iii)	that the Retailer only allow promotions for the cigarette brands of Seller and/or its Affiliates;

(iv)	that the Retailer only accept coupons for the cigarette brands of Seller and/or its Affiliates; and/or

(v)	that the Retailer only allow signage for the cigarette brands of Seller and/or its Affiliates.

This agreement not to enter into “exclusive” Retail Cigarette Contracts (1) does not prevent or in any way limit the Seller or its Affiliates from enforcing against Buyer and its Affiliates any and all terms of Seller’s or its Affiliates’ Retail Cigarette Contracts and (2) does not limit or in any way modify any of the terms contained in the RJRT Retail Contracts including but not limited to the terms of the Every Day Low Price (EDLP) Program.

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SCHEDULE 2

WHOLESALE CHANNEL OBLIGATIONS

PERIOD BETWEEN EFFECTIVE DATE AND CLOSING

1.	Each Party shall and/or shall ensure that its respective Affiliates shall co-operate with each other in good faith with respect to any communications made to Wholesalers, beginning on and from the Effective Date and terminating on the date of Closing, to effectuate the terms of this agreement and shall consult with each other with respect to the content and timing of such communications. This paragraph does not govern in any fashion any communications concerning matters not specifically related to effectuating the terms of this agreement.

2.	Beginning on and from the Effective Date and terminating on the date of Closing:

(a)	The Seller will and will ensure that RJRT will offer for sale the Seller Brand Products in accordance with historical practices.

(b)	The Seller and its Affiliates shall not instruct its or their respective Representatives to request that any customer cease or decrease its purchases of the Tobacco Brands.

3.	The Parties acknowledge and agree that the Buyer will need to establish new terms and conditions with the Wholesalers between the Effective Date and Closing in order to allow orders to be processed immediately prior to Closing.

STANDSTILL PERIOD

1.	During the Standstill Period, the Seller shall ensure that RJRT will operate its Wholesaler performance program in the ordinary course and in accordance with historical business practices in all material respects.

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SIGNATORIES

SIGNED by Rob Wilkey

for and on behalf of Lignum-2, L.L.C.

SIGNED by Susan M. Cameron, President and Chief Executive Officer

for and on behalf of Reynolds American Inc.

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EXHIBIT D

EMPLOYEE MATTERS

SECTION 1. Employment of Certain Business Employees.

(a) Acquiror Offer of Employment. No later than 60 days prior to the Closing Date, RAI and the Acquiror shall mutually agree which Lorillard Employees shall be retained by RAI or one of its Affiliates following the Closing (the “Retained Lorillard Employees”). No later than 30 days prior to the Closing Date, the Acquiror shall or shall cause one or more of its Affiliates to offer employment, effective as of the Closing, to all of the Lorillard Employees (other than the Retained Lorillard Employees) and to the RAI PR Employees (the “Proposed Transferred Employees”), and such Proposed Transferred Employees who accept such offers of employment with the Acquiror or one or more of its Affiliates will be referred to as the “Transferred Employees”. Any Lorillard Employee (other than the Retained Lorillard Employees) who does not accept such offer of employment as of a date certain set no later than five days prior to the Closing and conveyed by the Acquiror to each such Lorillard Employee will be terminated by Lorillard immediately prior to the Closing. RAI shall, or shall cause Lorillard to, pay the amount of any severance or other similar benefit amounts owed to any such Lorillard Employee described in the preceding sentence. Any Proposed Transferred Employee who is a RAI PR Employee who does not accept such offer of employment as of a date certain set no later than five days prior to the Closing and conveyed by the Acquiror to each such RAI PR Employee at the time of the employment offer will be terminated by RAI immediately prior to the Closing.

(b) Terms and Conditions of Employment. For a period of at least one year following the Closing Date, the Acquiror shall, or shall cause its Affiliates to, provide the Transferred Employees, other than those Transferred Employees whose terms of employment are governed by an Assumed CBA, with salary, wages and bonus opportunities that are substantially comparable (collectively “Cash Compensation”, which, for the avoidance of doubt, shall exclude in all cases all equity awards) to the Cash Compensation provided to such Transferred Employees immediately prior to the Closing Date, and employee benefits (excluding tax-qualified and nonqualified defined benefit pension and retiree health benefits) that are substantially comparable in the aggregate to the employee benefits provided to such Transferred Employees immediately prior to the Closing, which shall include severance benefits and protections that are at the levels set forth on Appendix A to this Exhibit D; provided that, for purposes of this covenant, all equity awards shall be disregarded. In the event that the Acquiror enters into an individual arrangement with a Transferred Employee who is in the executive band or above that specifies the Cash Compensation and benefits that the Acquiror will provide to such Transferred Employee, then such Transferred Employee shall not be covered by the preceding sentence.

(c) Collective Bargaining Agreements. The Acquiror shall recognize any certified labor representative of any Transferred Employees as the post-Closing labor representative for those employees and will, as of the closing of the transactions contemplated by the Lorillard Transfer Agreement, assume and abide by the collective bargaining agreements between Lorillard and the Bakery, Confectionary, Tobacco Workers, and Grain Millers International Union (AFL-CIO-CLC)

and its local 317T representing employees of the Greensboro, North Carolina Branch of Lorillard and employees of the Danville, Virginia Branch of Lorillard, dated September 1, 2011 and April 5, 2012, respectively, setting forth the terms and conditions of employment for any Transferred Employee in effect immediately prior to the Closing (the “Assumed CBAs”).

(d) Severance Agreements. With respect to the severance agreements entered into by Lorillard and the Specified Employees (as defined in the Merger Agreement) (the “Severance Agreements”), (i) effective as of the Closing, RAI shall cause Lorillard to assign to the Acquiror, and the Acquiror shall assume, the Severance Agreements covering the Specified Employees who are Transferred Employees provided that (A) to the extent required by the applicable Severance Agreement, each such Transferred Employee consents to such assumption, (B) RAI shall use reasonable best efforts to cause Lorillard to obtain the consent of such Transferred Employees for such assumption, if consent is required, and (C) the restrictive covenants contained in each of the assumed Severance Agreements shall apply in favor of the Acquiror and shall not prevent the Transferred Employee from being employed by the Acquiror, and (ii) RAI shall, or shall cause Lorillard to, (A) pay, at the time of the consummation of the Transactions, any and all amounts due to the Specified Employees as a result of the application of the provisions contained in Section 6.11(e) of the Merger Agreement, such that each such Specified Employee shall have received all amounts due thereunder and (B) satisfy all applicable requirements with respect to wage and similar withholding in connection with the payment of such amounts. In addition, effective as of the Closing, the Acquiror shall assume and abide by the Lorillard Tobacco Company 2014 Change in Control Redundancy Plan with respect to the Transferred Employees.

(e) Vacation. Effective as of the Closing Date, the Acquiror shall, or shall cause its Affiliates to, to the extent permitted by applicable law, assume or retain, as the case may be, all obligations of RAI, Lorillard, and their respective Affiliates for the accrued, unused vacation of the Transferred Employees; provided, however, that such vacation obligations have been reflected upon the books and financial records of the Business in accordance with applicable Law and generally accepted accounting principles. To the extent permitted by applicable law, RAI shall have no obligation or liability to pay or provide any vacation payments claimed by any Transferred Employee on or after the Closing Date. For the avoidance of doubt, to the extent that such vacation obligations have not been reflected upon the books and financial records of the Business in accordance with applicable Law and generally accepted accounting principles, RAI shall retain such obligation or liability to pay or provide such vacation payments to any Transferred Employee.

(f) Credit for Service. The Acquiror shall, or shall cause its Affiliates to, credit Transferred Employees for service earned on and prior to the Closing Date with RAI, Lorillard and their respective Affiliates, or any of their respective predecessors, in addition to service earned with the Acquiror and its Affiliates on or after the Closing Date, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and similar benefits (but not for purposes of pension benefit accruals (except with respect to the Lorillard Pension Plan)) under any retirement or other employee benefit plan, program or arrangement of the Acquiror or any of its Affiliates for the benefit of the Transferred Employees on or after the Closing Date and (ii) for such additional purposes as may be required by applicable Law; provided, however, that Transferred Employees shall not receive any such service credit (A) where it would result in duplication of benefits or (B) under new employee benefit plans or arrangements that are adopted after the Closing Date not in connection with the requirements of this Exhibit D where no service credit is given to other employees of the Acquiror and its Affiliates pursuant to such new employee benefit plans or arrangements.

(g) Pre-existing Conditions; Coordination. The Acquiror shall, and shall cause its Affiliates to, waive limitations on benefits relating to any pre-existing conditions of the Transferred Employees and their eligible dependents to the extent that such limitations were waived under the applicable Employee Plan. The Acquiror shall, and shall cause its Affiliates to, recognize for purposes of annual deductible and out-of-pocket limits under their group health plans applicable to Transferred Employees, deductible and out-of-pocket expenses paid by Transferred Employees and their respective dependents under RAI’s, Lorillard’s or any of their respective Affiliates’ health plans in the calendar year in which the Closing Date occurs.

(h) WARN Act. RAI agrees to provide, and shall cause its Affiliates to provide, any required notice under and to otherwise comply with, and to retain all Liabilities relating to, the federal Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any similar state laws with respect to any event affecting the employees of the Business prior to the Closing Date. The Acquiror agrees to provide any required notice under and to otherwise comply with, and to assume all Liabilities relating to, such Laws with respect to any event affecting Transferred Employees on or after the Closing Date. On or as soon as practicable following the Closing Date, RAI shall deliver to the Acquiror a true, complete and correct list of all Persons who suffered an “employment loss” (as defined in the WARN Act) during the 90-day period prior to the Closing Date.

SECTION 2. Pension Plans. Effective as of the Closing Date, the Acquiror shall assume from Lorillard, and RAI shall use reasonable best efforts to cause Lorillard to transfer to the Acquiror, sponsorship of and all right, title and interest of Lorillard in and to and all Liabilities of Lorillard under, the Lorillard Tobacco Company Retirement Allowance Plan for Hourly Rated and/or Piecework Employees (the “Lorillard Pension Plan”), and RAI shall use reasonable best efforts to cause Lorillard to cause the Acquiror to be substituted for Lorillard under all trust agreements under which any assets of the Lorillard Pension Plan are held (the “Lorillard Pension Trust”), such that the Acquiror succeeds to all of Lorillard’s right, title and interest in and to the Lorillard Pension Trust and the assets thereof, subject to the terms thereof. Prior to the Closing Date, RAI shall use reasonable best efforts to cause Lorillard to adopt such amendments to the Lorillard Pension Plan and Lorillard Pension Trust as are required to implement the preceding sentence.

SECTION 3. Defined Contribution Plans. Effective as of the Closing Date, the Acquiror shall assume from Lorillard, and RAI shall use reasonable best efforts to cause Lorillard to transfer to the Acquiror, sponsorship of and all right, title and interest of Lorillard in and to and all Liabilities of Lorillard under, the Profit Sharing Plan for Lorillard Tobacco Company Hourly Paid Employees and the Lorillard Tobacco Company Employee Savings Plan (collectively, the “Lorillard Defined Contribution Plans”), and RAI shall use reasonable best efforts to cause Lorillard to cause the Acquiror to be substituted for Lorillard under all trust agreements under which any assets of the Lorillard Defined Contribution Plans are held (the “Lorillard Defined Contribution Trusts”), such that the Acquiror succeeds to all of Lorillard’s right, title and interest in and to the Lorillard Defined Contribution Trusts and the assets thereof, subject to the terms thereof. Prior to the Closing Date, RAI shall use reasonable best efforts to cause Lorillard to adopt such amendments to the Lorillard Defined Contribution Plans and Lorillard Defined Contribution Trusts as are required to implement the preceding sentence.

SECTION 4. Retiree Welfare Benefits. Effective as of the Closing, the Acquiror shall assume (or cause one or more of its Affiliates to assume) all post-employment and post-retirement welfare benefit obligations with respect to all Transferred Employees. The Acquiror shall establish a post-retirement welfare benefit plan (the “Acquiror’s PRB Plan”) for the benefit of the Transferred Employees described in the preceding sentence and their respective spouses and dependents that, subject to the requirements of the Assumed CBAs, provides benefits that are substantially comparable to the benefits provided under the Seller’s post-retirement welfare plans for such employees. RAI and Lorillard, as applicable, shall retain any obligations as RAI or Lorillard, as applicable, may have to provide post-retirement welfare benefits to individuals who are not Transferred Employees.

SECTION 5. Miscellaneous Plan Provisions.

(a) No Assumption or Transfer of Seller Plans. Except as otherwise specifically provided in the Agreement, or as set forth on Appendix B of this Exhibit D, the Acquiror and its Affiliates shall not assume any obligations under or liabilities with respect to, and they shall not receive any right or interest in the assets of, any of the Employee Plans that are sponsored or maintained by RAI, Lorillard or their respective Affiliates (“Seller Plan”).

(b) Participation in Seller Plans. Except as otherwise specifically provided in the Agreement, all Transferred Employees and their eligible dependents will cease, effective as of the Closing Date, any participation in and any benefit accrual under each of the Seller Plans. RAI and its Affiliates shall take all necessary actions to affect such cessation of Transferred Employees and their eligible dependents under the Seller Plans.

(c) COBRA. RAI shall remain responsible for all Liabilities in connection with the requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”) with respect to any individual who is an “M&A qualified beneficiary” (as defined in the regulations under COBRA) as a result of the transactions contemplated by this Agreement, including any individual who is participating in any Employee Plan and who experiences a “qualifying event” (within the meaning of COBRA) as of or before the Closing Date and any individual who is receiving COBRA coverage as of the Closing Date. Following the Closing Date, the Acquiror shall, or shall cause its Affiliates to, (i) assume all obligations to provide continuation health care coverage in accordance with COBRA to all Transferred Employees and their qualified beneficiaries who incur or incurred a “qualifying event” following the Closing Date, including all obligations with respect to all health claims incurred on or after the Closing Date.

SECTION 6. Restrictive Covenants Relating to Employees.

(a) Non-Solicitation by the Acquiror. The Acquiror and its Affiliates shall not, directly or indirectly, induce or attempt to induce to leave the employ of RAI or its Affiliates any Person who is an employee of RAI or its Affiliates (including any Retained Lorillard Employee), whether or not such employment is pursuant to written agreement. The foregoing covenant in the immediately preceding sentence shall apply for a period of 18 months following the Closing Date and, with respect to any such Person who provided services to the Acquiror pursuant to the TSA, the foregoing covenant shall apply for a period of one year from the date of termination of the TSA.

(b) Non-Solicitation and Non-Hire by RAI. RAI shall not, directly or indirectly, (i) induce or attempt to induce to leave the employ of the Acquiror or its Affiliates any Transferred Employee or (ii) hire or continue to employ (except where such failure to continue to employ would be a violation of applicable Law) any Transferred Employee who, in each case referenced in (i) and (ii) above, at the time of the Closing, occupied a position assigned to the officer, senior executive, executive, senior professional, lead professional or professional band position in RAI, Lorillard or their respective Affiliates, in each case, whether or not such employee is a full-time or a temporary Transferred Employee, and whether or not such employment is pursuant to written agreement. The foregoing covenants in the immediately preceding sentence shall apply for a period of 18 months from and following the Closing Date.

(c) Exceptions. Notwithstanding the limitations in Sections 6(a) and 6(b) hereof applicable to particular categories of RAI’s and the Acquiror’s employees (collectively, the “Restricted Employees”), such limitations will not prohibit RAI and its Affiliates, or the Acquiror and its Affiliates, from: (i) attempting to hire or hiring any Restricted Employee after the termination of such employee’s employment at any time after the Closing by RAI and its Affiliates or the Acquiror and its Affiliates, as the case may be, (ii) with respect to any Transferred Employee who is not in an executive band position or above, placing public advertisements or conducting any other form of general solicitation that is not specifically targeted towards Restricted Employees, including the use of an independent employment agency or search firm whose efforts are not specifically directed at Restricted Employees, or (iii) soliciting specifically identified Restricted Employees with the prior agreement of the other party.

SECTION 7. Cooperation and Assistance.

(a) Claims Assistance. Subject to the Acquiror’s consent, not to be unreasonably conditioned, delayed or withheld, the Acquiror shall, and shall cause its Affiliates to, permit Transferred Employees to provide such assistance to RAI as may be necessary in respect of claims against RAI or its Affiliates, whether asserted or threatened, to the extent that, (i) a Transferred Employee has knowledge of relevant facts or issues, or (ii) a Transferred Employee’s assistance is reasonably necessary in respect of any such claim, provided that such assistance would not unreasonably interfere with the Transferred Employees ongoing services for the Acquiror. RAI shall indemnify the Acquiror and its Affiliates and each relevant Transferred Employee against, and reimburse the Acquiror and its Affiliates and each relevant Transferred Employee for, any Losses incurred by such Person in connection with any such rendering of assistance described in the immediately preceding sentence.

(b) Consultation with Employee Representative Bodies. The Parties shall, and shall cause their respective Affiliates to, mutually cooperate with reasonable requests for information from Lorillard regarding Lorillard’s obligations to provide information to and negotiate with any union or works council representing any Proposed Transferred Employees regarding the effects of the transactions contemplated by this Agreement and the Merger Agreement on any Proposed Transferred Employee covered by a collective bargaining agreement. For the avoidance of doubt, nothing in this Agreement, is intended to, or shall be interpreted to, require RAI to negotiate with or otherwise recognize any labor union or works council.

SECTION 8. No Third-Party Beneficiaries; No Guarantee of Employment or Amendment of Employee Plan.

Nothing in this Agreement or in this Exhibit D expressed or implied shall confer upon any current or former employee of the Business or upon any representative of any such person, or upon any collective bargaining agent, any rights or remedies, including any third party beneficiary rights or any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement or this Exhibit D. Nothing contained in the Agreement shall restrict the ability of the Acquiror to terminate the employment of any Transferred Employee for any reason at any time after the effective date of his or her employment with the Acquiror, consistent with the terms of any applicable collective bargaining, employment agreement or the provisions of this Exhibit D. Moreover, except as specifically provided in this Exhibit D, nothing contained in the Agreement shall require the Acquiror to maintain any specific employee plan or other compensation or employee benefit plan, program, policy or practice following the Closing Date or shall be deemed to amend any RAI PR Employee Plan or Lorillard Employee Plan or any employee benefit plan or arrangement of the Acquiror or its Affiliates.

EXHIBIT E

INTELLECTUAL PROPERTY LICENSE AGREEMENT

1. The following terms shall have the following meanings:

“AB Product” means any cigarette product sold under any Acquired Tobacco Cigarette Brands upon which a substantial equivalence filing has been made and for which there is a brand of the Sellers (other than any Acquired Brand) that was in the market prior to the Closing that relies on said substantial equivalence filing;

“Equivalent Products Business” means the business of the development, design, manufacture, packaging, labeling, production, delivery, sale, resale, distribution, marketing and promotion of SE Products;

“SE Product” means, any cigarette product sold under any brand of the Sellers (other than any Acquired Brand) which benefits from a substantial equivalence filing based on any Acquired Tobacco Cigarette Brands.

2. A license, effective immediately following the Closing, whereby the Acquiror grants, and will cause its Affiliates to grant, to RAI, a perpetual, royalty-free, fully paid up, non-exclusive, non-transferable (except in the case of a corporate reorganization involving an intra-group corporate reorganization among Affiliates or a sale of all or substantially all of the business related to an SE Product or to an acquiror, including BAT, in the event of a merger or sale of all or substantially all of RAI) license, without the right to sub-license (except to (i) a RAI Affiliate or (ii) a third party providing services in relation to the Equivalent Products Business) to use all Business Intellectual Property (other than Trademarks) in all product specifications for any AB Product in connection with the development, design, manufacture, packaging, labeling, production, delivery, sale, resale, distribution, marketing and promotion of tobacco cigarettes marketed under brands other than RAI Brands. For the avoidance of doubt, the Parties regard the license granted herein to be a retention of property rights not being sold to the Acquiror for purposes of Section 197(f)(9) of the Code (relating the anti-churning rules).

3. Related to the license described in paragraph 2 above, RAI and the Acquiror covenant that:

•	RAI and the Acquiror will work together in good faith to secure clearance of provisional substantial equivalence applications for the AB Products. In connection therewith, the Acquiror will provide RAI with all correspondence and documentation between the Acquiror and FDA regarding such substantial equivalence applications.

•

Under no circumstance will the Acquiror or RAI fail to provide documentation in response to an agency information request regarding any applicable substantial equivalence application for any AB Product or otherwise abandon or seek to withdraw such substantial equivalence application for any AB Product without first obtaining written approval from the other Party provided, however, that the Acquiror shall have no obligation whatsoever to amend, or support an amendment of, a substantial equivalence application for any AB Product for the purpose of allowing RAI to continue to manufacture and sell that SE Product unless RAI promptly reimburses the Acquiror, upon the Acquiror’s request, in full for all out-of-pocket costs and expenses associated with the preparation, filing and support of such amendment.

•	So long as the substantial equivalence applications for any AB Product remain pending and/or FDA authorizes a marketing order in conjunction with any of said substantial equivalence applications, RAI shall have a non-exclusive right to rely, utilize and refer to the applicable AB Products and their respective product specifications, with said substantial equivalence applications/authorized marketing orders as a predicate product for new launches/product modifications to which RAI will independently seek FDA authorization, as appropriate.

•	RAI shall indemnify, defend and hold harmless the Acquiror Indemnified Parties against all Losses that such Acquiror Indemnified Party may suffer or incur, or become subject to, arising from, as a result of, in connection with or otherwise with respect to RAI’s development, design, manufacture, packaging, labeling, production, delivery, sale, resale, distribution, marketing and promotion of SE Products.

4.	The rights licensed by the Acquiror pursuant to the Intellectual Property License Agreement will be furnished “as is”, with all faults and without representation or warranty of any kind, express, implied, statutory or otherwise, including any warranty of merchantability, fitness for any particular purpose, title, non-infringement, quality, usefulness, commercial utility, adequacy, compliance with any law, domestic or foreign, and implied warranties arising from course of dealing or course of performance.

5.	None of the terms of the Intellectual Property License Agreement will restrict the Acquiror or any of its Affiliates from altering any AB Products.

6.	A license, effective immediately following the Closing, whereby the Acquiror grants, and will cause its Affiliates to grant, to RAI, a perpetual, royalty-free, fully paid up, non-exclusive, non-transferable (except in the case of a corporate reorganization involving the sale of the assets of RAI) license, without the right to sub-license (except to (i) a RAI Affiliate or (ii) to a third party providing services to RAI or a RAI Affiliate in relation to e-cigarette or e-vapor products or services) under all Acquired E-Cig Patents for use of those Acquired E-Cig Patents in RAI’s business after Closing, provided that such license is limited to the use of claimed inventions the use of which by RAI or any Affiliate of RAI (i) commenced prior to the date of this Agreement; or (ii) commenced before the publication date of the relevant Acquired E-Cig Patents; such license having a term equal to the life of the foregoing patents, patent applications and patents issuing from those applications. The foregoing would also include a release for past infringement. For the purposes of this license, “Acquired E-Cig Patents” means (i) all patents and patent applications that were acquired by the Acquiror or its Affiliates pursuant to this Agreement to the extent relating to e-cigarette or e-vapor products or services (including all progeny thereof).

7.	To the extent any inventory acquired pursuant to Section 2.01(a)(ii) of this Agreement contains any Trademark of any Seller or any Affiliate of any Seller, a limited transitional license, effective immediately following the Closing, whereby the Sellers and their Affiliates grant to the Acquiror a royalty-free, fully paid up, non-exclusive license to use those Trademarks solely to the extent necessary to sell such inventory, such license to include appropriate quality control provisions.

EXHIBIT F

AGREED ASSUMPTION TERMS

ARTICLE I

DEFINITIONS

Section 1.1 Capitalized terms used in this Exhibit that are defined in the Asset Purchase Agreement (“APA”) shall have the meanings specified in the APA, except as otherwise specified in this Exhibit.

Section 1.2 Capitalized terms used in this Exhibit that are defined in the MSA shall have the meanings specified in the MSA.

Section 1.3 In addition, the following definitions apply in this Exhibit:

(a) “Acquiror” means the Acquiror and/or its Affiliates, as applicable. In this Exhibit, “Acquiror” includes Affiliates unless the context indicates otherwise.

(b) “Acquiror’s Existing Brands” means the tobacco cigarette brands owned by the Acquiror and the Acquiror’s Affiliates immediately prior to the Closing in respect of which the Acquiror and the Acquiror’s affiliates are parties to the MSA as SPMs.

(c) “Growers Trust” means the National Tobacco Growers Settlement Trust, dated July 19, 1999, among Philip Morris Incorporated, Brown & Williamson Tobacco Corporation, Lorillard Tobacco Company and R.J. Reynolds Tobacco Company, as settlors, The Chase Manhattan Bank, as trustee, and the Grower States listed therein, as amended, supplemented or replaced.

(d) “PSS Agreements” means the State Settlements other than the MSA and the Growers Trust.

(e) “Previously Settled States” means the States of Florida, Minnesota, Mississippi, and Texas.

(f) “Settling Defendants” means the Persons other than the Previously Settled States that are parties to the PSS Agreements.

(g) “Stipulated Award” means the Stipulated Partial Settlement and Award entered on March 12, 2013, by the arbitration Panel in connection with the Term Sheet.

(h) “Term Sheet” means the binding term sheet, dated November 14, 2012, entered into by certain Participating Manufacturers, settling certain NPM Adjustment disputes under the MSA with 22 of the Settling States.

ARTICLE II

AGREEMENTS BY ACQUIROR

Section 2.1 As required by MSA § XVIII(c), the Acquiror shall assume, as of the Closing, the obligations of an OPM with respect to all of the Acquired Tobacco Cigarette Brands.

Section 2.2 The Acquiror, with the assistance and cooperation of RAI and Lorillard in communications and negotiations as required by the Agreement, shall use its reasonable best efforts to reach agreements with each of the Previously Settled States, by which the Acquiror will assume, as of the Closing, the obligations of a Settling Defendant under the PSS Agreement with each such State, with respect to the Acquired Tobacco Cigarette Brands, on the same basis as the Settling Defendants prior to the Closing. Provided, however, that such agreements shall include terms providing either that any direct-pay statute (also known as an equity-fee law or NPM-fee law) of a Previously Settled State does not apply to the Acquired Tobacco Cigarette Brands or that, if the Acquiror is required to make payments with respect to Acquired Tobacco Cigarette Brands under a direct-pay statute (or any distributor or other party is required to make such payments with respect to the Acquired Tobacco Cigarette Brands), the Acquiror will receive a credit against otherwise due payments under the PSS settlement equal to the full payments made.

Section 2.3 With respect to the Acquired Brands, the Acquiror shall honor the agreement between certain Participating Manufacturers (including RAI, Lorillard and the Acquiror) and certain States who are signatory to the Term Sheet, memorialized by letter dated March 10, 2014, regarding tolling of the deadline (if any) for seeking confirmation of the Stipulated Award.

ARTICLE III

AGREEMENTS BY RAI AND LORILLARD

Section 3.1 RAI and Lorillard each will, at least 20 days before Closing, respectively provide notice to each Settling State, as required by the MSA, of the contemplated sale, to Acquiror, of the RAI Brands and of Lorillard’s Maverick Brand.

Section 3.2 RAI and Lorillard agree that Acquiror shall not be liable to pay the OPMs’ larger share of fees, costs, payments and/or expenses in respect of the Acquired Tobacco Cigarette Brands that relate to NPM Adjustment disputes, with respect to the period ending on the Closing Date, whether such fees, costs, payments, and/or expenses are incurred before, on, or after the Closing Date. Acquiror shall continue to pay the share of fees and expenses for such disputes attributable to the Acquiror’s Existing Brands.

Section 3.3 RAI and Lorillard agree that, following the Closing Date, Acquiror shall not be liable to pay or contribute to any share of the Seller Plaintiff Fees, except for the Assumed Plaintiff Fees, and further has agreed to indemnify the Acquiror to the extent the Acquiror is required to pay any such Seller Plaintiff Fees. This section shall not apply, however, to any plaintiffs’ attorneys’ fees or other legal costs in relation to the State Settlements resulting from any post-Closing increase in the volume of sales (determined in accordance with § 11.08 of the APA) of any of the Acquired Tobacco Cigarette Brands.

Section 3.4 If the Independent Auditor under the MSA, for the year of the Closing, issues calculations that are not later modified or rescinded prior to the date payment is due that require Acquiror to make MSA payments with respect to the Acquired Tobacco Cigarette Brands as if Acquiror owned those brands for any period of that year prior to the Closing Date, then RAI agrees to indemnify Acquiror (and to make any relevant payments to Acquiror pursuant to such indemnity on or before the date on which payment of such amount is due), such that Acquiror’s costs for MSA payments with respect to the Acquired Tobacco Cigarette Brands for that year do not exceed the amount that would be due from Acquiror if it had owned those brands only from the Closing Date.

ARTICLE IV

MUTUAL AGREEMENTS

Section 4.1 The Acquiror’s assumption of the obligations of an OPM with respect to the Acquired Tobacco Cigarette Brands includes receiving the benefit of the credits and reductions and other calculations applied to brands owned by an OPM under the MSA with respect to the period after the Closing. This includes, without limitation, receiving the benefit of the Previously Settled States Reduction.

Section 4.2 As of and after the Closing Date, RAI and Lorillard are not to be OPMs with respect to any of the Acquired Tobacco Cigarette Brands.

Section 4.3 As of and after the Closing Date, the Acquiror and its affiliates are not to be treated as OPMs with respect to any of the Acquiror’s Existing Brands.

Section 4.4 All amounts payable after the Closing Date by the Acquiror under the State Settlements with respect to the Acquired Tobacco Cigarette Brands are to be calculated solely on the basis of Acquiror’s results with respect to the Acquired Tobacco Cigarette Brands and not on the basis of any other results of the Acquiror. This includes, without limitation, calculations of Relative Market Share; number of Cigarettes shipped; revenue from sales of Cigarettes; and operating income from sales of Cigarettes. In calculating the “Profit Adjustment” under the MSA and PSS, Acquiror’s base-year operating income, net operating profit, and any similar measurement shall be an amount to be determined by the Acquiror and RAI with respect to the Acquired Tobacco Cigarette Brands.

Section 4.5 Acquiror’s NPM Adjustments under the MSA with respect to the Acquired Tobacco Cigarette Brands are to be calculated on a going-forward basis and thus to be based on (i) Acquiror’s Relative Market Share in the Acquired Tobacco Cigarette Brands in the base year, and (ii) Acquiror’s Relative Market Share in the Acquired Tobacco Cigarette Brands in the year with respect to which Acquiror is to make an MSA payment. The Parties agree for purposes of this transaction that Acquiror will have a Relative Market Share in those brands of zero in the base year.

Section 4.6 The Acquiror’s acquisition of the Acquired Tobacco Cigarette Brands is not to affect the “Grandfathered” Market Share under MSA § IX(i) in respect of the Acquiror’s Existing Brands.

Section 4.7 Acquiror’s assumption of the obligations of a Settling Defendant, in accordance with Article II herein, is not to cause any of Acquiror’s Existing Brands to be treated as brands owned by a Settling Defendant under any of the PSS Agreements.

Section 4.8 Settlements Under the MSA

(a) RAI and Lorillard, among other Participating Manufacturers, have entered into the Term Sheet, which was addressed in the Stipulated Award. The Acquiror has also entered into the Term Sheet and is bound by the Stipulated Award with respect to the Acquiror’s Existing Brands.

(b) RAI and Lorillard, among other Participating Manufacturers, have entered into a binding term sheet with the Commonwealth of Kentucky, settling certain NPM Adjustment disputes under the MSA on the terms set forth in the Term Sheet and addressed by the Stipulated Award, with modifications, as stated in a joinder letter from the Attorney General of Kentucky to RAI, Lorillard, and other Participating Manufacturers dated June 10, 2014. The Acquiror has also entered into the Term Sheet with Kentucky with respect to Existing Brands

(c) RAI and Lorillard, among other Participating Manufacturers, have entered into a binding term sheet with the State of Indiana, settling NPM Adjustment disputes on the terms set forth in the Term Sheet and addressed by the Stipulated Award, with modifications, as stated in a joinder letter from the Attorney General of Indiana to RAI, Lorillard, and other Participating Manufacturers dated June 26, 2014. In connection with this settlement, the Participating Manufacturers sent an assurance letter to the Attorney General of Indiana, also dated June 26, 2014, with respect to the 2015 NPM Adjustment. The Acquiror has also entered into the Term Sheet with Indiana with respect to Existing Brands

(d) Acquiror acknowledges having received copies of the Term Sheet, the Stipulated Award, and the letters dated June 10, 2014, and June 26, 2014, described above in this section, and further was aware of those documents as it is already a party to them.

(e) With respect to the Acquired Tobacco Cigarette Brands, Acquiror is to assume the rights and obligations of an OPM under the agreements listed above in this section, as to NPM Adjustment claims for years after the Closing and for a proportionate share of the calendar year of the Closing. The Acquiror will retain the rights and obligations of an SPM with respect to Existing Brands under the agreements listed above in this section, as to all NPM Adjustment claims addressed in the agreements.

Section 4.9 Agreements existing as of the Closing Date among the OPMs with respect to the MSA, or among the Settling Defendants with respect to any of the PSS Agreements, will apply to the Acquiror with respect to the Acquired Tobacco Cigarette Brands, and the Acquiror will receive all benefits under such agreements as well as assuming the obligations thereunder with respect to the Acquired Tobacco Cigarette Brands. RAI and Lorillard represent that there are no such agreements that affect the Acquired Tobacco Cigarette Brands other than the following:

(a) The Agreement Regarding Allocation, entered into by the OPMs in September 2010; and the Addendum to the Agreement Regarding Allocation, entered into by the OPMs in December 2012. Acquiror acknowledges having received copies of the agreement and the addendum. Acquiror also acknowledges that it is aware of a dispute between RAI and the OPM Philip Morris USA Inc. regarding the allocation among the OPMs of interest and earnings, including a dispute over the meaning and applicability of the Agreement Regarding Allocation and the Addendum to the Agreement Regarding Allocation with respect to that dispute.

(b) The agreement between RAI and Lorillard regarding allocation of any “Profit Adjustment” under Exhibit E (Paragraph B) of the MSA, as memorialized in an email from counsel for Lorillard to counsel for RAI dated August 28, 2013, and the response of counsel for RAI dated August 29, 2013. Acquiror acknowledges having received a copy of this agreement.

(c) An agreement among the Settling Defendants regarding allocation among themselves, in certain circumstances, of the “Profit Adjustment” under the PSS Agreements, embodied in Exhibit B of an Engagement Letter, dated December 2, 2002, from Pricewaterhouse Coopers LLP to the Settling Defendants and the Previously Settled States. Acquiror acknowledges having received a copy of this agreement.

Section 4.10 As soon as practicable after the date of the APA, and both before and after the Closing Date, each of the Parties shall (and shall cause each of its respective Affiliates and each of its and their respective Representatives to) make all such communications with and provide all such information to NAAG, the States, the Independent MSA/PSS Auditor, and any other relevant Persons and take all such other steps (including filing dispute letters with the Independent MSA/PSS Auditor and engaging in or cooperating in any dispute, litigation, or arbitration) as are necessary and/or expedient for any of the following purposes:

(a) Causing NAAG to change the brands listing with respect to the Acquired Tobacco Cigarette Brands on or as soon as practicable after the Closing Date;

(b) Ensuring that the Acquired Tobacco Cigarette Brands remain certified and/or are not de-listed in any of the States at any time before, on, or after the Closing Date or are re-certified in each of the States either before, on, or as soon as practicable after the Closing Date (as applicable); and

(c) Obtaining the agreement (if necessary) of the States, the Independent MSA/PSS Auditor, NAAG, and any other relevant Persons to the agreements in this Article IV.

ARTICLE V

COMPLIANCE

Section 5.1 Each of the Parties agrees to the terms of this Exhibit on its own behalf (and on behalf of its Affiliates) and undertakes, from and after the date of the APA, both before and after the Closing Date, to (and to cause each of its Affiliates and each of its and their respective Representatives to) adhere fully to and not deviate in any respect from the terms of this Exhibit, including in any communications with any of the States, OPMs, SPMs, Settling Defendants,

Independent MSA/PSS Auditor, NAAG, other signatories to or litigants in respect of the State Settlements and/or other relevant Persons and/or in connection with any litigation, arbitration, proceeding, dispute, challenge, objection, or similar Action under or related to any State Settlement or otherwise relating to the terms of this Exhibit.

Section 5.2 Each of the Acquiror and RAI further undertakes, from and after the Closing, to take (and to cause each of its Affiliates and each of its and their respective Representatives to take) all such steps as are necessary or expedient (including giving any relevant waivers and/or consents and/or engaging in or cooperating in any disputes, litigation, or arbitration) to cause the terms of Article IV herein to become and remain fully effective.

Section 5.3 If, notwithstanding the best efforts of the Parties under § 4.10(c) herein and each Party’s compliance with § 5.1 herein, the Independent Auditor under the MSA, in calculating an NPM Adjustment for a year, incorrectly (and whether or not in response to an arbitration award or court order) determines Acquiror’s Relative Market Share in the base year to be any amount other than zero (as provided in § 4.5 herein), then Acquiror and RAI will reallocate among themselves the aggregate amount of the NPM Adjustment that the Independent Auditor has allocated to each of them for that year, such that each of Acquiror and RAI receives the proportion of such aggregate amount that it would have received under this Exhibit if the Independent Auditor had determined Acquiror’s Relative Market Share in the base year to be zero.

Section 5.4 Each of the Parties shall (and shall cause each of its respective Affiliates and each of its and their respective Representatives to) keep each other fully informed and fully support each other in relation to all material communications made, information provided, positions maintained, and other steps taken under this Article V and § 4.10 herein.

Section 5.5 This Exhibit is subject to and entered into in connection with execution of the APA, including, without limitation, the indemnification provisions in APA §§ 11.01(a) and 11.02(a), and the provisions regarding liabilities in APA §§ 2.01(c) and 2.01(d).

EXHIBIT G

RECIPROCAL MANUFACTURING AGREEMENT

[see attached]

G-1

EXHIBIT G

RECIPROCAL MANUFACTURING AGREEMENT

This RECIPROCAL MANUFACTURING AGREEMENT (this “Agreement”) is entered into as of                  , 201   (the “Effective Date”), by and among R.J. Reynolds Tobacco Co., a North Carolina corporation (“RAI”), and Lignum-2, L.L.C., a Texas limited liability company (“Imperial”). RAI and Imperial are sometimes referred to in this Agreement collectively as the “Parties” and each, individually, as a “Party”; depending on the capacity in which a Party is acting under this Agreement, it may also be referred to as a Manufacturer or a Customer, as the context requires. Initially capitalized terms used throughout this Agreement have the meanings given to them in ARTICLE 1 below.

BACKGROUND

A. This Agreement is being entered into concurrently with the consummation of the transactions contemplated by that certain Asset Purchase Agreement, dated as of July     , 2014 (the “APA”), by and among (1) RAI’s corporate parent company, Reynolds American Inc., a North Carolina corporation; (2) Imperial; and (3) Imperial’s corporate parent company, Imperial Tobacco Group, PLC, a public limited company incorporated under the laws the England and Wales.

B. Immediately prior to the Effective Date, (1) RAI acquired Lorrilard, Inc., a Delaware corporation (“Lorillard”), pursuant to the terms and conditions of the Merger Agreement (as defined in the APA), and (2) RAI manufactured the RAI Products at a facility in Tobaccoville, North Carolina (the “Tobaccoville Facility”), and Lorrilard manufactured the Lorrilard Products at a facility in Greensboro, North Carolina (the “Greensboro Facility”).

C. As of the Effective Date, pursuant to the APA: (1) the rights to manufacture, distribute, market and sell the RAI Products (but not ownership of the Tobaccoville Facility) have been transferred to Imperial, and (2) ownership of the Greensboro Facility (but not the rights to manufacture, distribute, market and sell the Lorrilard Products) has been transferred to Imperial. Consequently, RAI has the facilities for, and expertise relating to, the manufacture of the RAI Products, but Imperial has the right to manufacture, distribute, market and sell those Products, and Imperial has the facilities for, and expertise relating to, the manufacture of the Lorrilard Products, but RAI (acting through Lorrilard) has the right to manufacture, distribute, market and sell those Products.

D. The Parties desire to enter into this Agreement to cover a transitional period during which, in addition to fulfilling their respective obligations under this Agreement, (1) Imperial will, directly or indirectly through one or more Affiliates, prepare to manufacture the RAI Products on its own, without the need for the Tobaccoville Facility, and (2) RAI will, directly or indirectly through one or more Affiliates, prepare to manufacture the Lorrilard Products on its own, without the need for the Greensboro Facility.

E. Based on the foregoing, and subject to the terms and conditions of this Agreement, during the Term, RAI is willing to manufacture the RAI Products at the Tobaccoville Facility on behalf of Imperial, and Imperial is willing to manufacture the Lorrilard Products at the Greensboro Facility on behalf of RAI.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth in this Agreement, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINED TERMS

As used in this Agreement, the following terms will have the meanings assigned to them below:

“Accounting Firm” has the meaning set forth in Section 4.3(c).

“Actual Costs” has the meaning set forth in Section 4.3(a).

“Additional Tobacco Raw Materials” means virgin tobacco stems, virgin tobacco scrap and Recon (except for Recon which is part of the Initial Tobacco Leaf Inventory of either Party) used as raw materials for manufacturing the applicable Product and meeting the Specifications for that Product.

“Adjustment Notice” has the meaning set forth in Section 4.3(c).

“Affiliate” has the meaning given to such term in the APA.

“Agreement” has the meaning set forth in the Preamble.

“APA” has the meaning set forth in Background Paragraph A.

“Certifications/Listings” has the meaning given to such term in the APA.

“Confidential Information” means: (a) information or data (whether of a technical or business nature), including that relating to research, development, know-how, inventions, Trade Secrets (including the Specifications and Sensitive Information), engineering, manufacturing, proposals and business plans, marketing plans and materials, sales, suppliers or customers, in each case, of, or in respect of, a Party or any of its Affiliates; (b) proprietary information or data of a Party or of a third Person with whom such Party has an obligation of confidence (including all such information owned by any Affiliate of such Party), whether created by a Party or its Affiliates individually or through the efforts contemplated by this Agreement; and (c) any other information, data or Intellectual Property, not publicly known, of a Party or of a third Person with whom such Party has an obligation of confidence (including all such information owned by any Affiliate of such Party); regardless of whether any of the foregoing set forth in clauses (a) - (c) above is observed or in oral, written, graphic or electronic form, and whether or not marked or otherwise identified as “confidential.”

“Contingency Equipment” has the meaning set forth in Section 2.4.

“Cost Cap” has the meaning set forth in Section 4.3(d)(ii).

“Costs” means, without duplication, the costs and expenses incurred by a Manufacturer in connection with the manufacture and packaging of a Customer’s Products, including costs and expenses in the following categories: (a) costs of direct labor and allocated costs of indirect labor (including hourly wages, overtime, standard bonuses and allocated non-retirement benefits); (b) costs of raw materials and product components, including Additional Tobacco Raw Materials (but only to the extent purchased or supplied by the Manufacturer pursuant to Section 2.6(a)) and the allocated costs to manage inventory levels; (c) the allocated costs of handling and storing raw materials and product components (including with respect to the Customer’s Tobacco Leaf (including its Initial Tobacco Leaf Inventory) in the Manufacturer’s possession or control) in accordance with Section 2.6(d); (d) allocated utility costs, including electricity, gas, water, sewer, fire sprinkler charges, refuse collection, steam, heat, cooling and any other similar services exclusively serving the Tobaccoville Facility or Greensboro Facility, as applicable; (e) allocated costs for maintenance and repair of facilities and equipment in the ordinary course of business consistent with this Agreement; (f) allocated costs for waste and disposal of raw materials, product components and other items in a manner consistent with the Specifications; (g) allocated costs for complying with applicable Laws and regulations affecting the manufacture of the Products; (h) allocated costs of insurance maintained in accordance with Section 2.7; (i) allocated costs for handling regulatory matters in accordance with Section 2.8; (j) direct costs for quality control measures taken in accordance with Sections 2.3(b) and 2.6(c); (k) allocated fees for obtaining and maintaining necessary Governmental Approvals to manufacture, package and ship the Products; (l) depreciation and amortization expenses over the useful life of applicable facilities and equipment; (m) preparation and transportation of Contingency Equipment to the extent necessary to alleviate an event of Force Majeure; (n) allocated property taxes; (o) Transfer Taxes (but only to the extent paid by the Manufacturer pursuant to Section 9.1(a)); (p) federal and State excise taxes (if any) as set forth in Sections 9.1(b) and 9.1(c); (q) direct costs for preparing Products for loading and shipping; (r) allocated costs for the use of computers, other electronic equipment and software; (s) allocated overhead and administrative costs; (t) costs incurred in obtaining Certifications/Listings in any State that requires the Manufacturer rather than the Customer to obtain such Certifications/Listings in respect of the Customer’s Products; and (u) any amount equal to a write-off of raw materials or product components based on instructions of the Customer or for reasons directly attributable to the Customer. All Costs will be calculated on the basis of U.S. generally accepted accounting principles applied on a consistent basis with historical practices for each Cost category. All labor, administrative and overhead Costs, and other allocated Costs that are not directly and exclusively attributable to the manufacture of the Products, will be allocated on an equitable basis in accordance with the principles and methodologies set forth on Exhibits B-1 (with respect to the RAI Products) and B-2 (with respect to the Lorillard Products). Notwithstanding the foregoing, Costs will not include any of the following: (i) costs incurred by the Manufacturer as the result of any breach of its representations, warranties or covenants in this Agreement; (ii) costs incurred by a Party in its capacity as a Customer, including for the purchase of Tobacco Leaf (including the Initial Tobacco Leaf Inventory purchased (Imperial) or retained (RAI) pursuant to the APA or otherwise); (iii) costs for extraordinary or discretionary bonuses, equity-based or equity indexed compensation or other similar compensation; (iv) employee severance costs; (v) costs associated with pensions or other post-retirement benefits; (vi) costs not incurred in the ordinary course of business or not otherwise authorized by this Agreement; (vii) capital expenditures (except as provided in clause (l) above or as otherwise agreed in advance in writing by the Parties);

(viii) interest expense and other carrying costs related to borrowed funds; (ix) costs or expenses subject to reimbursement to the Manufacturer by a Person other than its Customer; (x) costs or expenses payable to any Affiliate of the Manufacturer, unless on arms-length terms; (xi) any late fees, penalties or similar charges, except to the extent incurred as a result of the Customer’s actions or at the Customer’s request; (xii) legal fees related to regulatory compliance matters; or (xiii) any tax levied or imposed (or measured by reference to) the net income of the Manufacturer.

“Customer” means (a) with respect to the RAI Products, Imperial, and (b) with respect to the Lorillard Products, RAI.

“Damages” has the meaning set forth in Section 6.7(a).

“Direct Claim” has the meaning set forth in Section 6.7(e).

“Disclosing Party” has the meaning set forth in Section 7.1(b).

“Effective Date” has the meaning set forth in the Preamble.

“Force Majeure” means one or more of the events described in Section 9.6.

“Governmental Approval” means any permit, license, approval, qualification, consent or authorization issued by a Governmental Authority.

“Governmental Authority” has the meaning given to such term in the APA.

“Greensboro Facility” has the meaning set forth in Background Paragraph B.

“Indemnified Party” has the meaning set forth in Section 6.7(a).

“Indemnifying Party” has the meaning set forth in Section 6.7(a).

“Initial Tobacco Leaf Inventory” means (a) with respect to the RAI Products, the RAI Leaf that was acquired by Imperial or its Affiliates pursuant to the APA, and (b) with respect to the Lorillard Products, the Lorrilard Leaf that was retained by RAI or its Affiliates pursuant to the APA.

“Initial Term” has the meaning set forth in Section 8.1.

“Intellectual Property” has the meaning given to such term in the APA.

“Imperial” has the meaning set forth in the Preamble.

“Imperial Migration Plan” means the plans and timelines for the Manufacturing Migration in respect of the RAI Products as set forth on Exhibit F, which will be reasonably coordinated with the RAI Migration Plan and be designed to minimize, to the extent reasonably possible, inefficiencies and excess capacities at the affected facilities.

“Law” means any law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Authority.

“Lorrilard” has the meaning set forth in Background Paragraph B.

“Lorrilard Leaf” has the meaning given to such term in the APA.

“Lorillard Products” means, collectively, those products relating to the brands and brand styles identified under the heading “Lorillard Products” on Exhibit A.

“Long-Term Forecast” has the meaning set forth in Section 3.1.

“Manufacturer” means (a) with respect to the RAI Products, RAI, and (b) with respect to the Lorillard Products, Imperial.

“Manufacturing Fee” has the meaning set forth in Section 4.1.

“Manufacturing Migration” has the meaning set forth in Section 2.11.

“Merger Agreement” has the meaning given to such term in the APA.

“Migration Machinery” means such machinery and equipment used by a Manufacturer for the manufacturing or packaging of the Customer’s Products, which in connection with the Manufacturing Migration of such Products, is reasonably required for production at the Customer’s production facilities, and which (a) with respect to the RAI Products, are set out in the Imperial Migration Plan, and (b) with respect to the Lorillard Products, are set out in the RAI Migration Plan.

“NAAG” has the meaning given to such term in the APA.

“Non-Conforming Products” means Products that do not conform or comply with the Specifications or that otherwise are manufactured, packaged, stored or packed in breach of the Manufacturer’s representations, warranties or obligations in this Agreement.

“Objection Period” has the meaning set forth in Section 4.3(c).

“Packaging” means containment materials of Products (including containment materials that provide enclosure features of Products) for the purpose of distribution and sale to end consumers (including materials for packages, cartons and cases, as applicable and as the case may be), and including component materials referred to as paper, paper-board, foil, formed metal, molded plastic, closures, labels, films, tear tapes, optional pack inserts and onserts, including all graphics, holographics and printed matter on such materials.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” has the meaning given to such term in the APA.

“Product” or “Products” means any one or more of the RAI Products or the Lorillard Products, as the context requires.

“Purchase Order” means a purchase order containing the information specified in Section 3.2(a), as well as the following information about an order for Products in accordance with this Agreement: (a) identity of Products ordered (by SKU); (b) quantity of Products ordered; (c) delivery instructions and required delivery date(s) for the Products; (d) shipping instructions; (e) consignee identification, if any; (f) contact personnel; (g) marking requirements for packing; (h) matters including “bill to” and “sold to”; and (i) such other requirements or information as the Customer or the Manufacturer may reasonably specify or require.

“Recall” has the meaning set forth in Section 2.8(e).

“Receiving Party” has the meaning set forth in Section 7.1(b).

“Recon” means reconstituted tobacco sheets used as a raw material for manufacturing the applicable Product and meeting the Specifications for that Product.

“Renewal Term” has the meaning set forth in Section 8.1.

“RAI” has the meaning set forth in the Preamble.

“RAI Leaf” has the meaning given to such term in the APA.

“RAI Migration Plan” means the plans and timelines for the Manufacturing Migration in respect of the Lorillard Products as set forth on Exhibit F, which will be reasonably coordinated with the Imperial Migration Plan and be designed to minimize, to the extent reasonably possible, inefficiencies and excess capacities at the affected facilities.

“RAI Products” means, collectively, those products relating to the brands and brand styles identified under the heading “RAI Products” on Exhibit A.

“Sensitive Information” has the meaning set forth in Section 4.3(a).

“Short-Term Forecast” has the meaning set forth in Section 3.2.

“Specifications” means (a) with respect to the RAI Products, the specifications and standards historically used by RAI to manufacture the RAI Products at the Tobaccoville Facility immediately prior to the Effective Date (as submitted by RAI to the U.S. Food and Drug Administration), including with respect to the Packaging of the RAI Products, and (b) with respect to the Lorillard Products, the specifications and standards historically used by Lorillard to manufacture the Lorillard Products at the Greensboro Facility immediately prior to the Effective Date (as submitted by Lorillard to the U.S. Food and Drug Administration), including with respect to the Packaging of the Lorillard Products; in each case, including information, specifications and standards for any of the following: (i) ingredients; (ii) compositions or materials; (iii) formulations; (iv) recipes; (v) process conditions; (vi) physical properties, including weight; (vii) chemical properties, including shelf life; (viii) appearance, including size, shape and color; (ix) quality standards or indices; (x) graphics or indicia; (xi) Packaging materials and requirements; (xii) packing processes and materials for shipment; (xiii) storage requirements and guidelines; and (xiv) tolerances relating to any of the foregoing, all as may be amended from time to time by written agreement between the Parties.

“Standard Costs” means (a) with respect to the RAI Products, the estimated Costs for each such Product as set forth on Exhibit B-1, and (b) with respect to the Lorillard Products, the estimated Costs for each such Product as set forth on Exhibit B-2; in each case (i) adjusted to account for the fact that the Customer intends to provide (and therefore the Manufacturer will not need to acquire) the Tobacco Leaf for the manufacture of its Products (either as part of the Customer’s Initial Tobacco Leaf Inventory or through subsequent procurement) pursuant to Section 2.6(b), and (ii) subject to adjustment pursuant to Section 4.2(b).

“States” has the meaning given to such term in the APA.

“State Settlements” has the meaning given to such term in the APA.

“Term” has the meaning set forth in Section 8.1.

“Third Party Claim” has the meaning set forth in Section 6.7(b).

“Tobacco Leaf” means tobacco leaf (and resulting tobacco by-products), reconstituted tobacco sheets and tobacco work-in-process (as of the Effective Date) used as raw materials for manufacturing the applicable Product and meeting the Specifications for that Product, excluding any Additional Tobacco Raw Materials.

“Tobaccoville Facility” has the meaning set forth in Background Paragraph B.

“Trade Secret” means information and data, including Specifications and Sensitive Information, that: (a) derive independent economic value, actual or potential, from not being generally known to the public or other Persons who can obtain economic value from their disclosure and use, and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

“Transfer Taxes” has the meaning set forth in Section 9.1(a).

“True-Up Statement” has the meaning set forth in Section 4.3(a).

ARTICLE 2

MANUFACTURING AND RELATED RESPONSIBILITIES

2.1 Reciprocal Appointments. Imperial hereby appoints RAI as Imperial’s exclusive manufacturer of Imperial’s requirements for the RAI Products for sale in the States, and RAI hereby appoints Imperial as RAI’s exclusive manufacturer of RAI’s requirements for the Lorillard Products for sale in the States; provided that, either such Customer may manufacture its own requirements (or any portion thereof) of its Products while implementing its Manufacturing Migration in accordance with Section 2.11. RAI will not be required to manufacture any product for Imperial other than the RAI Products, and Imperial will not be required to manufacture any product for RAI other than the Lorillard Products.

2.2 Manufacturing Facilities; Workforce; Inspections.

(a) During the Term, (i) RAI agrees to manufacture the RAI Products exclusively at the Tobaccoville Facility in accordance with the Specifications, and (ii) Imperial agrees to manufacture the Lorillard Products exclusively at the Greensboro Facility in accordance with the Specifications. RAI agrees to maintain the Tobaccoville Facility and all equipment used or useful in the manufacture of the RAI Products (and all components thereof) in good, clean, safe and hygienic condition and repair (subject only to normal wear and tear and casualty events), in each case, as is necessary to continue to manufacture the RAI Products in accordance with the Specifications throughout the Term. Imperial agrees to maintain the Greensboro Facility and all equipment used or useful in the manufacture of the Lorillard Products (and all components thereof) in good, clean, safe and hygienic condition and repair (subject only to normal wear and tear and casualty events), in each case, as is necessary to continue to manufacture the Lorillard Products in accordance with the Specifications throughout the Term. Subject to Section 2.3(d), each Manufacturer agrees to maintain production capacity at the Tobaccoville Facility or Greensboro Facility, as applicable, to manufacture the applicable Products in the volumes projected in the most-recently provided Short-Term Forecast for such Products, subject to the limitations set forth in Section 3.2(a).

(b) During the Term, each Manufacturer agrees to employ a sufficient workforce with the requisite ability, experience, expertise and licensure to manufacture the Products in accordance with the Specifications and other requirements of this Agreement.

(c) Representatives of each Customer may, upon reasonable notice and at times and frequencies reasonably acceptable to the applicable Manufacturer, visit and inspect the Tobaccoville Facility or Greensboro Facility, as the case may be, where the Products are being manufactured, packaged and stored. Each Customer will bear its own expenses with regard to any such visits, unless otherwise agreed by the Parties. If requested by any Customer, the relevant Manufacturer will cause appropriate individuals working on the activities relating to this Agreement to be available for meetings during any such visit and inspection. The visitation and inspection rights covered by this Section 2.2(c) include the right to inspect all inventory of the Products, the manufacturing, packaging and storage facilities and processes relating to the manufacture, packaging and storage of the Products (including quality control measures) and the machinery, equipment and materials used in all such processes (including the storage and handling of the Customer’s Initial Tobacco Leaf Inventory or subsequently procured Tobacco Leaf or Additional Tobacco Raw Materials). Each Customer will be responsible for ensuring that its representatives abide by all of the Manufacturer’s standard rules and procedures with regard to safety, regulatory compliance, security, personnel matters, confidentiality, computer use and computer network use while at the Manufacturer’s facilities. In addition, each Customer will be responsible for ensuring that its representatives refrain from actions and conduct that materially interferes with the Manufacturer’s business and operations, and will instruct such representatives not to conduct unauthorized activities at the Manufacturer’s facilities or otherwise. Notwithstanding the foregoing, however, if a Manufacturer is then in breach of any of its representations, warranties or covenants in this Agreement (or the Customer has a reasonable basis to assert any such breach), then the Customer may visit and inspect the Manufacturer’s facility on 24 hours’ notice and, in the event of such breach, the costs and expenses of such visit and inspection will be the responsibility of the Manufacturer.

2.3 Specifications.

(a) The Specifications for the RAI Products are set forth on Exhibit C-1, and the Specifications for the Lorillard Products are set forth on Exhibit C-2.

(b) During the Term, the Manufacturer will use the same quality control measures as were used in connection with the manufacture of the Products immediately before the Effective Date, or such other quality control standards as the Manufacturer may elect to apply, subject to the approval of the Customer, which approval may not be unreasonably withheld or delayed.

(c) If a Customer desires to modify the Specifications for one or more of its Products, then such Customer will inform the Manufacturer in writing of such desired modifications. The Manufacturer will reasonably cooperate with all such desired modifications; provided that, the Manufacturer will not be required to make any modifications (i) if, in the good faith judgment of the Manufacturer, such modifications would unreasonably interfere with the manufacture of its own products, (ii) that require capital expenditures or other costs that would not be fully reimbursed by the Customer to the reasonable satisfaction of the Manufacturer, or (iii) if a Governmental Approval is required for such modifications, if such Governmental Approval has not yet been obtained.

(d) The Parties acknowledge that, in order for a Manufacturer to meet its obligations under this Agreement, the Manufacturer will, from time to time, carry out customary maintenance activities on the Tobaccoville Facility and its equipment or Greensboro Facility and its equipment, as applicable, to ensure that manufactured Products and the manufacturing process in respect thereof continue to conform to their Specifications. The Manufacturer agrees to schedule such maintenance activities in a manner that does not unreasonably disrupt manufacturing or delivery schedules.

(e) The Parties will cooperate with one another (and relevant third Persons) to ensure that each Party is provided with relevant information regarding the physical and chemical properties (including toxicological information) of raw materials, equipment, manufacturing processes and conditions and other processes that a Manufacturer may employ when producing Products. If requested by a Customer, the Manufacturer will provide samples of Products or raw materials, at the times and in the amounts reasonably requested, to the Customer or its designee for testing and evaluation against the Specifications, whether in connection with a Manufacturing Migration or otherwise. Any change to raw material, equipment (routine/preventive maintenance and ordinary wear and tear excepted), manufacturing processes or conditions or other matters that may affect the Products (or the Specifications for the Products) must be approved in writing by the Customer before implementation by the Manufacturer.

2.4 Contingency Equipment. Each Party agrees to retain throughout the Term all equipment designated by that Party for “contingency requirements” and in such Party’s possession as of the Effective Date (collectively, “Contingency Equipment”). Each Party will maintain its Contingency Equipment in good condition and repair. The Parties acknowledge that Contingency Equipment must be used, to the greatest extent possible, to alleviate an event of Force Majeure or to otherwise assist the Parties in achieving a successful Manufacturing Migration. Each Party’s inventory of Contingency Equipment is identified (specifically or by category) under such Party’s name on Exhibit D.

2.5 Packaging. Each Customer will be responsible for ensuring that the Specifications for the Packaging used on its Products are such that the Packaging bears markings as required by applicable Laws and Governmental Approvals.

2.6 Raw Materials; Tobacco Leaf; Inventory.

(a) Subject to Section 2.6(b), and unless otherwise agreed between a Manufacturer and its Customer, the Manufacturer will purchase and be responsible for supplying the raw materials and product components that are to be used by it in manufacturing and packaging the Customer’s Products in accordance with the Specifications, including any Additional Tobacco Raw Materials.

(b) Notwithstanding anything to the contrary in Section 2.6(a), and unless otherwise agreed between a Manufacturer and its Customer, the Customer will be responsible for procuring the Tobacco Leaf to be used in the manufacture of its Products, which will initially be comprised of that Customer’s Initial Tobacco Leaf Inventory. Throughout the Term, the Customer will retain exclusive title to any raw materials or product components that it procures and provides to the Manufacturer for the manufacture of such Customer’s Products, including all of such Customer’s Tobacco Leaf (including its Initial Tobacco Leaf Inventory), and at no time will title thereto transfer to the Manufacturer even though the Manufacturer will possess or control such materials at its facilities and will be responsible for insuring such materials in accordance with Section 2.7 and have the risk of loss with respect to such materials in accordance with Section 5.2. In addition, in the event that a Customer procures any raw materials or product components (in addition to its Tobacco Leaf) necessary for the manufacture of its Products by the Manufacturer, the Manufacturer and the Customer will cooperate in good faith to equitably adjust the Standard Costs for the Products into which those raw materials or product components are incorporated for the purpose of the Manufacturer’s relevant invoice or invoices prepared pursuant to Section 4.2. Unless otherwise agreed between the Manufacturer and the Customer, the Manufacturer will be solely responsible for purchasing, receiving, storing, maintaining, using and disposing of all raw materials and product components, in each case, in accordance with the Specifications or, if not addressed by the Specifications, as set forth in this Agreement or as otherwise reasonably instructed by the Customer.

(c) The Manufacturer will inspect raw materials and product components to be used in manufacturing its Customer’s Products using the same inspection measures that were used in connection with the manufacture of the Products immediately before the Effective Date or such other inspection measures as are mutually agreed upon by the Manufacturer and its Customer. The Manufacturer will promptly notify the Customer in the event that the Manufacturer’s inspections of raw materials or product components identify any quality or quantity issues and, to the extent practicable, consult with the Customer in addressing those issues with the supplier.

(d) The Manufacturer agrees to receive, care for and store all raw materials and product components, including its Customer’s Tobacco Leaf (including its Initial Tobacco Leaf Inventory) and any other raw materials or product components procured by such Customer for use in the manufacture of its Products by the Manufacturer, in accordance with the Specifications and, if not addressed in the Specifications, then in accordance with the same standards used to receive, care for and store its own raw materials and product components and, in any event, in a commercially reasonable manner.

(e) Each Manufacturer will (i) maintain a sufficient supply of raw materials and product components to meet each Customer’s Short-Term Forecast in a timely manner (but will not be responsible for the level of supply of any such raw materials or product components that the Customer has elected to source directly pursuant to Section 2.6(a) or 2.6(b)), and (ii) use commercially reasonable efforts to avoid holding raw materials or product components materially in excess of the levels called for by such Short-Term Forecast; provided that, the foregoing requirements will not apply to Tobacco Leaf procured by a Customer for use in the manufacture of its Products by the Manufacturer (including the Customer’s Initial Tobacco Leaf Inventory), it being understood that if such Customer’s Initial Tobacco Leaf Inventory is insufficient to complete production of the applicable Products during the entire Term, that Customer will procure additional Tobacco Leaf meeting the Specifications for such Products and in accordance with Section 2.6(b). Each Customer and its Manufacturer will communicate to ensure that the Manufacturer has enough inventory and that both Parties have accurate information regarding inventory levels and requirements.

2.7 Insurance. Each Manufacturer will maintain throughout the Term with financially sound and reputable carriers insurance in such amounts and against such risks (including loss or damage by fire and loss in transit; theft, burglary, larceny and other criminal activities; business interruption; and general liability) and such other hazards as is customarily maintained by companies engaged in the same or similar businesses operating in the States. Upon request, each Manufacturer will furnish to the requesting Party information in reasonable detail as to the insurance so maintained. In addition to the foregoing, each Manufacturer will insure its Customer’s Tobacco Leaf (including its Initial Tobacco Leaf Inventory) in such Manufacturer’s possession or control as it customarily maintains on its own raw materials inventory.

2.8 Cooperation on Regulatory Matters.

(a) Each Party agrees to cooperate with any reasonable requests for assistance from the other Party with respect to (i) obtaining and maintaining any and all Governmental Approvals (including taking the actions described on Exhibit E), (ii) responding to requests for information from any and all Governmental Authorities, and (iii) complying with any and all applicable Laws required in connection with the relevant Product or this Agreement, including at each such Party’s own cost, the following: (I) making its employees, consultants and other staff available upon reasonable notice during normal business hours to attend meetings with Governmental Authorities concerning the manufacturing process, equipment and machinery, raw materials and product components and Products; and (II) disclosing and making available to the other Party, in whatever form such Party may reasonably request, all information relating to the relevant Product, in each case, as is reasonably necessary or desirable to prepare, file, obtain and maintain any such Governmental Approval of the Product in the States. 1

[1]	Note: Notices / applications for Governmental Approvals to be filed in advance of Effective Date after execution of APA.

(b) Each Manufacturer agrees, to the extent that any State requires the Manufacturer rather than the Customer to obtain a Certification/Listing in the State, to obtain and maintain such Certification/Listing during the Term, including taking any actions in connection therewith as set forth in the APA.

(c) Each Manufacturer will promptly notify its Customer in writing of, and will provide such Customer with copies of, any correspondence and other documentation received by the Manufacturer from a third Person in connection with any of the following events: (i) any inspection or audit of such Manufacturer’s facility by or on behalf of any Governmental Authority; (ii) receipt of a communication (oral or written), regulatory letter, warning, inquiry, request for information or similar item from or on behalf of any Governmental Authority in connection with, or related to, the Customer’s Products, any such inspection or audit of the manufacture of the Customer’s Products or any other activity conducted as part of the manufacturing process for such Products; (iii) receipt of any regulatory comments relating to the manufacture of the Customer’s Products requiring a response or action by any Party or notice of any safety or toxicity issue regarding the Customer’s Products; (iv) test results that indicate failure of any of the Customer’s Products to meet the Specifications; (v) receipt of any communication (oral or written) regarding a Certification/Listing related to the Customer’s Products; or (vi) receipt of any communication (oral or written), regulatory letter, warning, inquiry, request for information or similar item from NAAG, a State, or any other party to the State Settlements related to the Customer’s Products that concerns any alleged violation or potential violation with respect to such Products.

(d) Each Manufacturer will (i) notify its Customer by telephone of any notice that the Manufacturer receives, or any knowledge that the Manufacturer otherwise acquires, of an event or complaint that asserts any material environmental or human health and safety concerns or risks (excluding inherent risks associated with the Products themselves) in respect of the Customer’s Products no later than the second business day following the Manufacturer’s receipt of such notice or its acquisition of such knowledge, as the case may be, and (ii) provide its Customer with copies of any written materials received in connection with or as part of any such report not later than the second business day following the Manufacturer’s receipt thereof.

(e) Each Party will promptly notify the other Party in writing if such first Party believes that a recall, field alert, Product withdrawal or field correction (each, a “Recall”) of a Customer’s Product may be necessary or advisable. With respect to implementing any Recall, or otherwise dealing with any Recall in any respect, the Customer will make all contacts with the applicable Governmental Authorities and will be responsible for coordinating, managing and controlling all of the necessary activities in connection with any such Recall; provided that, the Manufacturer may take any action it deems reasonably necessary in order to comply with applicable Law. The Manufacturer will cooperate with any reasonable requests for assistance from its Customer with respect to considering or implementing a Recall. The Manufacturer will not, and will ensure that its Affiliates do not, issue any press release or make any public statement regarding any Recall in respect of its Customer’s Products without the prior written consent of that Customer. The Customer will review and investigate with the Manufacturer the relevant facts underlying any issues related to the Manufacturer that may result in a Recall prior to implementing it (to the extent reasonably practicable). The Customer will bear the costs and expenses of each Recall, unless the Manufacturer is obligated to indemnify the Customer for such costs and expenses pursuant to Section 6.7, in which case, in addition to and not in limitation of, any rights the Customer may have under this Agreement (including Section 6.7) or applicable Laws: (i) the Customer will continue to manage, coordinate and control the Recall and any and all of the necessary activities in connection with such Recall; and (ii) the Manufacturer will promptly reimburse the Customer for any and all documented costs reasonably incurred by the Customer with respect to such Recall, including associated retrieval of Product, returns of Product, destruction of Product, replacement of Product, and fees and penalties owed to third Persons (but excluding personnel and overhead costs incurred by the Customer internally).

2.9 Limited License for Intellectual Property.

(a) Each Customer hereby grants (or will cause its Affiliates holding any applicable Intellectual Property to grant) to its Manufacturer a fully paid-up, non-exclusive, non-transferrable, non-sublicensable license to use such of the Customer’s (or its Affiliate’s) Intellectual Property in respect of the Products solely as is necessary to enable the Manufacturer to perform its obligations under this Agreement with respect to the manufacture and packaging of the Products on behalf of the Customer. Each Manufacturer will treat, use and apply that Intellectual Property in respect of the Products only in strict compliance with any limitations, restrictions and instructions that may be prescribed by the Customer, through the Specifications or otherwise. The Manufacturer is not entitled to use the Intellectual Property in respect of the Products in any other manner without the prior written consent of the Customer.

(b) The Parties acknowledge and agree that any Intellectual Property relating exclusively to each Customer’s Products which arises from the manufacture of such Customer’s Products, or the performance of any other obligations in relation to such manufacture, under this Agreement or otherwise, will vest in the respective Customer (or any of its designated Affiliates). Each Party acknowledges and agrees that if and to the extent that any Intellectual Property relating exclusively to a Customer’s Product unintentionally vests in the Manufacturer (or any of its Affiliates), the Manufacturer will, and will cause any such Affiliates to, at no cost to the Customer, transfer the full, right, title and interest in such Intellectual Property to the Customer (or its Affiliates).

2.10 Project Teams. Promptly after the Effective Date, each Party will designate a project team of its primary contact individuals for purposes of this Agreement, each of which must include representatives reasonably acceptable to the other Party and which may include different team members when the Party is acting as a Customer and when it is acting as a Manufacturer. Each Party will be entitled to change the members of its project team, and will notify the other Party of any such changes. Each Party’s project team will serve as the primary point of contact between the Parties for purposes of the transactions covered by this Agreement, and will be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties. The project teams will conduct regular telephone, video conference or in-person meetings as deemed necessary or appropriate to exchange information regarding the transactions covered by this Agreement, and at a minimum, the project teams will conduct monthly meetings to discuss general operations under this Agreement, including matters concerning the Products, the status of each Customer’s Manufacturing Migration, Long-Term Forecasts, Short-Term Forecasts, inventory levels (including the levels of applicable Tobacco Leaf and Additional Tobacco Raw Materials), materials sourcing, quality control, Cost mitigation and any disputes or controversies affecting a Party’s rights or obligations under this Agreement. All disputes and controversies, or other issues, identified by the project teams during any such meetings will be promptly evaluated, addressed and remedied as soon as commercially reasonable.

2.11 Transition to Customer Manufacturing. The Parties acknowledge that the arrangements contemplated by this Agreement are intended to be temporary in nature and last (a) with respect to the appointment of RAI as the manufacturer of Imperial’s requirements for the RAI Products, for such time as anticipated in the Imperial Migration Plan, or if later, until such time as Imperial, in its reasonable judgment, has determined that it is prepared and capable of manufacturing (or having manufactured) the RAI Products on its own, and (b) with respect to the appointment of Imperial as the manufacturer of RAI’s requirements for the Lorillard Products, for such time as anticipated in the RAI Migration Plan, or if later, until such time as RAI, in its reasonable judgment, has determined that it is prepared and capable of manufacturing (or having manufactured) the Lorillard Products on its own (each, a “Manufacturing Migration”). Each Customer will use its commercially reasonable efforts to effect a Manufacturing Migration, and each Manufacturer agrees to reasonably cooperate with its Customer to facilitate such Customer’s Manufacturing Migration, in each case, in accordance with the RAI Migration Plan or the Imperial Migration Plan, as the case may be, unless otherwise agreed in writing between the Parties. In connection with a Manufacturing Migration, the Manufacturer will, on the reasonable request of the Customer, allow for the reasonable use of the Manufacturer’s Migration Machinery, and provide reasonable manufacturing assistance, for purposes of ensuring, to the reasonable satisfaction of the Customer, that its products are identical to the Customer Products as produced by the Manufacturer. Each Customer will use its commercially reasonable efforts, but will not be required, to achieve a Manufacturing Migration as soon as practicable after the Effective Date and, in any event, will endeavor to achieve a Manufacturing Migration before the expiration of the Initial Term.

ARTICLE 3

FORECASTS AND PURCHASING

3.1 Long-Term Forecasts. Commencing on the Effective Date, each Customer will begin providing each Manufacturer on a monthly basis with rolling 12-month forecasts for projected volumes of Products (by SKU) for which such Customer expects to place Purchase Orders during the covered period (each, a “Long-Term Forecast”). The initial Long-Term Forecasts for RAI and Imperial are attached as Exhibits G-1 and G-2, respectively. Each subsequent Long-Term Forecast must be delivered at least five days before the first day of the first month of the covered 12-month period. Each Long-Term Forecast must be prepared for the relevant Products in a manner consistent with the practices used to forecast consumer demand for such Products for the 12-month period (approximated as necessary) ending immediately prior to the Effective Date, after giving effect to any production by the Customer in progressing towards a Manufacturing Migration or otherwise; provided that, a Customer may modify its practices for forecasting consumer demand for purposes of preparing its Long-Term Forecasts, subject to the approval of its Manufacturer, which approval may not be unreasonably withheld or delayed. Each Long-Term Forecast will be non-binding and will be used solely for general planning and inventory control purposes.

3.2 Purchase Orders; Short-Term Forecasts and Related Matters.

(a) From time to time during the Term, each Customer, in its sole discretion, may issue (or have issued on its behalf) one or more Purchase Orders to the Manufacturer. Unless the Parties otherwise agree, each Customer will place one Purchase Order per four-week period, which will set forth (i) a binding order for Products for a four-week period, and (ii) a non-binding forecast of orders for the succeeding three-month period (each such three-month forecast, a “Short-Term Forecast”), which will supersede any inconsistent portion of the Customer’s Long-Term Forecast and any prior Short-Term Forecast covering the same period; provided that, each Customer will issue its initial Purchase Order hereunder as of or in anticipation of the Effective Date. Each Purchase Order may designate multiple delivery dates for Products, and (except for each Customer’s initial Purchase Order) must be received by the Manufacturer at least 28 days before the first delivery date stated therein. Each Manufacturer will schedule the production of Products based on the Short-Term Forecasts, as long as such Short-Term Forecasts are not materially inconsistent with the corresponding Long-Term Forecast or the immediately preceding Short-Term Forecast covering the same period. Any terms of a Purchase Order, sales order, invoice or other similar transaction document that are inconsistent with the terms of this Agreement will have no force or effect.

(b) Notwithstanding anything to the contrary in Section 3.2(a), a Manufacturer will be entitled (but not obligated) to reject, in whole or in part, any Purchase Order if, and only if: (i) the Purchase Order would require the Manufacturer to use raw materials or product components (A) at levels materially in excess of the levels required for the production reflected for the four-week order period in the most-recently delivered Short-Term Forecast, or (B) that the Customer agreed to procure pursuant to Section 2.6(a) or 2.6(b), but which have not yet been provided (it being understood that such right of rejection will apply only to that portion of the Purchase Order for which raw materials or product components are unavailable and, to the extent applicable, Section 3.2(c) will apply); (ii) the Products cannot be timely delivered due to modifications to be made to the manufacturing process in respect of a Product as a result of a change in Specifications requested by the Customer; (iii) the production in accordance with the Purchase Order would, in the Manufacturer’s good faith belief based on credible evidence, violate any applicable Law; or (iv) an event of Force Majeure with respect to the Manufacturer has occurred (it being understood that such right of rejection will apply only until such time as the event of Force Majeure has been alleviated). To reject a Purchase Order, in whole or in part, the Manufacturer must promptly (and, in any event, within two business days after receiving the Purchase Order) notify the Customer in writing, which notice must include (A) a statement regarding what portion of the Purchase Order (if any) will be filled, (B) if applicable, any alternative delivery date(s) proposed in accordance with Section 3.2(c), and (C) a reasonably detailed description of the circumstances giving rise to one or more of the events described above entitling the Manufacturer to so reject, in whole or in part, the Purchase Order. If the Manufacturer fails to timely notify the Customer of the Manufacturer’s rejection of a Purchase Order (or any portion thereof), such Purchase Order (or the portion that has not been timely rejected) will be deemed to have been accepted by the Manufacturer.

(c) The Parties acknowledge that there may be occasions when a Purchase Order deviates materially from the forecasted purchase volumes for the four-week order period in the immediately preceding Short-Term Forecast and, as a result, the Manufacturer may be required to make adjustments to its production schedule to meet the requested delivery date(s). In any such circumstance, the following will apply:

(i) If the Purchase Order exceeds the forecasted purchase volumes for that four-week order period from the immediately preceding Short-Term Forecast, then the Manufacturer determines that it cannot fill any portion of a Purchase Order by the specified delivery date(s), then the Manufacturer will promptly (and, in any event, within two business days after receiving the Purchase Order) notify the Customer in writing and propose alternative delivery date(s) for the Products (or any portion thereof). In any such case, the Parties will negotiate in good faith towards revised delivery date(s), and will confirm any new delivery date(s) in writing. If the Manufacturer does not object to the original delivery date(s) stated in the Purchase Order, then such date(s) will become firm delivery date(s), and the Manufacturer will be responsible for delivering the Products on time in accordance with the Purchase Order, even though the Purchase Order may have deviated materially from forecasted purchase volumes for that four-week period in the Long-Term Forecast or Short-Term Forecast.

(ii) The Manufacturer will be entitled to quantify the Cost impact of any such positive or negative adjustments in its production schedule, and the Parties will work together in good faith to mitigate any such Costs. Subject to the foregoing obligation to mitigate Costs, the Manufacturer will be entitled to reimbursement for any Cost impact that results from any such adjustments in its production schedule, which Costs will be deemed Actual Costs hereunder.

ARTICLE 4

PRICING, INVOICING AND INSPECTION OF PRODUCTS

4.1 Cost Plus Pricing. Unless otherwise agreed between the Manufacturer and the Customer in writing, the price for Products will equal the sum of (x) the Costs of such Products, plus (y) ten percent (such percentage, the “Manufacturing Fee”).

4.2 Invoicing Procedures; Standard Costs.

(a) Each Manufacturer will invoice its Customer on a monthly basis for all Products shipped under Purchase Orders during the preceding month and, because the Parties recognize that it may be impracticable for the Manufacturer to calculate its Actual Costs on a monthly basis, each such invoice will reflect the Manufacturer’s Standard Costs (instead of its Actual Costs) for the covered Products. Each invoice will be delivered by the tenth calendar day of the month immediately following the month it covers and will be due and payable by the Customer within five days of receipt.

(b) Each Manufacturer may propose to modify its Standard Costs for any calendar year during the Term to reflect its good faith estimate of Actual Costs for that calendar year by providing written notice of such modifications to its Customer by no later than October 1st of the preceding calendar year. Any such proposal will require the approval of the Customer, which will not be unreasonably withheld or delayed. As soon as practicable after the Parties agree to modify a Manufacturer’s Standard Costs as set forth in this Section 4.2(b), the Parties will update Exhibits B-1 and/or B-2, as applicable, to reflect the same.

4.3 Invoice Adjustments.

(a) As soon as practicable (and, in any event, within 90 days) after every sixth invoice delivered by a Manufacturer hereunder (i.e., approximately every six months during the Term), and as soon as practicable (and, in any event, within 90 days) after the expiration or termination of a Manufacturer-Customer relationship hereunder in accordance with ARTICLE 8, the Manufacturer will deliver to its Customer a statement (a “True-Up Statement”) reflecting the Manufacturer’s calculation of Costs actually incurred by it (“Actual Costs”) with respect to the Products for which previous invoices were delivered pursuant to Section 4.2 and which had not yet been subjected to adjustment pursuant to this Section 4.3(a). In delivering its calculation of Actual Costs, the Manufacturer will provide reasonable substantiation of its calculations, but will only share itemized calculations or provide detailed substantiation with respect to Actual Costs that it deems to be competitively sensitive, including Actual Costs for Tobacco Leaf, Additional Tobacco Raw Materials, other tobacco components, paper and wrapping materials, filter tow and other filter materials and direct labor (collectively, “Sensitive Information”) with a group of individuals designated by the Customer for the purpose of receiving such Sensitive Information, and who are reasonably acceptable to the Manufacturer and who agree to maintain the confidentiality of such Sensitive Information and not to disclose it to any third Person or to the Customer outside of such designated group.

(b) The Manufacturer must calculate its Actual Costs in accordance with the principles and methodologies (including any assumptions and limitations, as well as rules for the allocation of indirect Costs) described on Exhibits B-1 (with respect to the RAI Products) and B-2 (with respect to the Lorillard Products). The Parties will discuss in good faith any required changes in the principles and methodologies for determining Actual Costs (and, to the extent applicable, Standard Costs) at least 60 days before such changes are implemented.

(c) The Customer will have 30 days from the date it receives a True-Up Statement in which to review it (the “Objection Period”). If, in the Customer’s good faith judgment, the True-Up Statement does not fairly present the Manufacturer’s Actual Costs for the covered invoices, then the Customer will have the right to propose an adjustment to those Actual Costs (or any component thereof) within such Objection Period. Any such proposed adjustment must be in writing (an “Adjustment Notice”) and must specify (i) the amount of the proposed adjustment, (ii) the item to which such proposed adjustment relates, and (iii) the facts and circumstances supporting the reasonableness of such adjustment. Upon the submission of any Adjustment Notice, the Manufacturer and the Customer will work together in good faith in an attempt to agree on the disputed values, but without disclosing any Sensitive Information outside of the group of individuals designated to receive such information pursuant to Section 4.3(a). If any such dispute is not resolved within 30 days after the Manufacturer’s receipt of an

Adjustment Notice, then either Party may submit the dispute for resolution by an independent, nationally recognized firm of certified public accountants (an “Accounting Firm”). The decision of the Accounting Firm as to the resolution of the dispute will be conclusive and binding on the Parties. The fees and expenses of the Accounting Firm will be divided equally between the Manufacturer and the Customer. The Accounting Firm will at all times (A) give the Parties a reasonable opportunity to make written representations and to require that copies of any written representations are supplied to the other Party without delay, (B) make its determination as soon as reasonably practicable, and (C) make its determination available in writing to both Parties. If the Customer fails to submit an Adjustment Notice within the Objection Period, then the Customer will be deemed to have accepted the True-Up Statement and the Manufacturer’s calculation of Actual Costs therein.

(d) Based on the Manufacturer’s Actual Costs for the covered invoices (as finally determined in accordance with this Section 4.3), the following adjustments will be made:

(i) If the Manufacturer’s Actual Costs are less than the Standard Costs (adjusted to account for any agreements between the Parties pursuant to Section 2.6(a) or 2.6(b)) for the same invoices, then the Manufacturer will pay the Customer the amount of such difference, plus an amount equal to the Manufacturing Fee thereon.

(ii) If the Manufacturer’s Actual Costs are greater than the Standard Costs (adjusted to account for any agreements between the Parties pursuant to Section 2.6(a) or 2.6(b)) for the same invoices by no more than ten percent of such Actual Costs (the “Cost Cap”), then the Customer will pay the Manufacturer an amount equal to the difference between such Actual Costs and such Standard Costs, plus an amount equal to the Manufacturing Fee thereon.

(iii) If the Manufacturer’s Actual Costs are greater than the Standard Costs (adjusted to account for any agreements between the Parties pursuant to Section 2.6(a) or 2.6(b)) for the same invoices by more than the Cost Cap, then such invoices will be automatically adjusted downward such that the Manufacturer’s Actual Costs do not exceed such Standard Costs by more than the Cost Cap, and the Customer will pay the Manufacturer an amount equal to the difference between such Actual Costs (as adjusted to reflect the Cost Cap) and such Standard Costs, plus an amount equal to the Manufacturing Fee thereon.

(e) Any payments required to be made under Section 4.3(d), will be made within five business days of the later of: (i) the expiration of the Objection Period, (ii) the date on which the Manufacturer and the Customer agree on the Actual Costs for the covered invoices, and (iii) the date of which the decision of the Accounting Firm is rendered.

4.4 Payments. Unless otherwise agreed between the Parties, all payments made under this ARTICLE 4 will be made, without set off, by wire transfer of immediately available funds to the account designated by the payee. All payments will be made in U.S. dollars. All payments made by a Customer for Products will be deemed made without prejudice to any rights that the Customer may have under this Agreement, and will not constitute acceptance of Products or otherwise affect the Customer’s rights with respect to Non-Conforming Products.

4.5 Inspection and Approval of Products; Rejection of Non-Conforming Products. Upon receipt of the Products at the destination point, the Customer will have the right to inspect and approve for acceptance those Products. Such inspection and approval must be made within 30 days of delivery. If the Customer fails to timely notify the Manufacturer of the Customer’s rejection of the Products, the Customer will be deemed to have accepted those Products as conforming. The Customer may reject and refuse acceptance of any Non-Conforming Products. Upon discovery of any Non-Conforming Products, the Customer will promptly (and, in any event, before expiration of the 30-day inspection period) inform the Manufacturer in writing, setting forth in reasonable detail the reasons why the Products should be characterized as Non-Conforming Products. Within ten days after receiving such a notice, the Manufacturer may contest the rejection and provide documentation and other evidence relating to the quality of the applicable Products. The Manufacturer may also inspect the Products and collect a representative sample thereof for testing and analysis. Thereafter, the Parties will confer in good faith to resolve the controversy. If any Products are finally deemed to be Non-Conforming Products, they will be destroyed or otherwise handled pursuant to the Customer’s instructions, at no cost to the Customer. The Customer will not be responsible for any payment for Non-Conforming Products (and in the event that the Customer has paid for those Non-Conforming Products, the Customer will be entitled, at the Customer’s election, to a credit for or refund of that payment). If the Customer requests that the Manufacturer replace or correct any Non-Conforming Products, the Manufacturer will be responsible for promptly remanufacturing, substituting or otherwise correcting those Non-Conforming Products, and for supplying remanufactured or corrected Products at no cost to the Customer.

4.6 Audit Rights. Each Party agrees to maintain accurate and complete books and records regarding its activities under this Agreement, including correspondence, instructions, invoices, receipts, quality assurance records, Specifications, Purchase Orders, raw materials and component procurement records, warehousing records and cost data, transportation records and cost data, other manufacturing cost records and data (including calculations and supporting documentation for Actual Costs, whether or not deemed to be Sensitive Information), and similar documents and data relating to the manufacture, purchase and sale of Products from a Manufacturer to a Customer hereunder. Each Party agrees to keep such records in sufficient detail to enable the other Party to determine or verify such Party’s compliance with this Agreement. Each Party will keep such records for a period of time as determined by its normal document retention policies, but in any event not less than three years after the date of the transaction to which those records relate, or longer if required by Law. Notwithstanding the foregoing, before a Manufacturer destroys any records relating to the Products it has manufactured for its Customer, it must notify that Customer in writing and allow that Customer a reasonable opportunity to make copies of those records (other than records containing Sensitive Information) before they are destroyed. In addition to the visitation and inspection rights set forth in Section 2.2(b), during regular business hours and upon not less than five business days written notice, each Party will permit each other Party (and its representatives), at such other Party’s cost and expense, to examine and audit all of the first Party’s books and records relating to its activities under this Agreement, in each case, to the extent necessary for the Party(ies) to make the foregoing determination and verification and subject to restrictions implemented in good faith to (a) ensure compliance with applicable Law, (b) preserve any applicable privilege (including the attorney-client privilege), or (c) comply with any applicable contractual confidentiality obligations; provided that, if any Party is then in breach of any of its representations, warranties or covenants in this Agreement (or one or more of the other Party has a reasonable basis to assert any such breach), then any such audit will be permitted upon 24 hours’ notice and if a breach is confirmed, the costs and expenses of the audit will be the responsibility of the breaching Party; and, provided, further that, with respect to any audit that would involve the disclosure of a Party’s Sensitive Information, the other Party may only conduct such audit through (i) the group of individuals designated as permitted to receive such information pursuant to Section 4.3(a), or (ii) a legal representative or independent accountant who has agreed to (A) analyze such information solely for the purpose of advising the Parties with respect to compliance with this Agreement and (B) maintain the confidentiality of such information and not disclose it to any of the Parties.

ARTICLE 5

SHIPPING TERMS

5.1 Shipping Terms.

(a) Unless otherwise agreed in writing between the Parties, (i) RAI will make available for collection all RAI Products, as specified in Purchase Orders submitted by Imperial, F.O.B. (shipping point), the Tobaccoville Facility, and (ii) Imperial will make available for collection all Lorillard Products, as specified in Purchase Orders submitted by RAI, F.O.B. (shipping point), the Greensboro Facility. Each Manufacturer will ship Products (A) on a first in / first out basis as determined by the date of manufacture, (B) using a commercial common carrier selected by the Customer, and (C) unless otherwise agreed in writing with its Customer, to the Customer’s central distribution center. The Manufacturer will be responsible for all necessary shipping documentation relating to the Products and for arranging loading.

(b) For information purposes only, Exhibit H sets forth a description of the flow of finished Products from the Manufacturer to the Customer.

5.2 Title and Risk of Loss. Title to, and risk of loss for, the Products (and all components thereof) will transfer to the Customer once the Products are loaded by the Manufacturer on the common carrier’s conveyance at the shipping point; provided that, title to raw materials, product components and other items procured by the Customer for the manufacture of such Customer’s Products pursuant to Section 2.6(a) or 2.6(b), including such Customer’s Tobacco Leaf (including its Initial Tobacco Leaf Inventory), will remain with that Customer, while the risk of loss with respect to those items will remain with the Manufacturer while they are in the Manufacturer’s possession or control until such time as they are delivered F.O.B. (shipping point) to the Customer as part of finished Products or otherwise. The Manufacturer will transfer title to the Products (and all components thereof) to the Customer free and clear of any and all liens, security interests, claims and other encumbrances.

5.3 Packing for Transport. Each Manufacturer will be responsible for proper packing of the Products for delivery to the Customer’s specified destination within the States. All such packing and packing materials must (a) comply with handling, weight and safety requirements, in each case, in accordance with the Specifications or, if not addressed by the Specifications, as reasonably instructed by the Customer, and (b) be adequate to withstand the normal rigors of shipping, storage and distribution, and prevent damage and/or deterioration of Products prior to arrival at the specified destination.

ARTICLE 6

REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNITY

6.1 Warranties and Disclaimer of Warranties. EACH MANUFACTURER REPRESENTS AND WARRANTS THAT PRODUCTS MANUFACTURED AND PACKAGED BY IT PURSUANT TO THIS AGREEMENT WILL BE MANUFACTURED, PACKAGED AND SHIPPED IN CONFORMITY WITH THE APPLICABLE SPECIFICATIONS AND THE PACKING AND SHIPPING REQUIREMENTS OF THIS AGREEMENT. ANY MEASURES TAKEN TO REMEDY NON-CONFORMANCE WITH THIS REPRESENTATION AND WARRANTY WILL BE AT THE MANUFACTURER’S SOLE COST AND EXPENSE. SUBJECT TO THE FOREGOING, PRODUCTS SUPPLIED BY THE MANUFACTURER ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE.

6.2 Limitation of Remedies, Liability and Damages. NO PARTY WILL BE ENTITLED TO RECOVER FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR BY CONTRACT, EXCEPT (A) TO THE EXTENT AN INDEMNIFIED PARTY IS LIABLE TO A THIRD PARTY FOR ANY SUCH DAMAGES BASED ON A BREACH FOR WHICH THE INDEMNIFIED PARTY IS INDEMNIFIED IN ACCORDANCE WITH SECTION 6.7, OR (B) WHERE BASED UPON A BREACH OF ARTICLE 7.

6.3 Compliance with Laws.

(a) In performance of their respective obligations under this Agreement, each Party will comply with, and will ensure that its employees and Affiliates comply with, all Laws, Governmental Approvals, agreements, licenses and consents applicable to or otherwise relating to the subject matter of this Agreement. 2

(b) Without limiting the generality of Section 6.3(a), each Party further represents, warrants and covenants as follows:

(i) Neither it nor any of its Affiliates will manufacture, transfer, provide, resell, facilitate or promote the resale of, export, re-export, distribute, or dispose of any Product or component thereof or any related technology or technical data, directly or indirectly, without first obtaining the written consent of the other Party, and all necessary written consents, permits and authorizations and completing such formalities as may be required by any applicable Laws.

[2]	Note: Both Manufacturers will be required to obtain necessary Governmental Approvals (including TTB consents) prior to Effective Date.

(ii) Neither it nor any of its Affiliates will sell or otherwise provide Products to any Person that it knows, believes or has reason to believe will take any action which, if done by it, would constitute a violation of any of the terms and conditions of this Agreement or would otherwise violate applicable Law.

(iii) As applicable, in its performance of activities associated with this Agreement, such Party and its Affiliates will comply with: United States of America regulation of tobacco products by the US FDA pursuant to 111 P.L. 31; 123 Stat. 1776; 2009 Enacted H.R. 1256; 111 Enacted H.R. 1256 (the so-called “Family Smoking Prevention and Tobacco Control Act”) and regulations promulgated thereunder.

(iv) It and its Affiliates will perform the obligations imposed upon it by this Agreement: (A) in strict compliance with all applicable Laws pertaining to employment discrimination; and (B) without harassment, retaliation or discrimination by reason of race, sex, creed, religion, color, national origin, citizenship status, age, disability, veteran status, or any factor protected by Law.

(v) It and its Affiliates will comply with all requirements of the Fair Labor Standards Act, as amended, and of regulations and orders of the United States Department of Labor issued under Section 14 thereof, as well as all applicable state and local Laws and regulations regarding wages and hours.

(vi) To the extent required by Law, it and its Affiliates will comply with, and furnish any required certifications of compliance with, the following federal Laws and all rules and regulations promulgated thereunder: (A) Executive Order 11246, as amended; (B) The Americans with Disabilities Act of 1990 as implemented at 41 C.F.R. Part 60-741; (C) The Vietnam Era Veterans Readjustment Assistance Act of 1974 as implemented at 41 C.F.R. Part 60-250; and (D) any amendments or supplements to 29 C.F.R. Part 60-1.4(a). Each Manufacturer and its subcontractors shall abide by the requirements of 41 C.F.R. §§ 60-741.5(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, national origin, protected veteran status or disability.

(vii) If a Customer notifies its Manufacturer that the Products manufactured by it hereunder will be used by the Customer in the performance of a government contract, then such Manufacturer will, to the extent required by applicable Law, comply with Executive Order 13496, including the requirement of such order to post the employee notice set forth in 29 C.F.R. part 471, appendix A to subpart A.

(viii) Neither it nor any of its Affiliates will undertake any act that may cause the other Party or its Affiliates to be in violation of (i) the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act 2010 or equivalent legislation in any other jurisdiction; (ii) the principles contained in the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials or any existing or future applicable legislation in any jurisdiction (including, for the avoidance of doubt, United Kingdom legislation) which has similar provisions to the OECD Convention.

6.4 Right to Intellectual Property. RAI represents and warrants to Imperial that RAI (directly or through its Affiliates) has the right to use all Intellectual Property required for Imperial to manufacture the Lorillard Products in accordance with the Specifications, subject to any limitations or qualifications with respect to such Intellectual Property set forth in the Merger Agreement.

6.5 Product for States Only. Except for limited quantities of Product manufactured for testing purposes only, each Party represents and warrants that Products produced or sold by it in accordance with this Agreement are intended to be manufactured solely in the Tobaccoville Facility and the Greensboro Facility, as applicable, solely for lawful shipment therefrom and for sale only within the States in accordance with all applicable Laws. No Manufacturer will provide Product manufactured by it to any Person other than to its Customer under this Agreement, except with such Customer’s prior written consent. No Party will transport, or cause to be transported, any Products outside of the States for use, distribution or sale, without the consent of the other Party.

6.6 Customer Specifications and Instructions. Subject to Section 2.8, each Customer will be solely responsible for (a) establishing all Specifications for the Products to be purchased by it hereunder in order to ensure that each such Products comply with all applicable Laws, and (b) giving the Manufacturer full and complete instructions to ensure that all Packaging is appropriately marked with relevant health warnings (if applicable) and other relevant markings mandated by any relevant Governmental Authority.

6.7 Mutual Indemnification; Indemnification Procedures.

(a) Subject to Section 6.2, each Party (the “Indemnifying Party”), severally, and not jointly with any other Party, agrees to indemnify, defend and hold harmless the other Party, its Affiliates and its and their respective current and former officers, directors, employees, representatives and agents (each, an “Indemnified Party”) from and against any and all losses, damages, claims, liabilities, demands, assessments, judgments, settlements, compromises and related costs and expenses (including reasonable attorneys’ fees and costs) (collectively, “Damages”) an Indemnified Party may suffer in connection with, or arising out of (i) a breach of the Indemnifying Party’s representations, warranties, covenants or confidentiality obligations set forth in this Agreement, or (ii) the marketing, advertising, distribution or sale by the Indemnifying Party, in its capacity as a Customer (or its Affiliates) of any Products manufactured by the Indemnified Party (or its Affiliates), including any Damages that relate to any claimed adverse health effects or health risks relating to the use of such Products, provided, however, that to the extent that clause (ii) of this Section 6.7(a) would be inconsistent with the indemnification provisions set out in the APA (to the extent that such provisions would be applicable to such claim), the terms of the APA shall prevail. Notwithstanding the foregoing, no Indemnified Party will be entitled to indemnification for Damages to the extent (but only to the extent) they relate to, result from or arise out of (A) the failure of such Indemnified Party to comply with its obligations under this Agreement, or (B) the negligence or willful misconduct of such Indemnified Party.

(b) An Indemnified Party must promptly notify the Indemnifying Party in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided that, the failure to provide such notice will not release the Indemnifying Party from any of its obligations under this Section 6.7 except to the extent the Indemnifying Party is materially prejudiced by such failure.

(c) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 6.7(b), the Indemnifying Party will be entitled to assume the defense and control of any Third Party Claim and will be responsible for all costs and attorney fees of such defense, but must, if it determines to assume such defense, allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided that, the Indemnifying Party will not be entitled to assume such defense (and will bear the reasonable fees, costs and expenses of separate counsel for the Indemnified Party) (i) unless it first acknowledges in writing its obligation hereunder to indemnify the Indemnified Party with respect to all material elements of such Third Party Claim and (ii) in case of a Third Party Claim where the defendants in, or targets of, such Third Party Claim include both an Indemnified Party and Indemnifying Party, and the Indemnified Party has reasonably concluded, based on the advice of counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party is not entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines (upon advice of its outside counsel) cannot be separated from any related claim for money damages. If such equitable or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party will (subject as aforesaid) be entitled to assume the defense of the portion relating to money damages and, in such event, the Indemnifying Party will continue to be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party with respect to the portion of the defense of such Third Party Claim that the Indemnifying Party has not assumed. Each Party, will, and will cause each of its Affiliates and representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim and the Indemnifying Party agrees to keep the Indemnified Party reasonably informed of developments in connection with the defense or prosecution of such Third Party Claim. The Indemnifying Party is authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party; provided that, (A) the Indemnifying Party pays or causes to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or resolution, (B) such settlement or judgment does not encumber any of the assets of any Indemnified Party or provide for injunctive or other nonmonetary relief affecting the Indemnified Party, or otherwise provide for any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business, (C) to the extent that the Indemnified Party may have any liability with respect to such Third Party Claim, the complete and unconditional release of any Indemnified Party potentially affected by such Third Party Claim must be made a condition of any such settlement or other resolution, and (D) such settlement does not include any admission of wrongdoing or misconduct by the Indemnified Party.

(d) Following an assumption by the Indemnifying Party of a Third Party Claim pursuant to Section 6.7(c), the Indemnified Party may reassume control of any defense of a Third Party Claim if the Indemnifying Party fails to prosecute the defense of such Third Party Claim within a period of 20 days after receipt of written notice of such failure to prosecute by the Indemnified Party. The Indemnifying Party will be liable for the reasonable fees, costs and expenses of counsel employed by the Indemnified Party (i) for any period during which the Indemnifying Party has not assumed the defense thereof, or (ii) following re-assumption of control pursuant to the first sentence of this Section 6.7(c).

(e) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 6.7(b) that does not involve a Third Party Claim (such claim being a “Direct Claim”), the Indemnifying Party must notify the Indemnified Party within 45 days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Section 6.7. If the Indemnifying Party does not so notify the Indemnified Party, the Direct Claim specified by the Indemnified Party in such notice will be conclusively deemed to be a liability of the Indemnifying Party under this Section 6.7, and the Indemnifying Party will pay, the amount of such Damages to the Indemnified Party on demand or, in the case of any notice in which the amount of Damages in respect of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Damages in respect of Direct Claim (or any portion thereof) becomes finally determined.

ARTICLE 7

CONFIDENTIALITY

7.1 Confidentiality Obligations.

(a) Notwithstanding anything to the contrary in this Agreement, each Party agrees not to disclose its Confidential Information to any other Party hereunder, except to the extent required to enable such other Party to perform its obligations under this Agreement. In addition, no Party will share its Sensitive Information with any other Party, except (i) in a format that restricts its use to ensure compliance with applicable Law, (ii) to the group of individuals designated as permitted to receive such information pursuant to Section 4.3(a), or (iii) to a legal representative for purposes of conducting an audit pursuant to Section 4.6.

(b) During the Term and for a period of five years thereafter, each Party receiving Confidential Information (a “Receiving Party”) will maintain in confidence all Confidential Information disclosed to it by any other Party (a “Disclosing Party”).

Notwithstanding the foregoing, but subject to Section 7.2, each of the Party’s respective obligations of confidentiality with respect to another Party’s Trade Secrets, including the Specifications, will be perpetual. No Party will use, disclose or grant the use of such Confidential Information except as expressly authorized by this Agreement. To the extent that disclosure is authorized by this Agreement, the Receiving Party must inform its employees, representatives and contracting parties to whom disclosure is to be made of this ARTICLE 7, and instruct such Persons to hold in confidence and not make use of such information for any purpose other than those purposes permitted by this Agreement. Each Receiving Party will use at least the same standard of care (but not less than a reasonable standard of care) as it uses to protect its own proprietary and Trade Secret information to ensure that such employees, representatives and contracting parties do not disclose or make any unauthorized use of such Confidential Information. Each Receiving Party will promptly notify the other upon discovery of any unauthorized use or disclosure of Confidential Information. The Receiving Party will be responsible to the Disclosing Party for any loss of Confidential Information of the Disclosing Party or breach of the provisions of this Section 7.1 by any employee, representative or contracting party of the Receiving Party.

7.2 Exceptions. The obligations of confidentiality contained in Section 7.1 will not apply to the extent that it can be established by the Receiving Party by competent proof that such Confidential Information: (a) was generally available to the public or otherwise part of the public domain at the time of its receipt from the Disclosing Party; (b) becomes generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or (c) was received by the Receiving Party, other than under an obligation of confidentiality, by a third Person lawfully in possession of the information.

7.3 Authorized Disclosure. Notwithstanding the foregoing, no Party (nor third Persons, as applicable) will be precluded from disclosing Confidential Information to the extent it is required to do so in response to a valid order by a Governmental Authority, or to the extent it reasonably believes, on the basis of advice from outside counsel, that it is required to disclose such Confidential Information by Law, or to the extent necessary to establish its rights under this Agreement; provided that, in the event a Party believes it is so required to disclose another Party’s Confidential Information, it will promptly provide notice of such requirement so that the Disclosing Party may seek an appropriate order or other action as it deems appropriate to prevent or limit such disclosure, and the Party required to make the disclosure will use its reasonable efforts to preserve the confidentiality of the other Party’s Confidential Information, including by cooperating with the other Party to obtain an appropriate order or other reliable assurance of confidential treatment. In any event, the Party required to make the disclosure may disclose only that portion of another Party’s Confidential Information that is legally required to be disclosed. Notwithstanding the foregoing, if any Party (or an Affiliate of such Party) is required to include a copy of this Agreement as an exhibit to any current or periodic report filed with the U.S. Securities and Exchange Commission, such Party (or its Affiliate) may make such filing without the prior written consent of any other Party as long as it seeks (or causes its Affiliate to seek) confidential treatment of any portions of this Agreement that, in the opinion of such filing Party, contain confidential or competitively sensitive information, regardless of whether such treatment is obtained.

ARTICLE 8

TERM AND TERMINATION

8.1 Term of Agreement. The term of this Agreement will commence on the Effective Date and this Agreement and the Manufacturer-Customer relationships hereunder will remain in effect until the day before the two-year anniversary of the Effective Date (the “Initial Term”), after which this Agreement and such Manufacturer-Customer relationships will automatically renew for successive one-year periods (each, a “Renewal Term”), unless terminated or not renewed as provided in this ARTICLE 8. The Initial Term and all Renewal Terms, if any, are referred to in this Agreement collectively as the “Term”.

8.2 General Termination Provisions. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated as follows:

(a) by mutual consent of the Parties; and

(b) by a Party, by giving written notice to the other Party at any time upon the occurrence of any of the following events:

(i) the voluntary bankruptcy of the other Party, or the filing of an involuntary petition in bankruptcy against the other Party that is not dismissed within 60 days of filing, in which case, the termination will become effective immediately upon the non-terminating Party’s receipt of notice of termination or at such later date as may be specified in that notice;

(ii) the other Party ceases to pay its debts as they mature in the ordinary course of business, or makes an assignment for the benefit of its creditors, in which case, the termination will become effective immediately upon the non-terminating Party’s receipt of notice of termination or at such later date as may be specified in that notice; or

(iii) a receiver is appointed for the other Party or its property, in which case, the termination will become effective immediately upon the non-terminating Party’s receipt of notice of termination or at such later date as may be specified in that notice.

8.3 Termination of a Manufacturer-Customer Relationship. Notwithstanding anything to the contrary in this Agreement:

(a) a Customer may terminate or elect to not renew, as applicable, its Manufacturer-Customer relationship with its Manufacturer:

(i) at the end of the Initial Term or then-effective Renewal Term, by giving written notice of its desire not to so renew such relationship to the Manufacturer at least 90 days before the end of such Initial Term or then-effective Renewal Term, as applicable;

(ii) if the Manufacturer suffers an event of Force Majeure, and such event is not alleviated to the reasonable satisfaction of the Customer within 90 days of the Manufacturer’s receipt of notice of the Customer’s intent to terminate;

(iii) immediately upon written notice to the Manufacturer in the event the Manufacturer suffers one or more of the events described in Section 8.2(b), subject to any cure or grace periods set forth therein;

(iv) in accordance with Section 8.4, 8.5 or 8.6; and

(b) a Manufacturer may terminate or elect to not renew, as applicable, its Manufacturer-Customer relationship with its Customer immediately upon written notice to the Customer in the event the Customer suffers one or more of the events described in Section 8.2(b), subject to any cure or grace periods set forth therein.

8.4 Termination of Manufacturer-Customer Relationship in Connection with a Material Breach. Notwithstanding anything to the contrary in this Agreement, a Party may terminate the affected Manufacturer-Customer relationship with the other Party, in the event that the other Party is in breach of any material term of this Agreement and the breaching Party fails to cure such breach within 30 days of receipt of notice of breach from the terminating Party, or if such breach is not reasonably capable of cure within such 30-day period, such breaching Party fails to cure the breach within 60 days of receipt of notice of breach from the terminating Party; provided that, the foregoing right to cure (a) will not apply to any breach by any Party involving violation of any applicable Law, Governmental Approval or any breach that is not capable of being cured, and (b) is conditioned upon the breaching Party promptly commencing and thereafter diligently pursuing the cure to the reasonable satisfaction of the non-breaching Party.

8.5 Termination in Connection with a Manufacturing Migration. In recognition of a Manufacturing Migration in accordance with Section 2.11, (a) if, in Imperial’s good faith judgment, it believes that it can complete a Manufacturing Migration in accordance with the Imperial Migration Plan, or if later, as determined by it in accordance with Section 2.11, it may terminate its Manufacturer-Customer relationship under this Agreement with respect to RAI as the Manufacturer of the RAI Products by giving RAI written notice of termination at least 90 days before the effective date of termination (it being understood that, in such event, this Agreement would continue in accordance with its terms with respect to the other Manufacturer-Customer relationship), provided that, the effective date of termination will not be earlier than the actual completion date of the Imperial Migration Plan, and (b) if, in RAI’s good faith judgment, it believes that it can complete a Manufacturing Migration in accordance with the RAI Migration Plan, or if later, as determined by it in accordance with Section 2.11, it may terminate its Manufacturer-Customer relationship under this Agreement with respect to Imperial as the Manufacturer of the Lorillard Products by giving Imperial written notice of termination at least 90 days before the effective date of termination (it being understood that, in such event, this Agreement would continue in accordance with its terms with respect to the other Manufacturer-Customer relationship), provided that, the effective date of termination will not be earlier than the actual completion date of the RAI Migration Plan.

8.6 Termination for Interference or Frustration of Purpose. If both (a) the action of any Governmental Authority prohibits or declares unlawful or otherwise impairs, inhibits or frustrates in any material respect (i) the Customer’s intended use of the Products being manufactured for it under this Agreement, (ii) the Manufacturer’s ability to manufacture or package Products as required under this Agreement, or (iii) any other material obligation of a

Party as contemplated by this Agreement, and (b) the Parties are unable to propose a feasible way of either avoiding such interference or of reorganizing the Parties’ arrangements under this Agreement so as to eliminate the effect of such interference or to minimize, or minimize the effect of, such interference to the point where it is no longer material within a period of 60 days of a Party notifying the other Party of such interference (including by taking legal action in respect of such interference), then the affected Customer may terminate the affected Manufacturer-Customer relationship hereunder, effective upon the earlier of (A) 30 days following receipt by the Manufacturer of notice of termination from the Customer, and (B) the date on which such action of the Governmental Authority becomes effective. Any notice by a Party to the other Party of such interference pursuant to this Section 8.6 must include a reasonably detailed description of the action of the Governmental Authority and the resulting prohibition, declaration of unlawfulness or material impairment, inhibition or frustration of purpose.

8.7 Effects of Non-Renewal or Termination; Cooperation.

(a) Upon one Party’s delivery of a notice of non-renewal or termination hereunder (or where the Parties otherwise reasonably anticipate a non-renewal or termination), the Parties agree to work together in good faith with a view to achieving an orderly transition of the manufacturing arrangements subject to such non-renewal or termination, in connection with a Manufacturing Migration or otherwise, including with respect to the transfer of any Migration Machinery.

(b) Upon a non-renewal or termination in accordance with its terms, this Agreement will terminate and become void and of no further force and effect, and there will be no further liability or obligation on the part of any Party hereto; provided that, if only one of the Manufacturer-Customer relationships is not renewed or terminated under Section 8.3, 8.4, 8.5 or 8.6, then the remaining Manufacturer-Customer relationship will continue unaffected by such non-renewal or termination and the terms and conditions of this Agreement will survive (and remain unaffected) as they relate to that continuing relationship. Each Party’s right of non-renewal and termination under Sections 8.3, 8.4, 8.5 and 8.6, is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of non-renewal or termination will not constitute an election of remedies and will not relieve any Party of liability for any breach of this Agreement. The non-renewal or termination of this Agreement or any Manufacturer-Customer relationship hereunder will not affect any other projects, activities, collaborations, commercial arrangements or service arrangements that the Parties (or any of them) may have with one another.

(c) Upon a non-renewal or termination of this Agreement, or the non-renewal or termination of one of the Manufacturer-Customer relationships hereunder,

(i) the Manufacturer agrees to: (A) deliver to the Customer or its designee all raw materials and product components inventory that were supplied by or sourced on behalf of the Customer, including the Customer’s Tobacco Leaf (including any remaining Initial Tobacco Leaf Inventory of the Customer); (B) return all of the Customer’s Confidential Information; (C) deliver all finished Products to the Customer or its designee, together with a final invoice therefor; (D) deliver a final True-Up Statement in accordance with Section 4.3;

(E) cooperate with the Customer in the preparation of a final accounting of activities under this Agreement or the applicable Manufacturer-Customer relationship; and (F) stop producing Products, except as the Customer may approve at the time in writing;

(ii) the Customer agrees to: (A) promptly pay the Manufacturer for open invoices (including the final invoice delivered pursuant to Section 8.7(c)(i)(C) in accordance with Sections 4.2 and 4.4 and any other amounts owed; (B) purchase, at Actual Cost, all raw materials and product components inventory (including any Additional Tobacco Raw Materials) that were purchased by the Manufacturer pursuant to Section 2.6(a) and that (I) are not yet incorporated into the Customer’s Products and (II) the Manufacturer does not elect to use in its other activities; (C) return all of the Manufacturer’s Confidential Information; and (D) cooperate with the Manufacturer in the preparation of a final accounting of activities under this Agreement or the applicable Manufacturer-Customer relationship; and

(iii) the Manufacturer and the Customer agree to follow through with any required adjustments in accordance with Section 4.3.

8.8 Survival. The provisions of Sections 2.6(b) (with respect to ownership of any raw materials or product components procured by a Customer, including its Tobacco Leaf (including its Initial Tobacco Leaf Inventory)), 2.8 (for one year following non-renewal or termination), 5.2, 9.1, 8.7, and this Section 8.8, as well as ARTICLE 4, ARTICLE 6, ARTICLE 7 and ARTICLE 9 will continue in full force and effect and survive any non-renewal or termination of this Agreement or any particular Manufacturer-Customer relationship hereunder.

ARTICLE 9

MISCELLANEOUS

9.1 Tax Matters.

(a) Notwithstanding anything to the contrary in this Agreement, all transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest (other than incurred as a result of the Manufacturer’s breach of any of its representations, warranties or covenants in this Agreement)) (collectively, “Transfer Taxes”) imposed in connection with the purchase of (a) Products from a Manufacturer will be borne and paid by the Customer when due, and (b) raw materials or product components from a supplier will be borne and paid when due by the Party that purchases such raw materials or product components pursuant to Section 2.6(a) or 2.6(b). To the extent applicable, the Parties will cooperate with one another in good faith to obtain any tax exemption certificates that would eliminate or mitigate any obligations to pay Transfer Taxes in connection with the transactions contemplated by this Agreement.

(b) As long as the applicable Products are shipped F.O.B. (shipping point) in accordance with Section 5.1(a), the Parties intend that no federal excise taxes (if any) levied pursuant to 26 U.S.C. §§ 5701 et seq. will be payable until such Products are removed from the Customer’s Alcohol and Tobacco Tax and Trade Bureau bonded facility. The Customer will be responsible for the payment of any such federal excise taxes in accordance with 26 U.S.C. § 5703, and in the event that any such taxes are levied against the Manufacturer, such taxes will constitute Actual Costs hereunder or otherwise be reimbursable by the Customer.

(c) The Parties intend that neither the Manufacturer nor the Customer will be liable for any state excise taxes pursuant to the Tobacco Products Tax Act, N.C.G.S., §§ 105-113.2 et seq., in connection with the transaction contemplated hereunder. In the event, however, that it is finally determined otherwise, the Parties agree to further cooperate with one another in good faith to mitigate any such state excise taxes to the greatest extent practicable and, in any event, such taxes will constitute Actual Costs hereunder or otherwise be reimbursable by the Customer.

9.2 State Settlements. The Parties agree that the Customer will be responsible for performance of all obligations under any State Settlements with respect to the Customer’s Products, including all reporting, payment and conduct obligations. The Customer agrees that in the event it does not perform these obligations and the compliance is sought or compelled from the Manufacturer, the Customer will indemnify the Manufacturer for all costs of compliance.

9.3 Further Assurances. Each Party agrees to enter into or execute, or procure the entering into or execution, of such agreements, assignments or further assurances, or do such other acts as any other Party may reasonably request to carry out the terms and conditions of this Agreement.

9.4 Integration, Modification and Waiver. This Agreement, together with the APA, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior understandings of the Parties with respect thereto. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by each Party. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver. No consent will be required from any Indemnified Party (other than the Parties themselves) to supplement, modify, amend, or grant a waiver under, this Agreement. All rights and remedies of a Party under, arising out of, in connection with or related to this Agreement are cumulative of, and not exclusive of, any rights or remedies otherwise available.

9.5 Relationship of the Parties. For purposes of this Agreement, the Parties will be and remain independent contractors (and, in certain respects, active competitors), and this Agreement will not be construed as establishing a general agency, employment, partnership, joint venture, coalition, alliance or any other similar relationship between the Parties with regards to the relationship created by this Agreement. In accordance with this Agreement, no Party will have the authority to make any statements, representations or commitments of any kind (whether express or implied) regarding the subject matter of this Agreement, or to take any action, which would be binding on any other Party or create any liability or obligation on behalf of any other Party regarding the subject matter of this Agreement, without the prior written authorization of such other Party to do so. No Party will have the right to direct or control the employees of any other Party. No Party will be liable for the debts, obligations or other liabilities of any other Party or of any of its agents, employees or contractors, including any costs for salaries, benefits or taxes.

9.6 Force Majeure. Notwithstanding anything to the contrary in this Agreement, no Party will be liable for any loss, injury, delay, damage or other casualty suffered by any other Party due to any inability to perform any obligation hereunder, and no Party will be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term or provision of this Agreement (other than payment of monies due), when such failure or delay is caused by or results from causes beyond the control of the affected Party, including acts of God, fire, flood, storm, earthquake, explosion, epidemic, delays in transportation, shortages of trucks or vessels, shortages of fuel, shortages of raw materials, environmental catastrophe, embargo, war, acts of war (whether war be declared or not), acts of terrorism, insurrection, riot, civil commotion, labor dispute, or acts, omissions or delays in acting by any Governmental Authority (including legislative, administrative, judicial, police or any other official governmental acts). In the case of any delay or failure that a Party anticipates will cause an excusable delay hereunder, such Party will inform the other Party by written notice of the anticipated effect of such delay within ten days of becoming aware of it, the written notice to include a reasonably detailed description of the steps that the notifying Party is taking to alleviate the problem, including any use of Contingency Equipment.

9.7 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word “including” means including without limitation. Any reference to the singular in this Agreement also includes the plural and vice versa.

9.8 Governing Law. The validity, construction and performance of this Agreement will be governed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to principles of conflicts of laws thereof.

9.9 Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought only in the Chancery Court of the State of Delaware or, if such court does not have jurisdiction, any federal court located in the State of Delaware or other Delaware State Court.

9.10 Waiver of Jury Trial. Each Party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under, or in connection with, this Agreement, or any transaction contemplated hereby. Each Party certifies (a) that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other Party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.10.

9.11 No Third Party Beneficiaries. This Agreement is not intended to and may not be construed to give any Person (other than the Parties signatory hereto and to the extent provided herein, their respective Indemnified Parties), including any employee or former employee, any interest or rights (including any third-party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

9.12 Severability. If any provision of this Agreement is held to be invalid or unlawful, such provisions will be deemed to be deleted from this Agreement, but this Agreement will remain in full force and effect as if the deleted provision had never been contained in it. The Parties agree to negotiate in good faith as to the terms of a mutually acceptable and satisfactory provision in place of any deleted provision (which reflects, as closely as possible, the commercial intention of such deleted provision), and if such terms are agreed upon, this Agreement will be amended accordingly.

9.13 Notices. Unless otherwise provided in this Agreement, day-to-day commercial communications, such as Purchase Orders, may be exchanged by any reasonable means. All notices must be in writing, and will be deemed effective upon receipt, if personally delivered; on the third business day after deposited with the U.S. Postal Service, if mailed by certified mail, return receipt requested, postage prepaid; on the first business day after sent if sent prepaid by nationally recognized overnight courier service with next day delivery specified; or when sent if sent by facsimile transmission or electronic mail (if fax numbers or email addresses have been provided) with confirmation of receipt.

If to RAI, to:

If to Imperial, to:

9.14 Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective legal successors and assigns. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned, subcontracted, licensed or transferred by any Party without the prior written consent of the other Parties, which consent may not be unreasonably withheld, delayed or conditioned; provided that, any Party may, without the prior consent of any other Party, assign this Agreement and its rights and obligations hereunder to an Affiliate of such Party; provided, further, that, (a) the assignor Party remains secondarily liable for the obligations of its assignee Affiliate, and (b) if such assignee ceases to be an Affiliate of such Party, the assignee must immediately re-assign its remaining rights and obligations hereunder back to the assignor. Any permitted assignee must expressly assume all the rights and obligations of its assignor under this Agreement. Any assignment in violation of the foregoing is null and void.

9.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic means will be as effective as delivery of a manually executed counterpart of this Agreement.

9.16 Exhibits. The Exhibits to this Agreement, including any Appendices to those Exhibits, form part of and are incorporated into this Agreement, and the Parties will act in accordance with their terms at all times during the Term. The following Exhibits are attached hereto:

Exhibit	Description

A	Products (RAI Products and Lorillard Products)

B-1	Standard Costs and Relevant Principles and Methodologies – RAI Products

B-2	Standard Costs and Relevant Principles and Methodologies – Lorillard Products

C-1	Specifications – RAI Products

C-2	Specifications – Lorillard Products

D	Contingency Equipment

E	Actions to Obtain Governmental Approvals

F	Plans and Timelines for Manufacturing Migrations

G-1	Initial Forecast – RAI Products

G-2	Initial Forecast – Lorillard Products

H	Flow of Finished Products

[this space left blank intentionally – signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives to be effective as of the Effective Date.

R.J. REYNOLDS TOBACCO CO.

By:
Name:
Title:

LIGNUM-2, L.L.C.

By:
Name:
Title:

EXHIBIT A

Products

RAI Products

[TBD]

Lorillard Products

[TBD]

EXHIBIT B-1

Standard Costs / Principles and Methodologies for Determining Costs

(RAI Products)

[TBD]

EXHIBIT B-2

Standard Costs / Principles and Methodologies for Determining Costs

(Lorillard Products)

[TBD]

EXHIBIT C-1

Specifications for RAI Products

[see attached]

EXHIBIT C-2

Specifications for Lorillard Products

[see attached]

EXHIBIT D

Contingency Equipment

RAI

[TBD]

Lorillard

[TBD]

Imperial

[TBD]

EXHIBIT E

Actions to Obtain Governmental Approvals

[see attached] 3

[3]	Exhibit to include matters concerning obtaining and maintaining Governmental Approvals that may be required for each of the Products from the Federal Food and Drug Administration by virtue of the requirements of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 301 et seq., as amended by the Family Smoking Prevention and Tobacco Control Act, and all regulations promulgated pursuant to the same, or any successor or related legislation; in each case, to the extent contemplated by the Transition Services Agreement described in the APA.

EXHIBIT F

Plans and Timelines for Manufacturing Migrations

RAI

[TBD]

Imperial

[TBD]

EXHIBIT G-1

Initial Rolling Forecast of RAI

[see attached]

EXHIBIT G-2

Initial Rolling Forecast of Lorillard

[see attached]

EXHIBIT H

Flow of Finished Products

[see attached]

EXHIBIT H

MSA ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT (this “Agreement”), dated as of                  , 201    , is executed and delivered by the undersigned in favor of and for the benefit of the parties to the Master Settlement Agreement, by and among the Participating Manufacturers as identified in the master agreement and amendments, the States of Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin and Wyoming, the District of Columbia, Guam, Northern Mariana Islands, Puerto Rico, the Virgin Islands and American Samoa, dated as of November 23, 1998, as amended (the “MSA”).

The undersigned is currently a party to the MSA and is and has been, for at least 180 days prior to the Closing (as defined below), a Subsequent Participating Manufacturer (as such term is defined in the MSA). The undersigned hereby agrees, effective as of the closing of the acquisition, which is intended to take place immediately after consummation of the proposed merger between RAI and Lorillard, by the undersigned of the Winston, Kool, Salem and Maverick Cigarette brands, Brand names, Cigarette product formulas and Cigarette businesses from RAI and/or its affiliates (the “Closing”) and solely to the extent related to such brands, to assume, from and after the Closing, the obligations of an Original Participating Manufacturer (as such term is defined in the MSA) under the MSA with respect to such Cigarette brands, Brand Names, Cigarette product formulas and businesses. Execution of this Agreement is contemplated by Article XVIII, Section (c) of the MSA.

The provisions of Article XVIII of the MSA are incorporated by reference herein as if made herein. Each party to the MSA is deemed to be an intended third party beneficiary of this Agreement.

IN WITNESS WHEREOF, the undersigned has caused its duly authorized representative to execute this Agreement as of the date first written above.

[ACQUIROR]

By:
Name:
Title:

H-1

EXHIBIT I

LORILLARD TRANSFER AGREEMENT

[see attached]

I-1

EXECUTION COPY

TRANSFER AGREEMENT

dated as of July 15, 2014

between

LORILLARD, INC.

and

LIGNUM-2, L.L.C.

This TRANSFER AGREEMENT (this “Agreement”), dated July 15, 2014, is made between LIGNUM-2, L.L.C., a Texas limited liability company (the “Acquiror”), and LORILLARD, INC., a Delaware corporation (“Lorillard”). The Acquiror and Lorillard are each referred to herein as a “Party” and collectively as the “Parties”.

PRELIMINARY STATEMENTS

A. Pursuant to the Agreement and Plan of Merger, dated as of July 15, 2014, among Reynolds American Inc., a North Carolina corporation (“RAI”), Lorillard and Lantern Acquisition Co., a Delaware corporation (“Merger Sub”) (such agreement, the “Merger Agreement”), Merger Sub has agreed, upon the terms and subject to the conditions set forth in the Merger Agreement, to merge with and into Lorillard, with Lorillard as the surviving corporation, such that RAI would, following the Effective Time of the Merger, own 100% of the outstanding capital stock of Lorillard and, through Lorillard, the other Lorillard Asset Owners (such transaction, the “Merger”).

B. Pursuant to an Asset Purchase Agreement dated July 15, 2014 (the “Asset Purchase Agreement”), among RAI, the Acquiror and, for certain limited purposes, Imperial Tobacco Group PLC, a public limited company incorporated under the laws of England and Wales (“Imperial”), the Sellers wish to sell to the Acquiror, and the Acquiror wishes to purchase from the Sellers, (a) certain of the assets of the RAI Asset Owners and the Lorillard Asset Owners relating to the Acquired Tobacco Cigarette Brands, (b) all of the assets of the Lorillard Asset Owners used exclusively in, or arising, directly or indirectly, exclusively out of the operation or conduct of, the Lorillard Business (other than the Retained Lorillard Brands), (c) certain of the assets of the RAI Asset Owners used exclusively in, or arising, directly or indirectly, exclusively out of the operation or conduct of, the PR Business, and (d) certain other specified assets of the RAI Asset Owners and Lorillard Asset Owners, in each case, upon the terms and subject to conditions set forth in this Agreement and the Asset Purchase Agreement. In addition, the Acquiror wishes to assume, and RAI wishes to have the Acquiror assume, certain liabilities of the RAI Asset Owners and Lorillard Asset Owners relating to the Acquired Tobacco Cigarette Brands, the B Brand Business, the PR Business and the other Transferred Assets, in each case, upon the terms and subject to the conditions set forth in the Asset Purchase Agreement.

C. The Acquiror wishes to have Lorillard transfer directly to the Acquiror certain assets, and Lorillard wishes to have the Acquiror assume directly from Lorillard certain liabilities, in each case immediately prior to the Effective Time of the Merger. Accordingly, the Acquiror and Lorillard are entering into this Agreement pursuant to which certain Lorillard Asset Owners will transfer and assign to the Acquiror or one or more designated Affiliates, and the Acquiror or one or more of its designated Affiliates will acquire and assume from the relevant Lorillard Asset Owners, certain assets including the Greensboro Facility, the Danville Facility, the collective bargaining agreements that Lorillard is party to and the related pension plan; in each case at the Lorillard Transfer Closing, which shall occur, subject to the satisfaction of the applicable conditions set forth in the Asset Purchase Agreement, immediately prior to the Effective Time of the Merger.

NOW, THEREFORE, in consideration of the premises and mutual covenants, warranties and agreements herein set forth, the Parties agree as follows:

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ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings specified in the Asset Purchase Agreement.

ARTICLE II

TRANSFER AND ASSUMPTION

Section 2.01 Transfer and Assumption of the Assets.

(a) Transferred Assets. Upon the terms and subject to the conditions set forth herein and in the Asset Purchase Agreement, immediately prior to the Effective Time of the Merger Lorillard shall sell, convey, assign, transfer and deliver to the Acquiror (or one or more of its designated Affiliates), free and clear of all Liens, except for Permitted Liens, and the Acquiror (or one or more of its designated Affiliates) shall, acquire and accept from Lorillard immediately prior to the Effective Time of the Merger, all of Lorillard’s right, title and interest in and to:

(i) (A) the owned real property listed in Section 2.01(a)(i)(A) of the Disclosure Schedule (the “Transferred Owned Property”), together with all improvements and fixtures and all appurtenances thereto and rights in respect thereof, and (B) all interests, rights and benefits under the leases and other agreements relating to the leased real property listed in Section 2.01(a)(i)(B) of the Disclosure Schedule (collectively, the “Transferred Leased Property”);

(ii) the Contracts listed in Section 2.01(a)(iii)(C) of the Disclosure Schedule; and

(iii) the Lorillard employee benefit plans, programs, arrangements and agreements and policies, and any trusts and other assets related thereto, expressly provided to be transferred to the Acquiror pursuant to Exhibit D to the Asset Purchase Agreement.

(b) Assumed Liabilities. Upon the terms and subject to the conditions set forth herein and in the Asset Purchase Agreement, the Acquiror hereby agrees, effective immediately prior to the Effective Time of the Merger, to assume and thereafter to pay, discharge and perform in accordance with their terms only the following Liabilities of Lorillard, and no other Liabilities of Lorillard or any other Person or any other Liabilities whatsoever:

(i) all Liabilities arising under any of the Contracts assigned pursuant to Section 2.01(a)(ii) above to the extent such Liabilities relate to the period from and after the Closing;

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(ii) all Liabilities (other than Excluded Liabilities) to the extent arising, directly or indirectly, out of the use of the Transferred Assets identified in Section 2.01 herein, in each case from and after the Lorillard Transfer Closing; and

(iii) any Liability arising out of, or related to, the Transferred Employees (including Liabilities arising prior to the Lorillard Transfer Closing) and any Liability relating to the employee benefit plans, programs, arrangements and agreements and policies and any trusts or assets related thereto, in each case that is expressly assumed by the Acquiror pursuant to Exhibit D of the Asset Purchase Agreement.

(c) Purchase Price. A portion of the Purchase Price paid by the Acquiror will be allocated to the purchase of the Transferred Assets and the Assumed Liabilities acquired at the Lorillard Transfer Closing.

Section 2.02 Closing. As soon as practicable (but in any event, on the same date that the Effective Time of the Merger occurs) following the satisfaction or waiver of the conditions precedent set forth in Section 5.01 of this Agreement (other than those conditions that by their nature are to be satisfied at the Lorillard Transfer Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) the transfer of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Lorillard Transfer Closing”) that will be held at the offices of Jones Day, 222 East 41st Street, New York, NY 10017. Notwithstanding anything contained in this Agreement to the contrary, the Parties agree that if the Effective Time of the Merger does not occur promptly (and in any event before 11:59 p.m. New York City time on the date of the Lorillard Transfer Closing) after the Lorillard Transfer Closing, Lorillard and the Acquiror will, without any discretion to act otherwise, rescind the transfer and assumption contemplated by Article II of this Agreement at 11:59 p.m. New York City time on the date of the Lorillard Transfer Closing, which rescission shall be complete in all respects with the result that all Parties are restored to the same position as they were in before the Lorillard Transfer Closing and this Agreement shall forthwith become void and of no further force or effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Acquiror. The Acquiror hereby represents and warrants to Lorillard that:

(a) The Acquiror is a limited liability company duly organized, validly existing and in good standing under the Laws of Texas and has all necessary limited liability company power and authority and possesses all Permits necessary to enable it to own, lease, or otherwise hold its properties and assets and to conduct its business as currently conducted.

(b) The Acquiror has full power and authority to execute and deliver this Agreement and, subject to receiving the Imperial Shareholder Approval, to consummate the transactions contemplated to be consummated by it by, and carry out its obligations under, this Agreement.

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(c) The execution and delivery by the Acquiror of this Agreement, and the consummation by the Acquiror of the transactions contemplated by, and the performance by the Acquiror of its obligations under, this Agreement have been duly authorized by all requisite corporate action on the part of the Acquiror.

(d) This Agreement has been duly executed and delivered by the Acquiror, and (assuming due authorization, execution and delivery by Lorillard) this Agreement constitutes legal, valid and binding obligations of the Acquiror, enforceable against the Acquiror in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.02 Representations and Warranties by Lorillard. Lorillard hereby represents and warrants to the Acquiror that:

(a) Lorillard is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority and possesses all Permits necessary to enable it to own, lease, or otherwise hold the Transferred Assets, except where the failure to possess such Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Lorillard has full power and authority to execute and deliver this Agreement and, subject to receiving requisite approval by the stockholders of Lorillard, to consummate the transactions contemplated to be consummated by it by, and carry out its obligations under, this Agreement.

(c) The execution and delivery by Lorillard of this Agreement, and the consummation by Lorillard of the transactions contemplated by, and the performance by Lorillard of its obligations under, this Agreement have been duly authorized by all requisite corporate action on the part of Lorillard.

(d) This Agreement has been duly executed and delivered by Lorillard, and (assuming due authorization, execution and delivery by the Acquiror) this Agreement constitutes legal, valid and binding obligations of Lorillard, enforceable against Lorillard in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE IV

OFFER OF EMPLOYMENT

Section 4.01 Lorillard Employees. Not later than 30 days prior to the anticipated Lorillard Transfer Closing the Acquiror will make offers of employment to the Lorillard Employees in accordance with the terms and conditions set forth in Exhibit D to the Asset Purchase Agreement. The Acquiror will comply with its other obligations under Exhibit D to the Asset Purchase Agreement.

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ARTICLE V

CONDITIONS TO CLOSING

Section 5.01 Lorillard Closing Condition. The obligation of Lorillard to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Lorillard Transfer Closing, or waiver by Lorillard, in its sole discretion, of each of the following conditions:

(a) (i) All of the conditions set forth in Article VII of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the transactions contemplated by the Merger Agreement, but each of which shall be capable of being satisfied upon the closing of the transactions contemplated by the Merger Agreement) shall have been satisfied or waived by the party entitled to the benefit of the same under the Merger Agreement and (ii) Lorillard shall have received a written certificate signed by a duly authorized officer of RAI, certifying that (A) the condition in clause (i) of this Section 5.01(a) has been satisfied, (B) RAI stands ready and willing to consummate the Merger immediately following the consummation of the Lorillard Transfer Closing and (C) RAI irrevocably confirms that, if the Lorillard Transfer Closing occurs, then the closing of the Merger under the Merger Agreement will occur immediately thereafter.

(b) (i) All of the conditions set forth in Article IX of the Asset Purchase Agreement (other than those conditions that by their nature are to be satisfied at the closing of the transactions contemplated by the Asset Purchase Agreement, but each of which shall be capable of being satisfied upon the closing of the transactions contemplated by the Asset Purchase Agreement) shall have been satisfied or waived by the party entitled to the benefit of the same under the Asset Purchase Agreement and (ii) Lorillard shall have received a written certificate signed by a duly authorized officer of RAI and the Acquiror, certifying that (A) the condition in clause (i) of this Section 5.01(b) has been satisfied, (B) the Acquiror and RAI stand ready and willing to consummate the transactions contemplated by the Asset Purchase Agreement immediately following the Effective Time of the Merger and (C) the Acquiror and RAI irrevocably confirm that, if the Lorillard Transfer Closing and the Effective Time of the Merger occur, then the closing of the transactions contemplated by the Asset Purchase Agreement will occur immediately after the Effective Time of the Merger.

Section 5.02 Acquiror Closing Condition. The obligation of the Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment at or prior to the Lorillard Transfer Closing, or waiver by the Acquiror, of the conditions set forth in Section 9.01 and Section 9.03 of the Asset Purchase Agreement.

ARTICLE VI

TERMINATION

Section 6.01 Termination. This Agreement shall automatically terminate, without any action on the part of any Party, upon the termination of the Merger Agreement or the Asset Purchase Agreement in accordance with its terms.

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ARTICLE VII

MISCELLANEOUS

Section 7.01 Asset Purchase Agreement. The assets transferred and liabilities assumed under this Agreement shall be deemed to have been transferred under the Asset Purchase Agreement for purposes of the representations and warranties and indemnification provisions contained therein. In the event of a conflict between this Agreement and the Asset Purchase Agreement, the Asset Purchase Agreement shall control.

Section 7.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.02):

(a)	if to the Acquiror:

Lignum-2, L.L.C.

5900 North Andrews Avenue

Suite 1100

Fort Lauderdale, FL 33309

Attention:	Rob Wilkey General Counsel
Facsimile:	(954) 958-7907

with a copy to:

Imperial Tobacco Group PLC

121 Winterstoke Road

Bristol BS3 2LL

United Kingdom

Attention:	John Downing Company Secretary
Facsimile:	+44 (0) 117 963 7207

and a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:	Eric S. Shube, Esq. Jeremy Parr, Esq.
Facsimile:	(212) 610-6399

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(b)	if to Lorillard:

Lorillard, Inc.

714 Green Valley Road

Greensboro, NC 27408

Attention:	Ronald S. Milstein Executive Vice President, Legal and External Affairs General Counsel and Secretary
Facsimile:	(336) 335-7707

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:	Robert E. Spatt Eric M. Swedenburg
Facsimile:	(212) 455-2502

Section 7.03 Public Announcements. No Party or any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or stock exchange rules, in which case the Party required to publish such press release or public announcement shall allow the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication; provided, however, that Lorillard shall not be required to obtain the Acquiror’s or its Affiliates’ prior written consent in order to issue or cause the publication of any press release or public announcement or otherwise communicate with any news media, if such press release, public announcement or other communication refers to the Merger Agreement or the Merger without including a reference to this Agreement or the transactions contemplated by this Agreement.

Section 7.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 7.05 Assignment. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Lorillard and the Acquiror; provided that (a) both Lorillard and the Acquiror may assign any or all of their respective rights and obligations under this Agreement to any of their respective Affiliates, and (b) following the Lorillard Transfer Closing, the Acquiror may assign its rights under this Agreement to its sources of Debt Financing, Bond Financing

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or other sources of financing available to it as collateral security; provided, further, however, that no such assignment shall release Lorillard or the Acquiror from any liability or obligation under this Agreement. Any attempted assignment in violation of this Section 7.04 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their respective permitted successors and assigns.

Section 7.06 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of any Seller or the Business, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 7.06 Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument making specific reference hereto signed by the Parties.

Section 7.07 Governing Law; Submission to Jurisdiction; Waivers.

(a) This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction. The Parties hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied interpreting its own provisions in all cases where legal interpretation shall be required. Each Party agrees (i) that this Agreement involves at least $100,000.00, and (ii) that this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708.

(b) Each of the Parties agrees that any Dispute shall be resolved only in the Chancery Court of the State of Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware State Court. In that context, and without limiting the generality of the foregoing, each Party by this Agreement irrevocably and unconditionally:

(i) submits for itself and its property in any Action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of Chancery Court of the State of Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware State Court, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such Delaware court or, to the extent permitted by Law, in such federal court;

(ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

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(iii) agrees (A) to the extent such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process, and (B) that, to the fullest extent permitted by applicable law, service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting the evidence of valid service, and that service made pursuant to (A) or (B) above shall, to the fullest extent permitted by applicable Law, have the same legal force and effect as if served upon such Party personally within the State of Delaware; and

(iv) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.

Section 7.08 Specific Performance. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the transactions contemplated hereby, will cause irreparable injury to the other Parties, for which money damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction referenced in Section 7.07(b) to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity. Each Party hereby waives any requirements for the securing or posting of any bond with such remedy. Without limiting the foregoing, with respect to the failure of any Party to cause the Lorillard Transfer Closing to occur when it is otherwise intended to occur pursuant to the terms of this Agreement, each Party agrees, on its behalf and on behalf of its Affiliates, that the preferred, intended and mutually agreed sole and exclusive remedy for such breach is specific performance by (and related injunctive relief against) the breaching Party of its obligation to consummate the transactions contemplated hereby, and such parties further agree in such circumstances not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason nor to assert that money damages would provide an adequate remedy for such breach.

Section 7.9 Bulk Sales Laws. The Acquiror hereby waives compliance by Lorillard and the Lorillard Asset Owners with the provisions of the “bulk sales”, “bulk transfer” or similar Laws of any state or any jurisdiction outside the United States that may otherwise be applicable with respect to the sale of any of the Transferred Assets.

Section 7.10 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article and Section are references to the Articles and Sections of this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement; (d) references to “$” shall mean US dollars; (e) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and

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transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 7.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 7.12 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.12.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

LIGNUM-2, L.L.C.

By	/s/ Rob Wilkey
	Name:	Rob Wilkey
Title:

LORILLARD, INC.

By	/s/ Murray S. Kessler
	Name:	Murray S. Kessler
	Title:	President and Chief Executive Officer

[Signature page to Transfer Agreement]